                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            INGEN TECHNOLOGIES, INC.
              (Exact Name of Small Business Issuer in its Charter)

        GEORGIA                         3391                     84-1122431
(State of Incorporation)          (Primary Standard        (IRS Employer ID No.)
                                 Classification Code)

                           35193 AVENUE "A," SUITE-C,
                            YUCAIPA, CALIFORNIA 92399
                                 (800) 259-9622
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                     SCOTT R. SAND, CHIEF EXECUTIVE OFFICER
                           35193 AVENUE "A," SUITE-C,
                            YUCAIPA, CALIFORNIA 92399
                                 (800) 259-9622
            (Name, Address and Telephone Number of Agent for Service)

                          Copies of communications to:
                             RICHARD I. ANSLOW, ESQ.
                              ANSLOW & JACLIN, LLP
                             195 ROUTE 9, SUITE 204
                           MANALAPAN, NEW JERSEY 07726
                          TELEPHONE NO.: (732) 409-1212
                          FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                  CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS             NUMBER OF           PROPOSED MAXIMUM   PROPOSED MAXIMUM
OF SECURITIES TO BE             UNITS/SHARES TO     OFFERING PRICE     AGGREGATE          AMOUNT OF
REGISTERED                      BE REGISTERED       PER UNIT           OFFERING PRICE     REGISTRATION FEE
------------------------------  ------------------  -----------------  ----------------   ----------------

Common Stock, no par value      14,142,068(2)       $0.042             $593,966           $18.23
  per share (1)

Total                           14,142,068                             $593,966           $18.23

(1) Represents 14,142,068 shares of common stock issuable in connection with the conversion of Callable Secured Convertible Notes in accordance with a Securities Purchase Agreement dated July 25, 2006 between us and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC, respectively. The price of $.042 per share is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and is based on the estimated conversion price of the Callable Secured Convertible Notes ($0.07 was the average of the lowest (3) intraday trading prices for our common stock during the twenty (20)trading days prior to the date the notes were issued on July 25, 2006, less a 40% discount).

(2) The number of shares being registered for the conversion of the Callable Secured Convertible Notes is 14,142,068 representing 1/3 of our issued and outstanding shares non-affiliate common stock and preferred stock (our shares of preferred stock are each convertible into one share of our common stock).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED OCTOBER 12, 2007

                                   PROSPECTUS

                            INGEN TECHNOLOGIES, INC.

            14,142,068 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION
                     WITH THE CONVERSION OF PROMISSORY NOTES


Our selling security holders are offering to sell 14,142,068 shares of common stock issuable in connection with the conversion of promissory notes.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 31, 2007

Our shares of common stock are quoted on the Pink Sheets under the symbol "IGTG." The last reported sale price of our common stock on October 29, 2007 was $.04.

We will receive no proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants.

                                    TABLE OF CONTENTS


SUMMARY INFORMATION.....................................................................1
RISK FACTORS...........................................................................13
USE OF PROCEEDS........................................................................23
PENNY STOCK CONSIDERATIONS.............................................................23
SELLING STOCKHOLDERS...................................................................24
PLAN OF DISTRIBUTION...................................................................26
LEGAL PROCEEDINGS......................................................................28
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS...........................28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.........................31
DESCRIPTION OF SECURITIES..............................................................32
INTEREST OF NAMED EXPERTS AND COUNSEL..................................................33
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES....33
DESCRIPTION OF BUSINESS................................................................34
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS.............................48
DESCRIPTION OF PROPERTY................................................................56
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................................56
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS...............................58
EXECUTIVE COMPENSATION.................................................................59
FINANCIAL STATEMENTS...................................................................60
CHANGES AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING AND FINANCIAL DISCLOSURE.......61
AVAILABLE INFORMATION..................................................................62

                               SUMMARY INFORMATION

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING, THE SECTION ENTITLED "RISK FACTORS" BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. INGEN TECHNOLOGIES, INC. IS REFERRED TO THROUGHOUT THIS PROSPECTUS AS "INGEN," "INGEN TECHNOLOGIES," "THE COMPANY," "WE," OR "US."

OUR COMPANY
-----------\

Our company was incorporated under the laws of the state of Georgia in 1995 under the name Classic Restaurants International, Inc. We changed our name in 1998 to Creative Recycling Technologies, Inc. Our business plan changed from the restaurant business to recycling along with our name change. We had little business activity and no sales. Our business was dormant from the late 1990's into the first calendar quarter of 2004.

In March of 2004, we merged with a Nevada company, Ingen Technologies, Inc. Ingen Technologies, Inc. survived as our subsidiary for the sole purpose of operating our new business. In December of 2005, we underwent a 1:40 reverse stock split. However, we remained a Georgia corporation, with completely new management and an active business plan in the medical devices industry (operated by the Nevada company with the same name). Shortly thereafter, we changed our name to Ingen Technologies, Inc.

Ingen Technologies, Inc., the Nevada company, was founded by Scott R. Sand in 1999. Upon the merger with our Georgia corporation, Mr. Sand became the Chief Executive Officer and Chairman of the Board of Directors, positions he maintains today. Mr. Sand owns 2,925,000 shares of our common stock (approximately 6.7% of the 43,747,110 common shares outstanding as of October 30, 2007) and he owns approximately 83% of our issued preferred shares (20,275,960 of 24,275,960 shares) which in some cases are entitled to a separate vote on a one-vote-per-share basis along with our common shares. As of October 30, 2007, Mr. Sand owned approximately 34.1% of our outstanding voting shares.

OVERVIEW OF OUR BUSINESS

We are a medical device manufacturer and service provider for medical and consumer markets both domestic and abroad. All of our manufacturing is currently subcontracted. We have four products, two of which are currently generating revenues; Secure Balance(TM) and Oxyview(TM). Oxyview(TM) is part of our product line for wireless, digital, low gas warning systems for pressurized gas cylinders, known as BAFI(TM). The other oxygen and gas monitoring safety devices in our BAFI product line that are still being developed are OxyAlert(TM) and GasAlert(TM).

The Company's flagship product is its BAFI (TM) line of products. These are the world's first wireless digital low gas warning system for pressurized gas cylinders. These products include Oxyview(TM), OxyAlert(TM)and GasAlert(TM). On October 24, 2000, the Company received a U.S. Patent for the BAFI (TM) with Patent No. 6,137,417. BAFI (TM), now in its second generation, is an accurate and cost-effective, real-time pressurized gas warning system that will alert users when gas levels are approaching empty.

The BAFI (TM) line has multiple applications, inclusive but not limited to, the Medical Industry, Home Consumer, Residential Development Industry, Safety & Protection (fire and police), Aircraft Industry, and the Recreational Vehicle Industry. BAFI (TM) meets or exceeds regulatory compliance of this type of product and is completed and in production.

The Company's Secure Balance (TM) product is a private-label product that includes a vestibular function testing system and balance therapy system available to physicians throughout the United States.

On November 16, 2006, the Company purchased the intellectual property rights for Oxyview(TM). The Company had co-invented the Oxyview (TM) product with a third party. The agreement gave the Company sole ownership of the product and intangible pending patents associated with Oxyview (TM), which is part of the Company's BAFI(TM) line of products. Patents for Oxyview (TM) are pending in the United States, Japan, People's Republic of China and the European Communities. Oxyview(TM) relates to flow meters which provide a visual signal for gas flow through a conduit. More particularly it relates to a flow meter which provides a visual cue viewable with the human eye, as to the flow of gas through a cannula which conventionally employs very low pressure and gas volume to a patient using the Oxyview(TM). The Company began recording sales of Oxyview(TM) in November of 2006.

GasAlert(TM) development is currently "on hold" and we do not intend to focus on it until we have OxyAlert(TM) in a production and sales mode. We also have an agri-business concept known as Pure Produce, which involves establishing soil-less indoor farming facilities near population centers to grow food and neutriceuticals.

GOING CONCERN
-------------

As noted in Note 3 to the Financial Statements which accompany this prospectus, our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the near term, we expect operating costs to continue to exceed funds generated from operations. As a result, we expect to continue to incur operating losses and we may not have sufficient funds to grow our business in the future. We can give no assurance that we will achieve profitability or be capable of sustaining profitable operations. As a result, operations in the near future are expected to continue to use working capital.

To successfully grow the individual segments of the business, we must decrease our cash burn rate, improve our cash position and the revenue base of each segment, and succeed in our ability to raise additional capital through a combination of primarily public or private equity offering or strategic alliances. We also depend on certain contractors, and our sole employee, the CEO, and the loss of any of those contractors or the employee, may harm the Company's business.

The Company incurred a loss of $5,061,482 and $1,602,827 for the years ended May 31, 2007 and 2006, and as of those dates, had an accumulated deficit of $13,561,471 and $8,168,218, respectively.

OUR WEBSITE
-----------

We invite you to visit our website at www.ingen-tech.com for information about our company and products. Our address is provided as an inactive textual reference only.

OUR CONTACT INFORMATION
-----------------------

We can be reached by calling (909) 790-7180. Our fax number is (909) 790-7185. Our email address is Info@ingen-tech.com. As noted above, our website address is www.ingen-tech.com. Our office address is 35193 Avenue "A," Suite-C, Yucaipa, CA 92399.

THE OFFERING
------------

Common stock offered by
  selling stockholders              Up to 14,142,068 shares, including the
                                    following:

                                    - up to 14,142,068 shares of common stock
                                      which is part of the amount underlying
                                      secured convertible notes in the principal amount of $1,500,000 (includes a good faith estimate of the shares underlying secured convertible notes to account for market fluctuations and antidilution protection adjustments, respectively). We have registered 1/3 of Ingen's issued and outstanding shares of common stock issuable upon conversion of the secured notes, based upon current market prices. We have received $1,500,000 of such proceeds and will receive an additional $200,000 upon the filing of this registration statement
                                    - 14,142,068 represents 1/3 of our current
                                      non-affiliate shares of outstanding
                                      common stock and preferred stock (each
                                      share of preferred stock converts into one share of common stock).

Common stock to be outstanding
  after the offering.               Up to 57,889,178 shares

Use of proceeds                     We will not receive any proceeds
                                    from the sale of the common stock.

Pink Sheets Symbol                  IGTG


DISCLOSURE REGARDING OUR RECENT FINANCING AND CONVERSION OF NOTES AND EXERCISE OF WARRANTS

TERMS OF FINANCING DOCUMENTS
----------------------------

SECURITIES PURCHASE AGREEMENT

On July 25, 2006 (the "Issuance Date"), we entered into a Securities Purchase Agreement with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (the "Investors"), whereby the Investors purchased an aggregate of (i) $2,000,000 in Callable Secured Convertible Notes (the "Notes") and (ii) warrants to purchase 20,000,000 shares of our common stock (the "Warrants"). The Investors will purchase the Notes and Warrants in three (3) tranches as set forth below:

1. At closing on July 25, 2006 ("Closing"), the Investors purchased Notes aggregating $700,000 and Warrants to purchase 20,000,000 shares of Ingen's common stock;

2. On August 29, 2006, the Investors purchased Notes aggregating $600,000; and on January 24, 2007 the Investors purchased notes aggregating $200,000.

Under the Securities Purchase Agreement, we are obligated to pay all costs and expenses incurred by us in connection with the negotiation, preparation and delivery of the transaction documents, as well as the costs associated with registering the common shares underlying the Notes being offered in this Prospectus.

FUTURE CAPITAL RAISING LIMITATIONS. The Company may not, without the prior written consent of a majority-in-interest of the Investors, negotiate or contract with any party to obtain additional equity financing (including debt financing with an equity component) involving the following:

1. Issuance of common stock at a discount to the market price of such stock;

2. Issuance of convertible securities that are convertible into an indeterminate number of shares of common stock; or

3. Issuance of warrants during the "Lock-Up Period." The Lock-up Period begins on the Closing Date and extends until the later of

         (i) two hundred seventy (270) days from the Closing Date; or,

         (ii) one hundred eighty (180) days from the date the Registration Statement is declared effective (plus any days in which sales cannot be made thereunder).

In addition, Investors have a right of first refusal of any future equity offerings (including debt with an equity component) for the period beginning on the Closing and ending two (2) years after the end of the Lock-up Period (the "Right of First Refusal"). The Right of First Refusal provides each Buyer an option to purchase its pro rata share of the securities being offered in the future offering on the same terms as contemplated by such Future Offering.

Notwithstanding the above, such limitations shall not apply to any transaction involving:

1. issuances of securities in a firm commitment underwritten public offering (excluding a continuous offering pursuant to Rule 415 under the 1933 Act); or

2. issuances of securities as consideration for a merger, consolidation or purchase of assets, or in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or in connection with the disposition or acquisition of a business, product or license by the Company.

The limitations also shall not apply to the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof or to the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan approved by the shareholders of the Company.

LIQUIDATED DAMAGES. We are liable to pay liquidated damages in shares or cash, at our election, equal to 3% of the outstanding amount of the Notes per month plus accrued and unpaid interest if we breach any (i) covenant set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the Notes in the agreed upon manner, obtain written consent from the Investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of common shares or maintain the listing or quotation of our common shares on an exchange or automated quotation system; or
(ii) representation or warranty regarding the condition of our company set forth in the Securities Purchase Agreement.

SECURITY AGREEMENT AND INTELLECTUAL PROPERTY SECURITY AGREEMENT

In connection with the Securities Purchase Agreement and as security for the Notes, we executed a Security Agreement and an Intellectual Property Security Agreement granting the Investors a continuing security interest in, a continuing first lien upon, an unqualified right to possession and disposition of, and a right of set-off against, in each case to the fullest extent permitted by law, all of the Company's right, title and interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under the Security Agreement and Intellectual Property Security Agreement, events of default occur upon:

         The occurrence of an event of default (as defined in the Notes and listed below) under the Notes;

         Any representation or warranty we made in the Security Agreement or in the Intellectual Property Security Agreement shall prove to have been incorrect in any material respect when made;

         The failure by us to observe or perform any of our obligations under the Security Agreement or Intellectual Property Security Agreement for ten (10) days after receipt of notice of such failure from the Investors; and

         Any breach of, or default under, the Warrants.

WARRANTS

EXERCISE TERMS AND LIMITATION. We simultaneously issued to the Investors seven
(7) year Warrants to purchase 20,000,000 shares of our common stock at an exercise price of $0.10. The Investors have contractually agreed to restrict their ability to exercise the Warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

CASHLESS EXERCISE. If the shares of common stock underlying the Warrants are not registered, then the Investors are entitled to exercise the Warrants on a cashless basis without paying the exercise price in cash. In the event that the Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

ANTI-DILUTION. The Warrants' exercise price will be adjusted in certain circumstances such as if we issue common stock at a price below market price, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors' position.

NOTES

INTEREST, MATURITY AND CONVERSION. The Notes bear interest at 6% per annum, mature three (3) years from the issuance date, and are convertible into shares of our common stock at the applicable percentage of the average of the lowest three (3) intraday trading prices for our shares of common stock during the twenty (20) trading day period prior to conversion, but not including the conversion date. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty (30) days of the closing, and (ii) 60% in the event that the Registration Statement is declared effective by the SEC.

In the event of full conversion of the aggregate principal amount of the Notes of $2,000,000, we would have to register a total of 47,619,048 shares of common stock. This amount is calculated as follows:

The aggregate principal amount of the Notes is $2,000,000. The estimated conversion price of the Notes is $0.042 based on the following: $0.07 was the average of the lowest three (3) intraday trading prices for our shares of common stock during the twenty (20) trading days prior to the Issuance Date ("Average Common Stock Price"), less a 40% discount. Thus, at a discounted price-per-share of $0.042, 47,619,048 shares of the Company's common stock would be issuable upon conversion of $2,000,000 into common shares of the Company ("Conversion Shares") and would be registered.

There is no limit to the number of shares that we may be required to issue upon conversion of the Notes as it is dependent upon our share price, which varies from day to day. This could cause significant downward pressure on the price of our common stock. The following table shows the effect on the number of shares issuable upon full conversion, in the event the common stock price declines by 25%, 50% and 75% from the trading price on the date of the Closing.

                                                                              PRICE DECREASES BY
                                                  ----------------------------------------------------------------------------
                                                      7/25/2006           25%                50%               75%
                                                  ----------------------------------------------------------------------------
Average Common Stock Price (as defined above)         0.07                0.0525             0.035             $0.0175
Conversion Price                                      0.042               0.0315             0.021             $0.0105
100% Conversion Shares                                47,619,048          63,492,063         95,238,095        190,476,190

CONVERSION LIMITATION. The Investors have contractually agreed to restrict their ability to convert the Notes and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of our common stock.

CALL OPTION. The Notes have a call option, which provides us with the right to prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the Notes and the market price is at or below $0.10 per share. Prepayments are to be made in cash equal to either (i) 120% of the outstanding principal and accrued interest for prepayments occurring within 30 days following the issue date of the Notes; (ii) 130% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the Notes; and (iii) 140% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the Notes. To exercise this right, we must provide to the note holders prior written notice no less than 3 trading days before the exercise date.

PARTIAL CALL OPTION. In the event that the average daily price of the common stock for each day of the month ending on any determination date is below $0.10, we have a partial call option which provides us with the right to prepay a portion of the outstanding principal amount of the Notes equal to 101% of the principal amount hereof divided by thirty-six (36) plus one month's interest. Exercise of this option will stay all conversions for the following month. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, we have granted the Investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

ANTI-DILUTION. The Notes' conversion price will be adjusted in certain circumstances such as if we issue common stock at a price below market price, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors' position.

DEFAULT. An "Event of Default" occurs if we:

         Fail to pay the principal or interest when due;

         Fail to issue shares of common stock upon receipt of a conversion notice;

         Fail to file a registration statement within 45 days following the Closing or fail to have the registration statement effective 135 days following the Closing;

         Breach any material covenant or other material term or condition in the Notes or the Securities Purchase Agreement;

         Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection with the financing transaction;

         Fail to maintain the listing or quotation of our common stock on the OTCBB or an equivalent exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange;

         Apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our or our subsidiaries' property or business, or such a receiver or trustee shall otherwise be appointed;

         Have any money judgment, writ or similar process shall be entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Investors;

         Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors; or

         Default under any Note issued pursuant to the Securities Purchase Agreement.

VALUE OF SHARES UNDERLYING NOTES
--------------------------------

The maximum aggregate dollar value of the 14,142,068 shares of common stock underlying the Notes that the Company has registered for resale is $593,966.85

This number is based on 1/3 of our 42,468,674 non-affiliate outstanding common and preferred shares issued and outstanding as of October 30, 2007 and the estimated conversion price per share of $0.042 ($$0.07 was the average of the lowest three (3) intraday trading prices for our common shares during the twenty
(20) trading days prior to the date the Notes were issued on July 25, 2006, less a 40% discount).

The market price for the Company's common stock on the Issuance Date was $0.09 per share based on the closing price on July 25, 2006, the closing price on the Issuance Date. Using this market price per share, the maximum aggregate dollar value of the 14,142,068 common shares underlying the Notes that the Company has registered for resale is $1,272,786.12.

FEES AND PAYMENTS ASSOCIATED WITH TRANSACTION
---------------------------------------------

         The following table discloses the dollar amount of each payment (including the dollar value of any payments to be made in common stock) in connection with the financing transaction that the Company has paid, or may be required to pay to any Selling Stockholder, any affiliate of a Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction. The table also reflects the potential net proceeds to the Company from the sale of the Notes and the total possible payments to all selling shareholders and any of their affiliates in the first year following the sale of convertible notes.

We intend to use all proceeds received in connection with the financing transaction for general corporate, business development and working capital purposes. For purposes of this table, we assumed that the aggregate of $2,000,000 in Notes were issued on July 25, 2006, even though the Investors are not scheduled to pay to us the fourth tranche of $500,000 until this Registration Statement is declared effective by the SEC. In this regard, however, as the Registration Statement has not been deemed effective within 120 days of the Issuance Date as required by Section 2(c) of the Registration Rights Agreement, because the required registration statement was not effective by the due date, we may be declared to be in default under the agreement. Further, per the agreement, we are subject to liquidated damages in the amount of 0.02% of the outstanding principal amount of the notes per month, payable in cash or common stock, until the registration is effective. At this time the Investors have not declared us to be in default, nor have they sought liquidated damages.


There are no other persons with whom any Selling Stockholder has a contractual relationship with regarding the transaction.

                                MAXIMUM                      MAXIMUM
             STRUCTURING AND    POSSIBLE       MAXIMUM       POSSIBLE       MAXIMUM        MAXIMUM        NET
FINDER'S     DUE DILIGENCE      INTEREST       REDEMPTION    LIQUIDATED     FIRST YEAR     POSSIBLE       PROCEEDS TO
FEE(1)       FEES(2)            PAYMENTS(3)    PREMIUM(4)    DAMAGES(5)     PAYMENTS(6)    PAYMENTS(7)    COMPANY(8)
---------------------------------------------------------------------------------------------------------------------
$200,000     $35,000            $190,379.50    $876,151.80   $63,088.16     $166,026.87    $288,467.66    $1,965,000

(1)      Fee paid to Lionheart Associates.

(2) Pursuant to the Securities Purchase Agreement, the Company paid to The National Investment Resources, LLC ("NIR") $30,000 in structuring and due diligence fees and $5,000 to Ballard Spahr Andrews & Ingersoll, LLP, NIR's legal counsel in connection with the transaction.

(3) Maximum amount of interest that can accrue assuming all Notes aggregating $2,000,000 were issued on July 25, 2006 and remain outstanding until the maturity date. Interest is payable quarterly provided that no interest shall be due and payable for any month in which the intraday trading price is greater than $0.01. The Company, at its option, may pay accrued interest in either cash or, in shares of its common stock. To date, no interest has accrued or been paid since our intraday trading price has been greater than $0.01.

(4) Under certain circumstances we have the right to redeem the full principal amount of the Notes prior to the maturity date by repaying the principal and accrued and unpaid interest plus a redemption premium of 40%. This represents the maximum redemption premium the Company would pay assuming we redeem all of the Notes twelve (12) months from July 25, 2006.

(5) Under the Stock Purchase Agreement, the maximum amount of liquidated damages that the Company may be required to pay for the twelve (12) months following the sale of all Notes is 3% of the outstanding principal and accrued and unpaid interest.

(6) Total maximum payments that the Company may be required to pay to the Selling Stockholders for the twelve (12) months following the sale of all Notes, which is comprised of $102,938.71 in first year interest and $63,088.16 in liquidated damages. If we redeemed the Notes one year from the Issuance Date, then the total payments would be $2,876,151.80, which is calculated by adding the outstanding principal ($2,000,000), plus total first year interest payments ($102,938.71), plus liquidated damages ($63,088.16), plus maximum redemption premium ($710,124.93).

(7) Total maximum payments payable by Company, includes structuring and due diligence fees of $35,000, maximum possible interest of $190,379.50 and maximum possible liquidated damages of $63,088.16. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, and $200,000 to Lionheart Associates as a finders fee, which would increase the possible maximum payments by Company to $553,467.66 and reduce the net proceeds to Company to $1,700,000. In addition, we were required to place in escrow $20,000 for the purchase of keyman insurance for Scott Sand, our Chief Executive Officer. The premium was $45,000 for a $4,000,000 policy, which would increase the possible maximum payments by Company to $598,467.66 and reduce the net proceeds to Company to $1,655,000.

(8) Total net proceeds to the Company including the $35,000 structuring and due diligence fees. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement.


TOTAL POSSIBLE PROFIT SELLING STOCKHOLDERS COULD REALIZE
--------------------------------------------------------

NOTES

         The following table discloses the total possible profit Selling Stockholders could realize as a result of the conversion discount for the securities underlying the Notes. For purposes of this table, we assumed that the aggregate of $2,000,000 in Notes were issued on July 25, 2006, even though the Investors are not scheduled to pay to us the fourth tranche of $500,000 until this registration statement is declared effective by the SEC.

                                  SHARES                                                  TOTAL POSSIBLE
                   CONVERSION     UNDERLYING    COMBINED MARKET       TOTAL CONVERSION    DISCOUNT TO
MARKET PRICE(1)    PRICE(2)       NOTES(3)      PRICE OF SHARES(4)    PRICE(5)            MARKET PRICE(6)
---------------    -----------    ----------    ------------------    ----------------    ---------------
$0.09              $0.042         47,619,048    $4,285,714.32         $2,000,000.00       $2,285,714.32

(1) Market price per share of our common stock on the Issuance Date (July 25, 2006).

(2)      The conversion price is calculated by the average of the lowest three
         (3) intraday trading prices for our common shares during the twenty
         (20) trading days prior to the date the Notes were issued on July 25, 2006 ($0.07 was the average), less a 40% discount.

(3) Total number of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date. Since the conversion price of the Notes may fluctuate as market prices fluctuate, the actual number of shares that underlie the Notes will also fluctuate.

(4) Total market value of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5) Total value of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date based on the conversion price.

(6) Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

WARRANTS

         We also issued to Selling Stockholders seven year Warrants to purchase an aggregate of 20,000,000 shares of our common stock, exercisable on a cashless basis provided we are not in default of the Notes with the aggregate exercise price of $200,000 if exercised on a cashless basis. The following table discloses the total possible profit Selling Stockholders could realize as a result of the cashless exercise of the Warrants.

                                     SHARES                                                   TOTAL POSSIBLE
                     EXERCISE        UNDERLYING      COMBINED              TOTAL EXERCISE     DISCOUNT TO
MARKET PRICE(1)      PRICE(2)        WARRANTS(3)     MARKET PRICE(4)       PRICE(5)           MARKET PRICE(6)
------------------   -------------   --------------  -------------------   ----------------   ----------------
$0.09                $0.10           20,000,000      $1,800,000            $2,000,000         $0

(1) Market price per share of our common stock on the Issuance Date (July 25, 2006).

(2) The exercise price per share of our common stock underlying the Warrants is fixed at $0.10 except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price.

(3) Total number of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date. Upon certain adjustments of the exercise price of the warrants, the number of shares underlying the Warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4) Total market value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5) Total value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the exercise price.

(6) Discount to market price calculated by subtracting the total exercise price (result in footnote (5)) from the combined market price (result in footnote (4)). The result of an exercise of the Warrants at the exercise price and a sale at the market price would be a loss to the Selling Stockholder. Since the current closing price of our common stock is less than the Warrants' exercise price, the Warrants are out of the money and no profit would be realized as of October_30, 2007.

COMBINED TOTAL POSSIBLE PROFIT SELLING STOCKHOLDERS COULD REALIZE

         The following table summarizes the potential proceeds available to the Company pursuant to the financing with the Investors and the Investors' return on investment. For purposes of this table, we assumed that the aggregate of $2,000,000 in Notes were issued on July 25, 2006, even though the Investors are not scheduled to pay to us the fourth tranche of $500,000 until this registration statement is declared effective by the SEC, and that the Investors exercise all of the in-the-money Warrants, if any, on a cash basis. In this regard, however, as the Registration Statement has not been deemed effective within 120 days of the Issuance Date as required by Section 2(c) of the Registration Rights Agreement, because the required registration statement was not effective by the due date, we may be declared to be in default under the agreement. Further, per the agreement, we are subject to liquidated damages in the amount of 0.02% of the outstanding principal amount of the notes per month, payable in cash or common stock, until the registration is effective. At this time the Investors have not declared us to be in default, nor have they sought liquidated damages.

GROSS PROCEEDS      MAXIMUM POSSIBLE                      COMBINED TOTAL     ALL PAYMENTS           ALL PAYMENTS + POSSIBLE
PAYABLE TO          PAYMENTS            NET PROCEEDS      POSSIBLE PROFIT    + POSSIBLE PROFIT /    PROFIT / NET PROCEEDS
COMPANY(1)          BY COMPANY(2)       TO COMPANY(3)     TO INVESTORS(4)    NET PROCEEDS(5)        AVERAGED OVER 3 YEARS(6)
------------------- ------------------- ----------------- -----------------  ---------------------  ------------------------
$2,000,000          $288,467.66         $1,865,000        $2,285,714.32      138%                   46%

(1)      Total amount of the Notes.

(2) Total maximum payments payable by Company, includes structuring and due diligence fees of $35,000, maximum possible interest of $190,379.50 and maximum possible liquidated damages of $63,088.16. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, and $200,000 finders fee to Lionheart Associates, which would increase the possible maximum payments by Company to $553,467.66 and reduce the net proceeds to Company to $1,700,000. In addition, we were required to place in escrow $20,000 for the purchase of keyman insurance for Scott R. Sand, our Chief Executive Officer. The premium was $45,000 for a $4,000,000 policy, which would increase the possible maximum payments by Company to $598,467.66 and reduce the net proceeds to Company to $1,655,000.

(3) Total net proceeds to the Company including the $35,000 structuring and due diligence fees. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, and paid $45,000 for the purchase of keyman insurance for Scott R. Sand our Chief Executive Officer, both of which would increase the possible maximum payments by us to $598,476.66 and reduce the net proceeds to the Company to $1,655,000.

(4) Total possible profit to the Investors is based on the aggregate discount to market price of the conversion of the Notes and cashless exercise of Warrants. The Notes' conversion price is calculated by the average of the lowest three (3) intraday trading prices for our common shares during the twenty (20) trading days prior to the date the Notes were issued on July 25, 2006 ($0.07 was the average), less a 40% discount. The result of an exercise of the Warrants at the exercise price and a sale at the market price would be a loss to the Selling Stockholder. Since the current closing price of our common stock is less than the Warrants' exercise price, the Warrants are out of the money and no profit would be realized as of October 30, 2007.

(5) Percentage equal to the maximum possible payments by us in the transaction ($288,467.66) plus total possible discount to the market price of the shares underlying the convertible debentures ($2,285,714.32), plus profit from 10,000,000 warrants in the money as of October 12, 2007 ($0), divided by the net proceeds to the Company resulting from the sale of the Notes ($1,865,000).

(6)      Calculated by dividing 138% (footnote 5) by 3.

PRIOR SECURITIES TRANSACTIONS WITH SELLING STOCKHOLDERS
-------------------------------------------------------

We have not engaged in any prior securities transactions with the Selling Stockholders, any affiliates of the Selling Stockholders, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

SHARES OUTSTANDING PRIOR TO THE TRANSACTION
-------------------------------------------

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

----------------------------------------------------------------------------------------------------
Number of shares outstanding prior to convertible note transaction held by persons other than the Selling Stockholders, affiliates of the Company and
affiliates of the Selling Stockholders.                                               42,468,674
----------------------------------------------------------------------------------------------------

Number of shares registered for resale by Selling Stockholders or affiliates
in prior registration statements.                                                     0
----------------------------------------------------------------------------------------------------

Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders that continue to be held by Selling Stockholders or
affiliates of Selling Stockholders.                                                   0
----------------------------------------------------------------------------------------------------

Number of shares sold in registered resale by Selling Stockholders or
affiliates of Selling Stockholders.                                                   0
----------------------------------------------------------------------------------------------------

Number of shares registered for resale on behalf of Selling Stockholders
or affiliates of Selling Stockholders in current transaction.                         14,142,068
----------------------------------------------------------------------------------------------------

REPAYMENT, SHORTING AND PRIOR TRANSACTIONS WITH SELLING STOCKHOLDERS
--------------------------------------------------------------------

The Company intends to repay the overlying securities and believes that it will have the financial ability to make all payments on the Notes when they become due and payable. To the best of our knowledge, and based on information obtained from the Selling Stockholders, none of the selling shareholders have an existing short position in the Company's common stock.

Other than its issuance and sale of the Notes and the Warrants to the Selling Stockholders, and the issuance of convertible notes and warrants on March 15, 2007, the Company has not in the past three (3) years engaged in any securities transaction with any of the Selling Stockholders, any affiliates of the Selling Stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in the transaction documents filed as Exhibits to our Form 8-K filed August 7, 2006, Form 8-K filed September 21, 2006, and Form 8-K filed March 16, 2007, including the (i) the Securities Purchase Agreement, (ii) the Notes and the Warrants and (iii) the Security Agreement, (iv) the Intellectual Property Security Agreement, the Company does not have any agreements or arrangements with the Selling Stockholders with respect to the performance of any current or future obligations.

                                  RISK FACTORS

AN INVESTMENT IN OUR SHARES INVOLVES A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER ALL OF THE RISKS DESCRIBED IN THIS PROSPECTUS. EACH OF THE FOLLOWING RISKS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, WHICH COULD CAUSE THE PRICE OF OUR SHARES TO DECLINE SIGNIFICANTLY AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT. OUR FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS ARE SUBJECT TO THE FOLLOWING RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY OUR FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS BELOW. SEE "FORWARD-LOOKING STATEMENTS."

THE FOLLOWING RISKS RELATE TO OUR OBLIGATION TO FILE REPORTS UNDER THE SECURITIES EXCHANGE ACT OF 1934:

THE SEC HAS THREATENED TO SUSPEND TRADING OF OUR STOCK

On October 13, 2005, we received a letter from the Division of Corporate Finance of the Securities and Exchange Commission ("SEC") in connection with our failure to file periodic reports as required by the Securities Exchange Act of 1934. Specifically, as of the date of the SEC's letter, our predecessor management failed to file periodic reports dating to fiscal year ended 1998. After the merger, we recommenced filing of our periodic reports on November 7, 2005. We have worked diligently on getting these past due filings completed and filed with the SEC. To date, we have filed all past due Forms 10-KSB and 10-QSB. We are still required to file a Form 8-K that was due with the acquisition of Ingen Technologies, Inc., a Nevada corporation, in March 2004. This Form 8-K requires audited financial statements of our (now) wholly-owned subsidiary. This audit is in process and we anticipate the filing of this Form 8-K soon. Upon the filing of this report, we believe that all delinquencies will be cured.

Our counsel is keeping the SEC Staff abreast of our efforts on a continuing basis. However, there is no guarantee that we will be able to complete our back filings in a manner and within a period of time acceptable to the SEC. There is no guarantee that we will be able to maintain an uninterrupted public market for our securities.

THE FOLLOWING RISKS RELATE PRIMARILY TO THE OPERATION OF OUR BUSINESS:

NEW BUSINESS VENTURES OR ACQUISITIONS THAT WE MAY UNDERTAKE WOULD INVOLVE A NUMBER OF INHERENT RISKS, ANY OF WHICH COULD CAUSE US NOT TO REALIZE THE BENEFITS ANTICIPATED TO RESULT.

We continually seek to expand our operations through acquisitions of businesses and assets, including Pure Produce. These transactions involve various inherent risks, such as:

- uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;
-     the potential loss of key personnel of an acquired business;
- the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;
- problems that could arise from the integration of the acquired or new business;
- unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and
-     unexpected development costs that adversely affect our profitability.

Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or the commencement of a new business venture.

WE HAVE A HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE.

We have experienced significant operating losses in each period since our inception. As of August 31, 2007, we have incurred total accumulated losses of $14,938,807. We expect these losses to continue and it is uncertain when, if ever, we will become profitable. These losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with operations. We expect to incur increasing operating losses in the future as a result of expenses associated with research and product development as well as general and administrative costs. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

WE WILL NEED ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR GROWTH, AND RAISING SUCH CAPITAL WILL LIKELY CAUSE SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS. IF ADDITIONAL CAPITAL IS NOT AVAILABLE, WE MAY HAVE TO CURTAIL OR CEASE OPERATIONS.

Our current plans indicate we will need significant additional capital for research and development and market penetration before we have any anticipated revenue generated from our BAFI(TM) product line or Pure Produce. The actual amount of funds that we will need will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include:

- the extent to which we enter into licensing arrangements, collaborations or joint ventures;
-     our progress with research and development;
-     the costs and timing of obtaining new patent rights (if any);
-     cost of continuing operations and sales;
-     the extent to which we acquire or license other technologies; and
- regulatory changes and competition and technological developments in the market.

We may rely on future equity or debt offerings to enable us to grow and reach profitability. There is no guarantee we will be able obtain such financing in order to fund these endeavors.

WE HAVE RELIED ON CAPITAL CONTRIBUTED BY RELATED PARTIES, AND SUCH CAPITAL MAY NOT BE AVAILABLE IN THE FUTURE.

The Company has relied on loans and compensation deferrals from our CEO and Chairman, Scott R. Sand, and investment in the form of convertible notes payable from various individuals and entities to sustain the Company from 1999 into the current fiscal year. Although we have paid much of these loans from Mr. Sand back, we may be unable to repay the remainder as planned and may have to look again to Mr. Sand for assistance in financing. There is no guarantee that Mr. Sand will have financial resources available to assist in our funding. Mr. Sand's executive compensation continues to accrue; currently we are obligated to pay him $200,000 per year under his employment contract with the Company. As of August 31, 2007, the Company owes Mr. Sand $163,356 under his employment contract and also owes him $92,829 in loans made to the Company. If future capital is not available from Mr. Sand or other third parties in the future, the Company's operations may be negatively affected.

OUR BAFI PRODUCTS MAY NOT BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED, WHICH WOULD HARM US AND FORCE US TO CURTAIL OR CEASE OPERATIONS.

We are a relatively new company and most of our BAFI(TM) product line is still in the late stages of development as we still need manufacturing prototypes. Of the BAFI(TM) products, only Oxyview (TM) is currently being marketed and sold. Our Oxyview (TM) sales for the quarter ended August 31, 2007 were $40,544. These products, once marketing commences, may not be successfully developed or commercialized on a timely basis, or at all. If we are unable, for technological or other reasons, to complete the development, introduction or scale-up of manufacturing of these products or other potential products, or if our products do not achieve a significant level of market acceptance, we would be forced to curtail or cease operations. Even if we develop our products for commercial use, we may not be able to develop products that:

-     are accepted by, and marketed successfully to, the medical marketplace;
-     are safe and effective;
-     are protected from competition by others;
-     do not infringe the intellectual property rights of others;
- are developed prior to the successful marketing of similar products by competitors; or
-     can be manufactured in sufficient quantities or at a reasonable cost.

WE MAY NOT BE ABLE TO FORM AND MAINTAIN THE COLLABORATIVE RELATIONSHIPS THAT OUR BUSINESS STRATEGY REQUIRES, AND IF WE CANNOT DO SO, OUR ABILITY TO DEVELOP PRODUCTS AND REVENUE WILL SUFFER.

We must form research collaborations and licensing arrangements with several partners at the same time to operate our business successfully. To succeed, we will have to maintain our existing relationships and establish additional collaborations. We cannot be sure that we will be able to establish any additional research collaborations or licensing arrangements necessary to develop and commercialize products using our technology or that we can do so on terms favorable to us. If our collaborations are not successful or we are not able to manage multiple collaborations successfully, our programs may suffer.

Collaborative agreements generally pose the following risks:

- collaborators may not pursue further development and commercialization of products resulting from collaborations or may elect not to continue or renew research and development programs;
- collaborators may delay clinical trials, under-fund a clinical trial program, stop a clinical trial or abandon a product, repeat or conduct new clinical trials or require a new formulation of a product for clinical testing;
- collaborators could independently develop, or develop with third parties, products that could compete with our future products;
- the terms of our agreements with our current or future collaborators may not be favorable to us;
- a collaborator with marketing and distribution rights to one or more products may not commit enough resources to the marketing and distribution of our products, limiting our potential revenues from the commercialization of a product;
- disputes may arise delaying or terminating the research, development or commercialization of our products, or result in significant litigation or arbitration; and
- collaborations may be terminated and, if terminated, we would experience increased capital requirements if we elected to pursue further development of the product.

SECURE BALANCE(TM) IS A PRIVATE LABEL PRODUCT THAT IS NOT EXCLUSIVE TO US.

We provide education, training and services related to the SportKat product lines that constitute what we call "Secure Balance(TM)." (See "Description of Business" below) However, the devices themselves are provided to us on a non-exclusive basis, meaning that other companies are marketing the same devices under other names (or using the SportKat name). Only time will tell if the non-exclusive nature of the provision of the devices themselves to us negatively impacts our ability to capture a meaningful market share. If our sales of Secure Balance(TM) suffer because of this non-exclusive relationship, our financial prospects and operational results will be negatively impacted.

ALTHOUGH WE DO NOT HAVE DIRECT COMPETITION IN RELATION TO OUR BAFI(TM) PRODUCT LINE, WE EXPECT IT IN THE FUTURE.

Although we are unaware of any current competition for our BAFI(TM) product line, we expect competition to develop after we begin marketing our products. It is unknown at this time what impact any such competition could have on us. However, we are a "going concern" enterprise and it is certainly foreseeable that more than one competitor could emerge that is much stronger financially than we are and/or could already have significant marketing relationships for other medical devices.

WE DO NOT HAVE INTERNATIONAL PATENTS.

Although we have stated that we intend to apply for international patents for our BAFI(TM) product line, we have not as yet done so, except for Chinese and Japanese patents for OxyView. We do not know when, and if, we will apply for such other patents. If we do not apply for these patents, or if there are delays in obtaining the patents, or if we are unable to obtain the patents, we may not be able to adequately protect our technologies in foreign markets.

IF WE ARE UNABLE TO PROTECT EFFECTIVELY OUR INTELLECTUAL PROPERTY, THIRD PARTIES MAY USE OUR TECHNOLOGY, WHICH COULD IMPAIR OUR ABILITY TO COMPETE IN OUR MARKETS.

Our success will depend on our ability to obtain and protect patents on our technology and to protect our trade secrets. The patents we currently own may not afford meaningful protection for our technology and products. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or unenforceable. In addition, our current and future patent applications may not result in the issuance of patents in the United States or foreign countries. Competitors might develop products similar to ours that do not infringe on our patents. In order to protect or enforce our patent rights, we may initiate interference proceedings, oppositions, or patent litigation against third parties, such as infringement suits. These lawsuits could be expensive, take significant time and divert management's attention from other business concerns. The patent position of medical firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. In addition, there is a substantial backlog of applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

We cannot guarantee that our management and others associated with us will not improperly use our patents, trademarks and trade secrets. Further, others may gain access to our trade secrets or independently develop substantially equivalent proprietary information and techniques.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

We may be sued for infringing on the patent rights or misappropriating the proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business, financial condition and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, we could be required to stop the infringing activity and/or pay substantial damages. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of our products, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Any required license may not be available to us on acceptable terms, or at all. Some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market some of our anticipated products, which could have a material adverse effect on our business, financial condition and results of operations.

IF WE LOSE OUR KEY MANAGEMENT PERSONNEL, OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS WOULD SUFFER.

Our performance is substantially dependent on the performance of our current senior management, Board of Directors and key scientific and technical personnel and advisers. The loss of the services of any member of our senior management, in particular Mr. Sand, our CEO and Chairman, Board of Directors, scientific or technical staff or advisory board may significantly delay or prevent the achievement of product development and other business objectives and could have a material adverse effect on our business, operating results and financial condition.

THE "PURE PRODUCE" PRODUCT LINE REPRESENTS A SHIFT FROM OUR PAST OPERATIONS IN THE MEDICAL TECHNOLOGY INDUSTRY AND THERE CAN BE NO GUARANTEE THAT WE WILL BE SUCCESSFUL IN PRODUCING, MARKETING, AND SELLING THESE PRODUCTS.

Our business development and operation to date has been in the medical technology industry. One of our directors, Mr. Christopher Wirth, has agricultural business experience. If the Pure Produce portion of our business plan is funded, we will be relying primarily on Mr. Wirth and the employees we hire to oversee the design, construction and operation of our initial Pure Produce facility. There can be no guarantee that Mr. Wirth and the employees we hire will be able to place Pure Produce into production in a timely and efficient manner, or that Pure Produce will be a commercially successful farming venture. There is no guarantee that we will be able to produce agricultural products in sufficient quality and quantity to sell to willing purchasers (if any) in such a manner as to ultimately be able to continue our Pure Produce operations and/or to expand our facilities and commercial potential. There is no guarantee that we will select, grow and harvest products that will be attractive to, and be purchased by, our contemplated consumers. The food and herb market in the United States is tremendously large, however, there is no guarantee that Pure Produce will be able to compete with farmers growing produce and herbs utilizing traditional farming methodology or with others growing crops utilizing molecular farming methodology.

WE HAVE NO MARKETING OR SALES STAFF, AND IF WE ARE UNABLE TO ENTER INTO COLLABORATIONS WITH MARKETING PARTNERS OR IF WE ARE UNABLE TO DEVELOP OUR OWN SALES AND MARKETING CAPABILITY, WE MAY NOT BE SUCCESSFUL IN COMMERCIALIZING OUR PRODUCTS.

We currently have no in-house sales, marketing or distribution capability. As a result, we will depend on collaborations with third parties that have established distribution systems and direct sales forces. To the extent that we enter into co-promotion or other licensing arrangements, our revenues will depend upon the efforts of third parties, over which we may have little or no control.

If we are unable to reach and maintain agreement with one or more distribution entities or collaborators under acceptable terms, we may be required to market our products directly (direct marketing is one component of our marketing strategy). We may elect to establish our own specialized sales force and marketing organization to market our products. In order to do this, we would have to develop a marketing and sales force with technical expertise and with supporting distribution capability. Developing a marketing and sales force is expensive and time consuming and could delay a product launch. We may not be able to develop this capacity, which would make us unable to commercialize our products.

IF WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS AND HAVE NOT OBTAINED ADEQUATE INSURANCE TO PROTECT AGAINST THESE CLAIMS, OUR FINANCIAL CONDITION WOULD SUFFER.

We have limited product liability insurance coverage, but there is no guarantee that it is adequate coverage. There is also a risk that third parties for which we have agreed to indemnify could incur liability.

We will also have products liability exposure as a grower and seller of ingestible food and herb products. There is no guarantee that our insurance coverage (once obtained for these particular risks) or other resources will be adequate to satisfy a claim or lawsuit that might be filed against us for alleged deficiencies or problems caused by our agricultural products.

We cannot predict all of the possible harms or side effects that may result and, therefore, the amount of insurance coverage we obtain may not be adequate to protect us from all liabilities. We may not have sufficient resources to pay for any liabilities resulting from a claim beyond the limit of, or excluded from, our insurance coverage.

SHAREHOLDERS MUST RELY ON MANAGEMENT FOR THE OPERATION OF THE COMPANY

All decisions with respect to the operation of Ingen and development, production and marketing of our products, will be made exclusively by management. Our success will, to a large extent, depend on the quality of the management of the company. In particular, we will depend on the services of our board members and officers. Management believes that these individuals have the necessary business experience to supervise the management of the company and production and commercial exploitation of our products, however, there can be no assurance that they will perform adequately or that our operations will be successful. Shareholders will have no right or power to take part in the management of the company, for the most part, except to the extent of voting for the members of the Board of Directors each year. Accordingly, no person should purchase any of the stock offered hereby unless such prospective purchaser is willing to entrust all aspects of the management of the company to management and has evaluated management's capabilities to perform such functions.

OUR QUARTERLY OPERATING RESULTS WILL FLUCTUATE

Our quarterly operating results will fluctuate for many reasons, including:

- our ability to retain existing customers, attract new customers and satisfy our customers' demands,
- our ability to acquire merchandise, manage our inventory and fulfill orders,
- changes in gross margins of our current and future products, services, and markets
- introduction of our new sites, services and products or those of competitors
- changes in usage of the Internet and online services and consumer acceptance of the Internet and online commerce
-     timing of upgrades and developments in our systems and infrastructure
-     the level of traffic on our Web site
- the effects of acquisitions and other business combinations, and related integration
-     technical difficulties, system downtime or Internet brownouts
-     our ability to properly anticipate demand,
- our ability to prevent fraud perpetrated by third parties through credit card transactions, and payments transactions
-     our level of merchandise returns
- disruptions in service by common shipping carriers due to strikes or otherwise
-     disruption of our ongoing business
-     problems retaining key technical and managerial personnel
- expenses associated with amortization of goodwill and other purchased intangible assets
-     additional operating losses and expenses of acquired businesses, if any
- impairment of relationships with existing employees, customers and business partners

RISKS RELATED TO FRAUD

Although we have developed systems and processes to mitigate fraudulent credit card transactions, failure to prevent such fraud may impact our financial results and may create liability for us in the sale of our products. In addition, the steps we take to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks, trade dress, patents and similar proprietary rights. Other parties may claim that we infringed their proprietary rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources.

THE FOLLOWING RISKS RELATE PRINCIPALLY TO OUR COMMON STOCK AND ITS MARKET VALUE:

A SUBSTANTIAL NUMBER OF SHARES WE HAVE ISSUED IN EXEMPT TRANSACTIONS ARE, OR ARE BEING MADE, AVAILABLE FOR SALE ON THE OPEN MARKET. THE RESALE OF THESE SECURITIES MIGHT ADVERSELY AFFECT OUR STOCK PRICE.

Most of our common shares have been held by our shareholders for periods of one or two years or longer. Many of these shares have had restrictions lifted, in fact, as of August 31, 2007, we have 21,668,119 unrestricted shares issued. We will undoubtedly have unrestricted shares issued in the future. There is no way to control the sale of these shares on the secondary market. Shares of our common stock currently trade on the Pink Sheets and we plan to submit an application for the quotation of our common stock on the Over-the-counter Bulletin Board once we become current in our periodic filing requirements. The resale of these unrestricted shares might adversely affect our stock price. The resale of these unrestricted shares, and/or sale of shares registered in this offering, might adversely affect our stock price.

OUR STOCK IS THINLY TRADED, WHICH CAN LEAD TO PRICE VOLATILITY AND DIFFICULTY LIQUIDATING YOUR INVESTMENT.

The trading volume of our stock has been low, which can cause the trading price of our stock to change substantially in response to relatively small orders. In addition, during the last two fiscal years and interim quarters, our common stock has traded as low as .002 (pre-split) and as high as .44 (post-split). Both volume and price could also be subject to wide fluctuations in response to various factors, many of which are beyond our control, including:

- actual or anticipated variations in quarterly and annual operating results;
-     announcements of technological innovations by us or our competitors;
-     developments or disputes concerning patent or proprietary rights; and
-     general market perception of medical device and provider companies.

IF THE OWNERSHIP OF OUR COMMON STOCK CONTINUES TO BE SOMEWHAT CONCENTRATED IN SHARES OWNED BY OUR MANAGEMENT, IT MAY PREVENT YOU AND OTHER STOCKHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND MAY RESULT IN CONFLICTS OF INTEREST THAT COULD CAUSE OUR STOCK PRICE TO DECLINE.

As of October 30, 2007, our executive officers, directors and their affiliates, other than Scott Sand, beneficially own or control approximately 4.6% of the outstanding shares of our common stock and preferred shares (our common and preferred shares vote on a one vote per share basis). Mr. Sand owns 34% of our issued voting shares. Accordingly, our current executive officers, directors and their affiliates will have some control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

WE MAY ISSUE PREFERRED STOCK IN THE FUTURE, AND THE TERMS OF THE PREFERRED STOCK MAY REDUCE THE VALUE OF YOUR COMMON STOCK.

We are authorized to issue up to 40,000,000 shares of preferred stock in one or more series. Our Board of Directors will be able to determine the terms of preferred stock without further action by our stockholders. We have issued 24,275,960 shares of Class A preferred stock as of October 30, 2007. To the extent we issue preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, and may include preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

WE HAVE NOT, AND CURRENTLY DO NOT ANTICIPATE, PAYING DIVIDENDS ON OUR COMMON STOCK.

We have never paid any dividend on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations, capital expenditures and the expansion of our business.

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK WHICH MAKES IT DIFFICULT FOR INVESTORS TO ENGAGE IN TRANSACTIONS IN OUR SECURITIES.

Our common stock is quoted on the Pink Sheets under the symbol "IGTG." There is a limited trading market for our common stock. If public trading of our common stock does not increase, a liquid market will not develop for our common stock. The potential effects of this include difficulties for the holders of our common shares to sell our common stock at prices they find attractive. If liquidity in the market for our common stock does not increase, investors in our company may never realize a profit on their investment.

OUR STOCK PRICE IS VOLATILE WHICH MAY MAKE IT DIFFICULT FOR INVESTORS TO SELL OUR SECURITIES FOR A PROFIT.

The market price of our common stock is likely to be highly volatile and Could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

- technological innovations or new products and services by us or our competitors;
-     additions or departures of key personnel;
-     sales of our common stock
-     our ability to integrate operations, technology, products and services;
-     our ability to execute our business plan;
-     operating results below expectations;
-     loss of any strategic relationship;
-     industry developments;
-     economic and other external factors; and
-     period-to-period fluctuations in our financial results.

Because we have a limited operating history with little revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

OUR COMMON STOCK IS DEEMED A "PENNY STOCK" UNDER THE RULES OF THE SEC, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME.

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

                  o        With a price of less than $5.00 per share;

                  o That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade "penny stocks" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities.

A SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

If our shareholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

OUR RECENT FINANCING REQUIRES THIS REGISTRATION STATEMENT TO BECOME EFFECTIVE WITHIN 120 DAYS AFTER THE INITIAL CLOSING DATE OF JULY 26, 2006 AND IF THIS FAILS TO HAPPEN WE MAY INCUR LIQUIDATED DAMAGES.

We recently received financing from the selling security holders listed in this document. Such financing requires us to file this registration statement and have the registration statement declared effective by the SEC within 120 days of the closing of the financing, which occurred on July 26, 2006. If this registration statement is not declared effective by November 23, 2006, we may incur liquidated damages equal to 2% of the principal of the promissory notes issued for each 30 day period that this registration statement is not declared effective after November 23, 2006. At this time the selling security holders have not sought liquidated damages.

THE CONVERSION OF THE PROMISSORY NOTES BASED ON OUR RECENT FINANCING IS BASED ON AN AVERAGE OF OUR CLOSING BID PRICE OF OUR INTRA DAY TRADING PRICES OF OUR COMMON STOCK OVER A CERTAIN PERIOD OF TIME PRIOR TO CONVERSION AND THE DECREASE OF THE INTRA DAY TRADING PRICE WILL RESULT IN ISSUANCE OF A SIGNIFICANT INCREASE OF SHARES RESULTING IN DILUTION TO OUR SHAREHOLDERS.

The conversion of the promissory notes in our recent financing is based on the applicable percentage of the average of the lowest three (3) Trading Prices for the Common Stock during the twenty (20) Trading Day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. The price of our common shares may fluctuate and the lower intra-day trading price in the future, will result in a conversion ratio resulting in issuance of a significant amount of our common shares to the promissory note holders. This will result in our present shareholders being diluted.

SELLING SHAREHOLDERS MAY IMPACT OUR STOCK VALUE THROUGH THE EXECUTION OF SHORT SALES WHICH MAY DECREASE THE VALUE OF OUR COMMON STOCK

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. The selling shareholders in this registration statement could short the stock by borrowing and then selling our securities in the market, and then converting the stock through either the Note or Warrants at a discount to replace the security borrowed. Because the selling shareholders control a large portion of our common stock, the selling shareholders could have a large impact on the value of our stock if they were to engage in short selling of our stock. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

SHARES ELIGIBLE FOR PUBLIC SALE IN THE FUTURE COULD DECREASE THE PRICE OF OUR SHARES OF COMMON STOCK AND REDUCE OUR FUTURE ABILITY TO RAISE CAPITAL

Sales of substantial amounts of shares of our common stock in the public market could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares, or in the case of the investors in the July 2006 financing, prices below the price they converted their notes and warrants into shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.


                                 USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.


                           PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

                              SELLING STOCKHOLDERS

On July 25, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. The initial funding of $700,000 (we received net proceeds of $640,000) was completed on July 26, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Capital Partners, LLC invested $67,900; AJW Offshore, Ltd. invested $413,000; AJW Qualified Partners, LLC invested $210,000; and New Millennium Capital Partners II, LLC invested $9,100.

The second funding of $600,000 (we received net proceeds of $600,000) was completed on August 29, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Capital Partners, LLC invested $58,200; AJW Offshore, Ltd. invested $354,000; AJW Qualified Partners, LLC invested $180,000; and New Millennium Capital Partners II, LLC invested $7,800.

On November 21, 2006, the Securities Purchase Agreement and Registration Rights Agreement were amended to reduce the total financing amount to $1,500,000 from $2,000,000, with the third tranche of $200,000 funded on January 24,2007.

The callable secured convertible notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) Trading Prices for the Common Stock during the twenty (20) Trading Day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

The parties received the following seven year warrants to purchase shares of our common stock, exercisable at $.10 per share: AJW Capital Partners, LLC - 1,940,000 warrants; AJW Offshore, Ltd. - 11,800,000 warrants; AJW Qualified Partners, LLC - 6,000,000 warrants; and New Millennium Capital Partners II, LLC
- 260,000 warrants (the "Warrants"). The Warrants are not subject to registration rights.

We are presently registering 14,142,068 as follows: (i) AJW Capital Partners, LLC - 1,371,781 shares of common stock issuable in connection with the conversion of the callable secured convertible note; (ii) AJW Offshore, Ltd. - 8,343,820 shares of common stock issuable in connection with the conversion of the callable secured convertible note;; (iii) AJW Qualified Partners, LLC - 4,242,620 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and (iv) New Millennium Capital Partners II, LLC - 183,847 shares of common stock issuable in connection with the conversion of the callable secured convertible note.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of October 30, 2007 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

                                                            PERCENT OF
                                               SHARES OF      COMMON
                                             COMMON STOCK     SHARES                           NUMBER OF
                                              OWNED PRIOR   OWNED PRIOR   SHARES OF COMMON    SHARES OWNED    PERCENT OF
                                                 TO THE        TO THE    STOCK TO BE SOLD IN   AFTER THE     SHARES OWNED
    NAME OF SELLING STOCKHOLDER (11)          OFFERING (1)    OFFERING    THE OFFERING (12)     OFFERING    AFTER OFFERING
    --------------------------------          ------------    --------    ------------------    --------    --------------
AJW Capital Partners, LLC (7)                      0              0         1,371,781 (2)(3)       0              0%
AJW Offshore, Ltd. (8)                             0              0         8,343,820 (2)(4)       0              0%
AJW Qualified Partners, LLC (9)                    0              0         4,242,620 (2)(5)       0              0%
New Millennium  Capital Partners II, LLC (10)      0              0           183,847 (2)(6)       0              0%

* Less than 1%

      (1) Based on 43,747,110 shares of common stock issued and outstanding as of October 30, 2007.
      (2) The conversion has been calculated based on the maximum number of shares the investors can receive in accordance with the 6% Callable Secured Convertible Notes. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the notes and exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. Under the terms of the debentures, if the debentures had actually been converted on July 26, 2006, the conversion price would have been $.042. Under the terms of the debentures and the related warrants, the debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of debentures or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with
            Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the debentures and the warrants.

      (3) Consists of 1,371,781 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.
      (4) Consists of 8,343,820 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.
      (5) Consists of 4,242,620 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.
      (6) Consists of 183,847 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.
      (7) AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC.
      (8) AJW Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore Ltd.
      (9) AJW Qualified Partners, LLC is a private investment fund that is owned by its investors and managed by AJW Manager, LLC of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC.
      (10) New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II LLC of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners, LLC.
      (11) None of the selling stockholders are broker-dealers or affiliates of broker-dealers.
      (12) The number of shares being registered for the conversion of the callable secured convertible notes is 14,142,068 representing 1/3 of our issued and outstanding shares held by non-affiliates.


                              PLAN OF DISTRIBUTION

All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

-     ordinary brokers transactions, which may include long or short sales,
- transactions involving cross or block trades on any securities or market where our common stock is trading,
- purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, "at the market" to or through market makers or into an existing market for the common stock,
- in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
-     any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $100,000.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1. Not engage in any stabilization activities in connection with our common stock;
2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and
3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

REGULATION M

We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the Selling Shareholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Shareholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Shareholders that they should consult with their own legal counsel to ensure compliance with Regulation M.


                                LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened legal actions against us.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages as of management, and business experience of the directors, executive officers and certain other significant employees of our company. Our directors hold their offices for a term of one year or until their successors are elected and qualified. Our officers serve at the discretion of the Board of Directors. Each officer devotes as much of his working time to our business as is required.

NAME                     AGE     POSITION
--------------------------------------------------------------------------------

Scott R. Sand             48     Chairman, Chief Executive Officer, and Director

Thomas J. Neavitt         75     Secretary and Chief Financial Officer

Yong Sin Khoo             43     Director

Christopher A. Wirth      51     Director

Curt A. Miedema           49     Director

Stephen O'Hara            53     Director

John Finazzo              43     Director

OUR OFFICERS AND DIRECTORS

SCOTT SAND, CEO & CHAIRMAN: Scott Sand has a diversity of experience in the health care industry both domestic and abroad which spans more than 25 years. His contributions and accomplishments have been published in the Los Angeles Times and the Sacramento Tribune. He has been the recipient of recognition awards by high honored factions such as the United States Congress and the State Assembly, receiving the highest Commendation in the County of Los Angeles for his contributions to health care. Mr. Sand served as the CEO of Medcentrex, Inc. for 10 years in the 1990's, a medical service provider to more than 600 physicians nationwide. He served as the Director of Sales & Marketing for Eye Dynamics, Inc. for 7 years, a public company and manufacture of Video ENG systems; assisting in their technology upgrades and design for VNG and increasing their sales each quarter during that time. He resigned from Eye Dynamics, Inc. to accept the full-time position as CEO & Chairman of Ingen Technologies, Inc. in 2004. Mr. Sand received a Bachelor of Science Degree in Computer Science from California State University and a MBA from California State University.

THOMAS J. NEAVITT, SECRETARY AND CHAIRMAN: Thomas J. Neavitt has held a variety of executive level positions for product and service based corporations over the last 40 years. Mr. Neavitt's experience includes finance, marketing, business development, sales, and collections. Additionally, Mr. Neavitt has experience in real estate as both a broker and developer. Mr. Neavitt served in the U.S. Navy. Mr. Neavitt left the Navy and became President and CEO of Penn-Akron Corporation and its wholly owned subsidiary Eagle Lock Corporation. He was instrumental in the successful acquisition of this company. Mr. Neavitt also served as President of TR-3 Chemical Corporation for nearly 20 years who sold products throughout the U.S. and some foreign countries. Tom now serves as a consultant to various corporations throughout the country. Mr. Neavitt has been President of AmTech Corporation, which manufactures stabilizing systems, for the past 5 years.

YONG SIN KHOO, DIRECTOR: Yong Sin Khoo lives in Singapore. Mr. Khoo is presently heading his own business management firm focusing on investments in Asia. He is also the acting general manager of Singapower Development Pte Ltd in Singapore where his responsibilities include the recovery of funds from disposed China investments. Further, he is the executive vice president of the China and USA International Cultural Communications Foundation; China Indonesia International United Association; China Hong Kong International Daoji Stroke Treatment Association. In addition, Mr. Khoo serves as a member of the Board of Directors of Carbon Recovery (Asia) Pte Ltd in Singapore. Since 2001 and until September 20007, Mr. Khoo was employed by Singapore Power Ltd. as a Deputy Director of its Strategic Investments Division. As Deputy Director, Mr. Khoo focused on business development and assets portfolio management with a focus on disposal of non-performing and non-core investments. During his tour of duty as Deputy Director, Mr. Khoo also served as acting general manager of SPI Seosan Cogen Ltd/SPI Seosan Water Ltd. located in Singapore and Korea respectively where he was responsible for management of cogeneration and water treatment plants. Prior to 2001, he gained extensive experience as a logistics systems engineer in the military and in retail engineering with the oil major, Shell. In the area of information technology, he was responsible for managing Shell Singapore's y2k project for the marketing function. Another IT pioneering effort was the use of artificial intelligence to develop diagnostic tools for maintenance support for the Army's radar systems. His current business interests are focused in the areas of biomedical and environmental technologies. In 1984, he was awarded a scholarship by the Singapore government to pursue electrical engineering at the University of Queensland, Australia. He has a Bachelor's Degree in Electrical Engineering from the University of Queensland.

CHRISTOPHER A. WIRTH, DIRECTOR: Christopher A. Wirth has over 20 years of business consulting, finance, construction and real estate development experience. He brings a working knowledge of finance and the mechanics of syndication's, construction planning and startup business expansion skills. Mr. Wirth has knowledge and experience in SEC, HUD, SBA, USDA, banking and businesses. He attended San Bernardino Valley College and takes continuing education courses. He continues to consult to environmental and renewable energy firms, and has worked as a HUD YouthBuild construction instructor. Mr. Wirth has previous medical background training through his service in the U.S. Navy, from 1973 to 1977, as a Hospital Corpsman. Mr. Wirth has been a director and spokes person for AgriHouse an urban agricultural technology company, since 2000.

CURT A. MIEDEMA, DIRECTOR: For the last 5 years, Mr. Miedema has been self-employed with his own investment company called Miedema Investments. Mr. Miedema graduated from Unity Christian High School in 1975 and attended Davenport College for 1 year thereafter.

STEPHEN O'HARA, MD, DIRECTOR: The Consumer's Research Council of America, an independent organization based in Washington, D.C. recently ranked Dr. Stephen O'Hara among the top two percent of clinical neurologists nationwide. He attended Stanford University and graduated in 1975 with a Bachelor's of Science degree in biology and performed honors research in the laboratory of Dr. Donald Kennedy, who subsequently served as President of Stanford University. Dr. O'Hara obtained his M.D. from Northwestern University in 1979, where he became president of the Northwestern chapter of the American Medical Student Association, then proceeded to complete his residency in neurology at UCLA in 1983. Dr. O'Hara is board-certified in neurology through the American Board of Psychiatry and Neurology. Since completing his residency, Dr. O'Hara has continued to teach the residents in the neurology program at UCLA while maintaining a private practice in Century City, California for the past 16 years with an emphasis on geriatric neurology and disorders of balance.

JOHN J. FINAZZO, MD, DIRECTOR: Dr. Finazzo graduated from the University of California, Riverside in 1986 with a degree in Bio-Medical Sciences. He received his MD degree from the UCLA School of Medicine in 1989. He completed a two-year Surgical Internship at UCLA Center for Health Science in 1991. He then completed residency in Otolaryngology - Head and Neck Surgery at the State University of New York Health Science Center, Brooklyn in 1995. He is Board Certified in Otolaryngology (since 1996). Dr. Finazzo has been in private practice in the Palm Springs area for eight years. He is also on the surgical staffs at the Desert Regional Medical Center, the John F. Kennedy Medical Center and the Eisenhower Medical Center. Dr. Finazzo is also Section Chief - Division of Otolaryngology at Eisenhower Medical Center. He resides in Palm Springs with his wife of 15 years. He is active in clinical research for the treatment of acute sinusitis.

SIGNIFICANT EMPLOYEES

None.

FAMILY RELATIONSHIPS

No family relationships exist among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

CERTAIN LEGAL PROCEEDINGS

No director, nominee for director, or executive officer of the Company has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five years.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of October 30, 2007, by: (i) each director; (ii) each person who is known to us to be the beneficial owner of more than five percent of our outstanding common stock; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all our current executive officers and directors of as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned.

------------------------- ----------------------------- ------------------------------- ---------------------------------
Name and Address          Shares of Common              Shares of Series A              Total Percentage of
of Beneficial Owner(1)    Stock Beneficially            Convertible                     Voting Power (4)
                          Owned (2)                     Preferred Stock
                                                        Beneficially Owned (3)
------------------------- ----------------------------- ------------------------------- ---------------------------------

                          Number          %             Number            %             Number            %
------------------------- --------------- ------------- ----------------- ------------- ----------------- ---------------
Scott R. Sand, CEO,
Chairman,                 2,925,000       6.7%          20,275,960        83%           23,200,960        34%
Director
------------------------- --------------- ------------- ----------------- ------------- ----------------- ---------------
Thomas Neavitt, CFO,
Secretary                 318,750         0.7%          -                 -             318,750           0.4%
------------------------- --------------- ------------- ----------------- ------------- ----------------- ---------------
Yong Khoo Sin,
Director                  207,300         0.5%          -                 -             207,300           0.3%
------------------------- --------------- ------------- ----------------- ------------- ----------------- ---------------
Christopher A. Wirth,
Director                  430,000         1.0%          -                 -             430,000           0.6%
------------------------- --------------- ------------- ----------------- ------------- ----------------- ---------------
Curt A. Miedema,
Director                  121,250         0.3%          -                 -             121,250           0.2%
------------------------- --------------- ------------- ----------------- ------------- ----------------- ---------------
Stephen O'Hara,
Director                  212,500         0.5%          -                 -             212,500           0.3%
------------------------- --------------- ------------- ----------------- ------------- ----------------- ---------------
John Finazzo,
Director                  1,200,000       3.0%          -                 -             1,200,000         1.7%
------------------------- --------------- ------------- ----------------- ------------- ----------------- ---------------
Jeffrey Gleckman
                          3,000,000       6.8%          4,000,000         16%           7,000,000         10.3%
------------------------- --------------- ------------- ----------------- ------------- ----------------- ---------------
All officers and
directors as a group
(7 persons)               5,414,800       12.3%         24,275,960        83%           29,690,760        43.5%
------------------------- --------------- ------------- ----------------- ------------- ----------------- ---------------

(1) Unless otherwise indicated, the address for each beneficial owner is 35193 Avenue "A", Suite-C Yucaipa, California 92399.
(2) Does not include the Series A Convertible Preferred Stock which is entitled in some cases to a separate vote on a one for one basis with holders of common stock.
(3) Each share of Series A Convertible Preferred Stock is entitled in some cases to a separate vote on matters with holders of the common stock. Each share of Series A Convertible Preferred Stock is entitled to 1 vote per share. Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder and subject to a 65 day written notice to the company, at any time after the date of the issuance into one share of fully paid and non-assessable share of common stock.
(4) This column includes the common stock and Series A Preferred Stock held by each person. Applicable percentages are based on 68,159,434 common and preferred shares outstanding on October 30, 2007.

CHANGES IN CONTROL

No arrangements exist which may result in a change in control of us.


                            DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share and 40,000,000 preferred shares, no par value per share. As of October 30, 2007, there were 43,747,110 shares of common stock issued and outstanding and 24,275,960 Class A preferred shares issued and outstanding. Only common stock is offered in this prospectus.

COMMON STOCK

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock (there are none currently). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further shareholder approval.

PREFERRED STOCK

All of our authorized preferred shares are Class A preferred shares. Class A preferred shareholders have a priority over common stockholders upon liquidation, dissolution or winding up. Class A preferred shareholders in some cases are entitled to a separate vote on matters upon which common shareholders can vote, with one vote per share. Preferred shares are not entitled to dividends. We have the right to redeem each share of Series A preferred stock for $1 per share. However, there is no obligation for this redemption. Each share of Series A preferred stock is convertible, at the option of the holder and subject to a 65 day written notice to the Company, at any time after the date of the issuance into one share of fully paid and non-assessable share of common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders of Series A preferred stock shall be entitle to be paid $1 per share before any payments or distribution of assets to the holders of the common stock or any other equity securities of the company. The outstanding shares of preferred stock are fully paid and non-assessable.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock. Anslow & Jaclin, LLP has been our legal counsel since inception.

The financial statements included in this prospectus and the registration statement have been audited by Child, Van Wagoner & Bradshaw, PLLC certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                      DISCLOSURE OF COMMISSION POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

In addition, we have the power, by our by-laws or in any resolution of our shareholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                             DESCRIPTION OF BUSINESS

Our company was incorporated under the laws of the state of Georgia in 1995 under the name Classic Restaurants International, Inc. We changed our name in 1998 to Creative Recycling Technologies, Inc. Our business plan changed from the restaurant business to recycling along with our name change. We had little business activity and no sales. Our business was dormant from the late 1990's into the first calendar quarter of 2004.

In March of 2004, we merged with a Nevada company, Ingen Technologies, Inc. Ingen Technologies, Inc. survived as our subsidiary for the sole purpose of operating our new business. In December 2005, we underwent a 1:40 reverse stock split. However, we remained a Georgia corporation, with completely new management and an active business plan in the medical devices industry (operated by the Nevada company with the same name). Shortly thereafter, we changed our name to Ingen Technologies, Inc.

Ingen Technologies, Inc., the Nevada company, was founded by Scott R. Sand in 1999. Upon the merger with our Georgia corporation, Mr. Sand became the Chief Executive Officer and Chairman of the Board of Directors, positions he maintains today. Mr. Sand owns 2,925,000 shares of our common stock (approximately 6.7% of the 43,747,110 common shares outstanding as of October 30, 2007) and he owns approximately 83% of our issued preferred shares (20,275,960 of 24,275,960 shares) which in some cases are entitled to a separate vote on a one-vote-per-share basis along with our common shares. As of October 30, 2007, Mr. Sand owned approximately 34% of our outstanding voting shares.

We made major adjustments to our capital structure toward the end of 2005. We reduced the number of authorized common shares from 500,000,000 to 100,000,000. The number of authorized preferred shares remained unchanged at 40 million. Our shareholders authorized a 1-for-40 reverse split of our common shares, thereby reducing the number of issued shares from 488,037,593 to 12,201,138. We also undertook a reverse split our preferred shares on 1-for-3 basis, thus reducing our issued preferred shares from 39,000,000 to 13,300,000. Our preferred shares are convertible into common shares on a 1-for-1 basis. Our preferred shares are entitled to vote on an equal footing with common shares on all matters for which shareholder voting input is required. Trading of our common stock under the symbol "IGTN" ended on December 5, 2005. Trading commenced again on December 8, 2005, and continues, under our new trading symbol "IGTG."

OVERVIEW

We are a medical device manufacturer and service provider for medical and consumer markets both domestic and abroad. All of our manufacturing is currently subcontracted. We have four products, two of which are currently generating revenues; Secure Balance(TM) and Oxyview(TM). Oxyview(TM) is part of our product line for wireless, digital, low gas warning systems for pressurized gas cylinders, known as BAFI(TM). The other oxygen and gas monitoring safety devices in our BAFI product line that are still being developed are OxyAlert(TM) and GasAlert(TM).

The Company's flagship product is its BAFI (TM) line of products. These are the world's first wireless digital low gas warning system for pressurized gas cylinders. These products include Oxyview(TM), OxyAlert(TM)and GasAlert(TM). On October 24, 2000, the Company received a U.S. Patent for the BAFI (TM) with Patent No. 6,137,417. BAFI (TM), now in its second generation, is an accurate and cost-effective, real-time pressurized gas warning system that will alert users when gas levels are approaching empty.

The BAFI (TM) line has multiple applications, inclusive but not limited to, the Medical Industry, Home Consumer, Residential Development Industry, Safety & Protection (fire and police), Aircraft Industry, and the Recreational Vehicle Industry. BAFI (TM) meets or exceeds regulatory compliance of this type of product and is completed and in production.

The Company's Secure Balance (TM) product is a private-label product that includes a vestibular function testing system and balance therapy system available to physicians throughout the United States.

On November 16, 2006, the Company purchased the intellectual property rights for Oxyview(TM). The Company had co-invented the Oxyview (TM) product with a third party. The agreement gave the Company sole ownership of the product and intangible pending patents associated with Oxyview (TM), which is part of the Company's BAFI(TM) line of products. Patents for Oxyview (TM) are pending in the United States, Japan, People's Republic of China and the European Communities. Oxyview(TM) relates to flow meters which provide a visual signal for gas flow through a conduit. More particularly it relates to a flow meter which provides a visual cue viewable with the human eye, as to the flow of gas through a cannula which conventionally employs very low pressure and gas volume to a patient using the Oxyview(TM). The Company began recording sales of Oxyview(TM) in November of 2006.

GasAlert(TM) development is currently "on hold" and we do not intend to focus on it until we have OxyAlert(TM) in a production and sales mode. We also have an agri-business concept known as Pure Produce, which involves establishing soil-less indoor farming facilities near population centers to grow food and neutriceuticals.

The Secure Balance(TM) product is a private-label product that includes a vestibular function testing system and balance therapy system. The vestibular (referencing organs in the inner ear) function testing system is manufactured by Interacoustics LTD. in Denmark and is referred to as the VNG. The balance therapy system is manufactured by SportKAT(R), Inc. in San Diego, California. SportKAT provides private-label testing and balance therapy systems to others. However, we have our own trademark - Secure Balance(TM). Our Secure Balance(TM) program provides equipment, education and training about balance and fall prevention to physicians and clinicians worldwide. All of our company's sales in the fiscal year ending May 31, 2006 ($846,783) and approximately 98% of our sales in the fiscal year ended May 31, 2007 ($704,490 out of total sales of $720,678) were sales of Secure Balance(TM).

SECURE BALANCE(TM) THERAPY TRAINER

Secure Balance(TM) Therapy Trainer is designed to sell to physicians, clinics and hospitals for use with patients suffering from balance problems. It is a patented Kinesthetic Ability Trainer (called "SPORTKAT"), an innovative tool for the evaluation and rehabilitation of neurosensory (or balance) deficits. SportKat focuses on the development of dynamic balance, strength, muscle control, proprioceptive, and vestibular improvement and offers a practically infinite range of adjustable settings to accommodate people with varied body weights and physical activity levels.

Secure Balance(TM) Therapy Trainer provides a way to test and train the nerves that control the muscles of the body that enable us to stand, run, jump and otherwise perform day to day functions. These nerves are called proprioceptors. They are an integral part of a complicated system that the body uses to interpret all of the sensory input that it receives from external and internal sources-- including vestibular input from the inner ear, visual input from the eyes and proprioceptive input in order to maintain posture and mobility. Proprioception enables the body to know where it is in space.

SportKat is an advanced Balance Training system primarily for Senior "fall prevention" Programs, correcting vertigo in Pilots and improving the quality of life with those that have severe motor skill diseases. The SportKat system differentiates itself from anything else known to management because it applies the visual, vestibular and proprioceptive systems to leverage the redundancies in the brain thereby improving balance. It is much safer than a "wobble board" for seniors because the air "bladder" can be inflated to match all levels of ability, weight, etc. This product is currently used in medical centers, hospitals, universities, and professional sports teams. SportKat is effective with those that have the following severe motor skill diseases/challenges:

 Post Acoustic Neuroma Resection (Brain Tumors)
 Head Trauma
 Post Concussion
 Meniere's Disease
 Vertiginous Migraines
 Vestibular Neuronitis
 Presbystasis
 MS
 Parkinson's
 Ataxia

The SportKat 4000 is our most advanced balance assessment and training equipment. The SportKat software includes provisions for both static and dynamic balance training and assessment through the availability of diversified types of tests, test patterns and difficulty levels. Users may use the built-in training modes with a great deal of ease and flexibility. In addition, the system enables the user, or doctor, trainer, etc., to design unique, individual training protocols to overcome specific deficits identified during the assessment phase. The SportKat 4000 is designed for multiple applications within the medical and athletic environments.

The SportKat operates using a patented inflatable bladder support system and centrally pivoted platform. Attached to the platform is a thermal accelerometer, which measures the user's displacement from center (balancing ability), producing a quantifiable measurement or balance index score at the conclusion of a balance assessment or training session. This measurement provides a basis on which the user can track improvements by completing increasingly difficult levels of training.

The modular nature of the SportKat design allows the company to offer a variety of SportKat models to meet the needs (and budgets) of each customer/user group. In addition, the modular design allows users to upgrade a SportKat machine to meet changing needs, add new features or incorporate increased levels of technology. Each SportKat model may be classified into one of three categories: portable, standard or computer assisted.

SECURE BALANCE(TM) VIDEO ENG VESTIBULAR FUNCTION TESTING

The Secure Balance(TM) VNG Modules offer complete function analysis that is easy to administer and comfortable for the patient. The lightweight goggle is designed with patient comfort in mind and versatility in fitting on a variety of patient populations. The Secure Balance(TM) Video ENG improves upon limitations of previous measurement techniques.

Video images of the eyes are obtained without direct contact using high resolution cameras with infrared illumination. The eyes are visualized, enabling simultaneous subjective evaluation, while eye position is analyzed by digital image processing to obtain vertical and horizontal eye position.

The Examination Designer program within the goggle allows the creation of a patient's own test protocol. During the examination the test view provides the patient with graphical data and immediate analysis while simultaneously displaying the eye images for subjective control during the exam. The examiner can even type in comments while the test is in progress. These features greatly reduce the number of time consuming steps often involved in generating test data.

The Secure Balance(TM) can produce clear and detailed color reports suitable for hardcopy storage. Reports collate patient details, traces, analysis and display diagrams in an easy-to-read-format.

The integrated extensive database provides a practically unlimited storage capability. The database works with both the Secure Balance(TM)/Alternate Systems. The Secure Balance(TM) / Alternate Systems are integrated into the Interacoustics Medical PC platform. This is designed for convenient transportation around a clinic and the amount of extraneous equipment required is kept to a minimum.

HEALTHCARE COMPLIANCE SERVICES

Ingen Technologies, Inc. has contracted Total Healthcare Compliance to provide services for Secure Balance(TM) customers who purchase the Balance & Fall Prevention program. The Secure Balance(TM) customer receives five hours of professional assistance from Total Healthcare Compliance to incorporate accurate information regarding vestibular function testing and therapy. These services include, but are not limited to, the following:

 CPT-Billing and ICD-9 Coding
 Proper and effective use of modifiers to ensure appropriate payment Audit requirements and Claims processing
 Testing qualifications and supervision requirements
 Strategies to minimize post-payment risk
 Documentation strategies to improve profitability

EDUCATIONAL SERVICES AND SEMINARS

As part of our ongoing provision of services for Secure Balance (TM) purchasers, we offer periodic seminars and classes in all aspects of the operation of Secure Balance. These seminars feature nationally recognized experts in our field.

Our Oxyview(TM) product went into production after FDA registration in October of 2006. Our first sale of this product was on November 11, 2006. We have launched a marketing campaign and have entered into agreements with several distributors to sell Oxyview(TM) units. All manufacturing of Oxyview(TM) units has been subcontracted with Accent Plastics. The Company is the registered manufacturer of Oxyview(TM) and owns the tooling and molds on location at the manufacturing plant of Accent Plastics, Inc. The Company placed its first order with Accent on October 20, 2006. The Company's arrangement with Accent is solely based on purchase orders from the Company and invoices from Accent at an agreed price per unit.

Oxyview (TM), has a U.S. (as well as in the Peoples Republic of China, Japan and Europe) patent and trademark pending, and is a pneumatic gauge that provides visual safety warning of oxygen flow to hospitalized patients. This product is designed to enhance the safety, assurance and accuracy of hospitalized patients being administered oxygen from any source. Oxyview (TM) is a lightweight pneumatic gauge that is attached to the oxygen tubing just below the neck. It informs the nursing staff of oxygen flow rate near the patient. It is designed to quickly inform the hospital staff of any leak or inaccuracy between the delivery source and the patient.

We have filed for approval with the FDA to commence marketing of our OxyAlert(TM) units. Upon approval of the FDA, we will begin marketing and sales of OxyAlert(TM). The OxyAlert(TM) system is intended to be used in monitoring oxygen intake pressure to a recipient of supplemental oxygen. The caregiver is alerted when the oxygen level falls below a predetermined threshold. The OxyAlert Receiver Monitor is an interface that provides the caregiver with visual or audio signals notifying them of the low oxygen levels.

Both the Oxyview (TM) and OxyAlert (TM) products are low-oxygen safety warning devices used on remote oxygen cylinders for patients, commercial aircraft, military transport, and fire and safety equipment. OxyAlert(TM) technology encompasses the use of digital sensing and RF frequency transfer so that care givers can access a hand-held remote to monitor the actual oxygen level of any oxygen cylinder at a reasonable distance. Using the same patented and proprietary technology, the Company also plans to offer our GasAlert(TM) product; a device that interfaces between any gas line and accessory, such as a water heater, dryer, stove or heater, to detect leaks. This is a mass consumer item. We do not have an anticipated market date for GasAlert(TM).

We were issued two US Patents for our BAFI (TM) line: Patent No. 6,137,417 issued on October 24, 2000 and Patent No. 6,326,896 B1 issued on December 4, 2001. Oxyview has a patent pending. We do not have international patents but have applied for patents in the Peoples Republic of China, Japan and Europe for Oxyview.

BAFI(TM) (and its progeny OxyAlert(TM), Oxyview (TM) and GasAlert(TM)); referred to hereinafter as our "BAFI(TM) product line") is a product that offers technological innovations for various types of applications. Portable pressurized gas systems are categorized as Diameter Index Safety Systems (D.I.S.S.) and are used for various applications. For example, oxygen gas is provided to patients for use in remote locations. This delivery system is a standard medical application used in providing oxygen to patients suffering from various respiratory and pulmonary diseases that result in oxygen deficiency within their blood stream. Oxygen systems are prescribed by physicians and made available through various manufacturers and oxygen suppliers. We believe our clinical tests have shown that BAFI(TM) is reliable, user-friendly and interfaces with most of the regulators available in the market today. The BAFI(TM) interfaced with all oxygen cylinders.

The BAFI(TM) product line is unique in its ability to interface with most of the regulators and all of the pressurized gas cylinders. The use of BAFI(TM) product line provides reliability and safety for the patients and other users. The user is periodically unaware of the pressure levels and for the first time they can experience assurance through this real-time audio and visual warning system.

BUSINESS OPPORTUNITY

The Company is marketing Oxyview (TM) and intends to market OxyAlert(TM) within the medical industry. According to the American Academy of Pulmonology and the New England Journal of Medicine, Pulmonology Publication, the patient market alone is vast and includes 8,000,000 patients in the United States and 22,000,000 worldwide, who use oxygen. Each patient uses multiple oxygen cylinders.

We believe the elderly population is increasing significantly, and therefore, the market will continue to expand. Other markets for GasAlert(TM) include millions of homes, barbeques, recreation vehicles, construction, military bases, commercial and private aircrafts, and government facilities. There is no recognized competition.

PROFESSIONAL PRODUCTS

In order to promote sales of its BAFI (TM) line, the Company has established direct sales and marketing programs with manufacturer representatives, and medical product distributors. Our direct marketing efforts will focus on a direct marketing campaign, infomercials, television advertising and Internet marketing. The Company has contract agreements with independent representative organizations for a regional sales network throughout North America, Asia and Pacific Rim.

The Company is prepared to promote sales of our products in certain international markets. Company management will prepare for an international market research report on the potential of its product lines overseas. With this report, the Company can evaluate its position to pursue compliance of ISO-9000 and CE certification for European countries. In order to sell our products in Europe, we need to comply with the "ISO" standards which all United States manufacturers must adhere to. The CE certification is given upon meeting the applicable ISO standard. It is anticipated that the overseas market represents 50% of the world market for pressurized gas cylinders.

The company believes that its clinical trials have shown the BAFI(TM) system to be an accurate and cost effective, real-time, pressurized gas warning system that will alert the user when the gas levels are approaching empty. It offers a convenient method in warning users before the cylinders are empty without the physical need to view the gauge. The BAFI(TM) components are water resistant, salt spray resistant, heat resistant, durable and FDA approved.

The BAFI(TM) technology was designed as a compliment to the current method of monitoring the pressure within gas cylinders. The BAFI(TM) unit is adjustable and calibrated at 500PSI (pounds per square inch) in order to warn the user of pressure levels that fall below 500 PSI. Most pressurized oxygen cylinders can hold 3000 PSI of gas. The BAFI(TM) will not be activated until the pressure reaches 500 PSI. This calibrated setting is coherent with the existing gauges that are red-lined at 500PSI and is the current method for reading pressure. BAFI(TM) works simultaneously with the gauge and provides the additional warning system that is now necessary in today's market. There are many instances when the user is not attentive to the pressure reading. There are both cost factors and safety issues that result from having an empty cylinder. When tanks are returned empty there are additional costs for priming the tank and replacing parts. The assurance BAFI(TM) provides for the user is greatly enhanced.

OxyAlert(TM) improves the BAFI(TM) gauge methodology by allowing a digital read-out with remote data transmission to other caregivers, as well as a safety gauge, with additional visual and audio aids, that warns the user of low oxygen levels. GasAlert(TM) applies the OxyAlert(TM)/BAFI(TM) technology to other types of pressurized gas containers.

INDUSTRY AND MARKETPLACE
Our BAFI(TM) product line falls into several categories including the health care industry, building supplies industry, recreation vehicles industry and aircraft industry. We are establishing distribution avenues in the medical device industry, hospital and medical supplies, and the consumer and institutional health care supplies market.

PURE PRODUCE - A DEVELOPING LINE OF AGRICULTURAL PRODUCTS AND FACILITIES

Our development plans for Pure Produce are currently suspended, pending the full launch of our BAFI product line and additional funding.

Pure Produce is a continuing research & development program currently under design. This program uses hydroponics (plants grown in water) and areoponics (roots suspended in air) technology to grow various plants without the use of soil, fertilizer and pesticides. This technology is sometimes referred to as "molecular farming." As funding allows, the company anticipates entering the nutriceutical and pharmaceutical markets within the next two years.

We have an agreement in place with AgroWorx, Inc., a company affiliated with one our directors, Christopher A. Wirth. This agreement relates to Pure Produce, an AgroWorx line of plant products. We will work in concert with AgroWorx to develop production facilities and market the products grown therein.

We will require additional capital and/or Pure Produce net earnings to construct and operate more than one Pure Produce facility.

If we are able to raise necessary financing, our Pure Produce facilities will be designed to offer vegetable and herb growth efficiency. The Agro-facility will offer what we believe to be the most efficient use of water and energy conservation technologically available to us.

The main competitive advantage of the facilities would be to deliver off-season, high profit margin gourmet vegetables, herbs and edible flowers. The produce selected for planting can be customized for local consumption. We plan to locate the facilities within major populated areas, reducing the cost of transportation as a result (compared to the cost and logistics involved in shipping agricultural products from rural growers to urban consumers).

COMPETITION

The BAFI(TM) product line constitutes unique warning devices. The audio and visual warning system enhances the safety and assurance of all portable pressurized gas delivery systems and continues to be compatible with all portable pressurized gas cylinders as a compliment to their existing paradigm.

Our competition, as outlined in our patent search, comprises basically two United States companies. However, neither company currently has a product for the pressurized gas tank market, nor have they been able to deliver the designed product they have claimed in an expired patent. Therefore, management believes there are currently no competitors and that the market is wide open.

BAFI(TM) PRODUCT LINE PATENTS AND TRADEMARKS

The Company was notified by the US Patents and Trademarks Office that the patent was issued on 10/24/2000 (Patent Number 6,137,417) and that the examiner had approved all 20 claims. A second patent has been filed and approved. The name BAFI(TM) has been trademarked.

The patent search revealed that there are no similar devices like BAFI(TM) for portable oxygen gas cylinders. As end of this fiscal year, we are still not aware of similar devices in the marketplace.

PRODUCT LIABILITY

Beginning with the design phase of product development, the Company has incorporated preventive measures aimed at reducing its potential exposure to liability risk. The Company's product development and manufacturing program includes high product reliability standards meant to result in high mean times between failures (MTBF). The company plans to achieve a high MTBF factor by pursuing strict quality control procedures and by holding its manufacturing partners to such high standards by written contract. By designing and manufacturing a reliable, high quality product, the Company will minimize, but not eliminate, the possibility and occurrence of defective products.

The manufacturing and marketing of the Company's products, incorporating new and unproved technology, has inherent risk. No one can be sure how each product will operate over time and under various conditions of actual use. Even if the products are successfully manufactured and marketed, the occurrence of warranty or product liability, or retraction of market acceptance due to product failure or failure of the product to meet expectations could prevent the Company from ever becoming profitable. Development of new technologies for manufacture is frequently subject to unforeseen expenses, difficulties and complications, and in some cases such development cannot be accomplished. In the opinion of management, the products, and services, as designed, has many positive attributes, but such attributes must be balanced against limited field operating experience and unknown technological changes.

GOVERNMENT REGULATION

MEDICAL DEVICE APPROVAL PROCESS. Medical devices are regulated by the Food and Drug Administration ("FDA") according to their classification. The FDA classifies a medical device into one of three categories based on the device's risk and what is known about the device. The three categories are as follows:

      - Class I devices are generally lower risk products for which sufficient information exists establishing that general regulatory controls provide reasonable assurance of safety and effectiveness. Most class I devices are exempt from the requirement for pre-market notification under section 510(k) of the Federal Food, Drug, and Cosmetic Act. FDA clearance of a pre-market notification is necessary prior to marketing a non-exempt class I device in the United States.

      - Class II devices are devices for which general regulatory controls are insufficient to provide a reasonable assurance of safety and effectiveness and for which there is sufficient information to establish special controls, such as guidance documents or performance standards, to provide a reasonable assurance of safety and effectiveness. A 510(k) clearance is necessary prior to marketing a non-exempt class II device in the United States.

      - Class III devices are devices for which there is insufficient information demonstrating that general and special controls will provide a reasonable assurance of safety and effectiveness and which are life-sustaining, life-supporting or implantable devices, or devices posing substantial risk. Unless a device is a preamendments device that is not subject to a regulation requiring a Premarket Approval ("PMA"), the FDA generally must approve a PMA prior to the marketing of a class III device in the United States.

The company's BAFI(TM) product line and Secure Balance(TM) are "Class-II" devices.

OxyView has been reviewed by the FDA and as a result the FDA has issued a Registration No. 3005686889, FDA Owner/Operator No. 9085663, FDA Product Code:
BYM and FDA Listing No. E376132. OxyAlert is under review with the FDA. Secure Balance products have been issued FDA 510(k)'s.

LABELING AND ADVERTISING. The nature of marketing claims that the FDA will permit us to make in the labeling and advertising of our medical devices will be limited to those specified in our FDA 510(k)s. Should be make claims exceeding those that are warranted, such claims will constitute a violation of the Federal Food, Drug, and Cosmetics Act. Violations of the Federal Food, Drug, and Cosmetics Act, Public Health Service Act, or regulatory requirements at any time during the product development process, approval process, or after approval may result in agency enforcement actions, including voluntary or mandatory recall, license suspension or revocation, 510(k) withdrawal, seizure of products, fines, injunctions and/or civil or criminal penalties. Any agency enforcement action could have a material adverse effect on us. The advertising of our products will also be subject to regulation by the Federal Trade Commission, under the FTC Act. The FTC Act prohibits unfair methods of competition and unfair or deceptive acts in or affecting commerce. Violations of the FTC Act, such as failure to have substantiation for product claims, would subject us to a variety of enforcement actions, including compulsory process, cease and desist orders, and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, and restitution. Violations of FTC enforcement orders can result in substantial fines or other penalties.

FOREIGN REGULATION. Outside the United States, our ability to market our products will also depend on receiving marketing authorizations from the appropriate regulatory authorities. The foreign regulatory approval process includes all of the risks associated with FDA procedures described above. The requirements governing the conduct of clinical trials and marketing authorization vary widely from country to country.

INTELLECTUAL PROPERTY

Patents, trademarks and trade secrets are essential to the profitability of our products, and our company policy is to pursue intellectual property protection aggressively for all our products. We have 2 patents for our BAFI(TM) product line. We have a total of 4 trademarks for our products. A summary of the patents and trademarks is provided in the following table:

TRADEMARKS

1.    MARK: OXYALERT (BLOCK LETTERS) Ser./App. No. 78-609846
      Int'l Class 9 - Electrical and Scientific Apparatus Goods/Services Electronic Monitoring And Alarm Systems For Pressure Levels In Gas Cylinders
      Filing date: April 15, 2005

2.    MARK: GASALERT (BLOCK LETTERS) Ser./App. No. 78-609809
      Int'l Class 9 - Electrical and Scientific Apparatus Goods/Services Electronic Monitoring And Alarm Systems For Pressure Levels In Gas Cylinders
      Filing Date: April 15, 2005

3.    MARK: SECURE BALANCE (BLOCK LETTERS) Ser./App. No. 78-570158
      Int'l Class 10 - Medical Apparatus Goods/Services
      Medical Diagnostic Equipment For Vestibular Function Testing And Dynamic Posturography And Related Software Sold As A Unit, And Installation And Training In The Use Thereof
      Filing date: February 17, 2005

4.    MARK: BAFI Ser./App. No. 75-873947 Registration No. 2406214
      Int'l Class 9 - Electrical and Scientific Apparatus Goods/Services Electronic Monitoring And Alarm Systems For Pressure Levels In Gas Cylinders
      Filing date: December 18, 1999
      Registration date: November 21, 2000

UNITED STATES PATENTS                                            ABSTRACT

Patent No. 6,137,417                A warning device configured for removable mounting in combination with a high pressure gas cylinder and a regulator used toregulate
Date issued: October 24, 2000       the high pressure gas supplied by the cylinder. The device compression mounts between the regulator and tank outlet on
Date expires: May 24, 2019          conventional portable oxygen and gas supply systems using a specially configured manifold.

                                    The device features one or a combination of alarms, from a group including audio, visual, electronic and remotely transmitted alarms.

                                    These alarms are activated by a pressure switch monitoring the remaining supply in the gas cylinder through a conduit in the manifold.

                                    The alarm signal from the device alerts the user, or a third party monitoring the user, of current tank pressure or will sound an alarm when remaining high pressure gas inside the gas cylinder drops below a predetermined level.


Patent No. 6,326,896 B1             A warning device configured for removable mounting in combination with a high pressure gas cylinder and a regulator used to regulate
Date issued: December 4, 2001       the high pressure gas supplied by the cylinder.

Date expires: October 24, 2020      The device compression mounts between the regulator and tank outlet on conventional portable oxygen and gas supply systems using a specially configured manifold.

                                    The device features one or a combination of alarms, from a group including audio, visual, electronic and remotely transmitted alarms.

                                    These alarms are activated by a pressure switch monitoring the remaining supply in the gas cylinder through a conduit in the manifold.

                                    The alarm signal from the device alerts the user, or a third party monitoring the user, of current tank pressure or will sound an alarm when remaining high pressure gas inside the gas cylinder drops below a predetermined level.

A U.S. Provisional Patent, #60/780980, has been issued for OxyView. Additionally, a U.S. formal patent application has been submitted along with formal applications to China and Japan. We also have U.S. trademarks pending for both OxyView and Pure Produce.

MANUFACTURING

We do not manufacture our products in-house. We have or will have contracts for the manufacture of our products (depending on the product).

Our Secure Balance(TM) systems (the equipment) are sold to us for re-sale on a "private label" basis, we have no part in the design or manufacture of the systems. We hire sales reps to sell Secure Balance(TM). These reps are paid on a contractual basis and are not technically our employees. We will out-source the manufacturing of our OxyAlert(TM), OxyView and GasAlert(TM) products and will sell these products utilizing a distribution network that will not include the use of Company employees.

PRICING

The Company plans to price the medical devices so that a 45-50% gross margin is generated. The distributor price may likely be discounted from time to time depending upon high volume commitments. We anticipate the retail cost of OxyAlert(tm) will be in the $300-$400 range. GasAlert(TM)'s price has yet to be determined, but will be considerably lower. Oxyview (TM) is initially being sold at a retail price of $14.95.

SALES AND MARKETING

Company management believes that the sales and marketing for these systems could be achieved with a direct factory sales force. However, with the implementation of our sales and marketing program, the increase of sales will decrease production costs. The goal is to reduce the system manufacturing cost and maintain margins. The Company has established relationships and contracts with distribution and sales of its products and services through various experienced distribution and marketing channels, including primarily medical device marketing, government marketing and supplier outlets. The Company has recently introduced the BAFI(TM) product line through the medium of direct Internet marketing and advertising, which is gaining wide recognition as an effective method of introducing products and driving customers to retail distribution channels.

An integral part of the Company's marketing strategy, and a common theme to the marketing plan, is its complete proprietary product offering. By offering a proprietary line of products and services, and promoting cost-effective and leading-edge identity, the Company can establish permanent residency in major national and international medical supply outlets. This could afford the Company less resistance to new products in the future.

BAFI(TM) PRODUCT LINE MARKETING PROGRAM

The Company will have an initial national distribution plan. The plan will entail the expansion of development and distribution of its products and services, and the development of wholesale and retail distribution through an experienced marketing network, medical supply outlets, government agencies and managed care organizations. The plan will also seek to garner the support of the medical community through the sponsorship of ongoing research of oxygen delivery programs and devices. The Company continues to negotiate distribution programs with large and experienced distributors.

1. Institutional Health Care Distribution
The Company's management has developed active relationships with physicians, hospitals and various suppliers in the United States and has established a direct sales channel designed to build a network of health care institutional distributors to actively purchase the BAFI(TM) product line.

The Company is preparing to significantly expand its direct sales program to government agencies, institutions, health care providers, hospitals, managed care organizations, urgent care centers, skilled nursing facilities and private industry. In doing so, management intends to appoint regional sales managers in target regions throughout the United States. These regional sales managers will be charged with executing the Company's direct sales efforts in their respective territories, specifically establishing new, active accounts. The Company has focused the early thrust of its expanded marketing program within the United States. Management believes that this is the best current practical opportunity.

2. Retail Distribution
The Company has appointed independent representatives to represent its products on a regional basis throughout the United States. Management will continue to appoint other firms that have extensive physician/medical penetration and experience with medical products and continue to gain distribution through the vast and growing network of independent medical device chain outlets.

3. International Marketing Program
The Company intends to expand its product line in certain international markets. Management believes that the product is expected to be issued various foreign patents and the regulatory approval to market in other countries. Currently the company has engaged Kimihira, Shimada & Taylor, located in Torrance, California, to seek distribution rights within Asia and the Pacific Rim.

4. Direct Response Marketing Program
An integral part of the Company's sales and marketing strategy is the use of direct medical response advertising ("infomercials") within physician waiting rooms and internet web site exposure, to introduce our products to the marketplace, achieve significant sales, and develop brand name recognition. An infomercial can be described simply as a televised commercial or web site of up to six minutes in length, which demonstrates a product or services and attempts to motivate the viewer to call a toll free telephone number and order the product or service. We are utilizing an infomercial for our Secure Balance(TM) products and services and intend to produce infomercials for OxyAlert(TM), Oxyview and GasAlert(TM) as soon as we can.

The infomercial has proven itself to be capable of literally revitalizing entire product categories. Because of its unique ability to provide for live demonstration of a product to (up to) millions of people simultaneously; the infomercial has transformed several previously small, sleepy product categories into industry leading growth segments.

Unique to the infomercial marketing technique, products can generally be sold at relatively high prices (compared to traditional retail) because the product's usefulness and value can be established through demonstration. The higher price of an infomercial product actually pays for the higher selling costs associated with the purchase of media time.

Through our sales and marketing division, the Company has established a relationship with several web site developers to establish a joint infomercial marketing venture for the BAFI(TM) product line and services. The Company intends to explore the advisability of establishing such an arrangement regarding future products, as well as the prospects of developing our own infomercial marketing program.

5. Independent Representative Network
A principal component of the BAFI(TM) marketing strategy involves distribution of our product line through major national and regional medical marketing networks. Company management, together with key senior consultants, has extensive contacts and relationships with independent representative firms throughout the United States. Ultimately, management intends to secure distribution contracts with 400 or more brokers, marketing consultants, and special instrument dealers (SID's) to spearhead the Company's sales campaign in acceptable market areas in the United States. At such time as BAFI(TM) has achieved adequate market penetration in the initial markets, and as production, logistics, financing, and operational capabilities increase, the Company intends to expand our market representation and continue to expand in new markets.

The Company has allocated a substantial portion of our distribution network to advertising and promotion, including the production of 10 minute (and longer) infomercials, and web sites designed to promote viewership of the infomercial and product lines.

The Company has approached major medical supplies direct mail catalog houses, and other magazine supply catalog operators for representation and sales through such publications. The Company may choose to market through catalogs under a special brand name.

6. Advertising & Promotion
The primary objective of the Company's advertising and promotional endeavors is to establish the BAFI(TM) product line name and image as the top manufacturer of leading-edge and cost effective gas warning alert system products and services within the industry.

The Company's initial architecture for our advertising campaign is being built around the perceived cost advantages of the BAFI(TM) product lines' systems, including its applications and importance. The message will also seek to project the preparedness and peace of mind that comes from owning the product dedicated to their clinical and corporate liabilities.

Concurrently, management is of the opinion that these same efforts will reinforce the Company's wholesale program by increasing brand name awareness among chain and independent buyers. To accomplish these objectives, the Company will employ a variety of proven marketing communications techniques, to include but not be limited to, on-site demonstrations of the product, national and regional exhibits, regional and local institutional advertising, and co-op advertising and promotions.

Oxyview has commenced sales as of 11/10/2006 with Koike Medical Co. Ltd. in Japan, PO No. KM111006.

SUMMARY OF MATERIAL AGREEMENTS

Ingen has agreements with Preferred Provider Care Inc., Secure Health Inc., Total Healthcare Compliance Inc., InTouch Life Sciences Inc., MedOx Corp., Agroworx Inc., LifeTime Controls Inc., and RC Product Development and Engineering. The summary of the agreements is as follows:

(1) Ingen has exclusively engaged the services of Preferred Provider Care to provide physician training and physician support services for all Secure Balance(TM) customers. Preferred Provider Care also agreed to develop physician markets for Secure Balance(TM) sales in the United States through their affiliate, American Academy of Balance Medicine and the Southeastern Neuroscience Institute. Ingen will use Preferred Provider Care as its exclusive agent to provide those services. In consideration, Ingen agrees to pay a consulting fee of $3,000 for each Secure Balance(TM) product sale that includes a signed Acceptance Agreement from the customer. The said fee will be paid only if the purchasing physician or institution agrees to and signs the Acceptance Agreement to utilize training services. Further, Ingen agrees to advance $5,000 for each workshop/event.

(2) Ingen has engaged Secure Health to exclusively distribute Secure Balance(TM) products in North America. In consideration, upon signing of the Agreement, Secure Health will receive 500,000 restricted shares of common stock of Ingen Technologies, Inc. Ingen agrees to pay a 14% commission of the list sale price, not inclusive of taxes or freight, of all Secure Balance(TM) sales. Upon selling their first 13 Secure Balance(TM) systems, Ingen will issue a total of 250,000 restricted shares of Ingen common stock to the Contractor according to the following schedule: 100,000 shares issued after first 5 systems sold; 100,000 shares issued after first 10 systems sold; and 50,000 shares issued after first 13 systems sold.

(3) Ingen engaged Total Healthcare Compliance to provide professional services in medical billing compliance and Medicare billing guidelines. These services are offered to Ingen's clients that have purchased the Secure Balance(TM) program. Total Healthcare Compliance ("THC") has also agreed to endorse the Secure Balance(TM) program to their clients. Ingen will use THC as its exclusive agent to provide these services. In consideration, Ingen agreed to issue 250,000 shares of its restricted common stock to THC upon signing of this Agreement. Ingen will pay commissions of $4,000 for each Secure Balance(TM) VNG product sold on leads delivered to Ingen in the form of a signed agreement between the client and Ingen. The said transaction will be verification of acceptance and submitted to THC. Ingen will pay THC $500 for each Secure Balance(TM) sale, providing the client accepts THC's services. THC agrees to provide 5 hours of services for $500. Ingen will reimburse THC for any/all travel and lodging expenses associated with workshops that are sponsored by Ingen.

(4) Ingen engaged InTouch Life Science ("ILS") to cost effectively understand the viable OxyView(TM) and OxyAlert(TM) business opportunities and the business development strategy that should be pursued to secure distributor agreements. To ensure the best terms can be negotiated with distributors, ILS will conduct a strategic assessment of the market in North America and Europe to define current conditions including emerging competition, competitive product features and benefits, pricing, positioning, and promotional activities. The objectives, methodology and deliverables are found in Attachment A ["North American (NA) Elements of Agreement"]. The elements are the same for Europe except for the timing of the work which the two parties will discuss after the North American project is initiated. Compensation: the undertakings of this agreement are set forth in greater detail in attachment A of the agreement as Parts 1A and 1B. In consideration for the services to be provided by ILS under this agreement, Ingen agreed to pay ILS the following payments: Phase I A & B-North America (August through November, 2006): $44,010. Initial payment of $14,670 accompanied a signed copy of the agreement. The remaining two installment payments of $14,670 were paid on September 15, 2006 and November 15, 2006. Compensation payments will be considered to include personnel costs for ILS employees and affiliated consultants, ILS' copying, postage, courier services, long distance telephone calls and telecopy charges. ILS will bill separately for other expenses, including video conferencing, web casts, travel, etc. only if approved in writing in advance by Ingen.

(5) Ingen engaged the services of MedOx Corporation ("MedOx") to distribute OxyView(TM). In consideration, Ingen agreed to pay MedOx 4% of all OxyView revenues, less MedOx's selling price to the customer. An ongoing percentage shall be paid to MedOx by Ingen for results of growing a global sales organization. When MedOx sells one million OxyView(TM) units, Ingen will issue a total of 2,000,000 restricted shares of its common stock to MedOx according to the following schedule: This issuance is only for the first one million units sold and does not constitute an ongoing issuance for additional sales of OxyView(TM). MedOx will receive $60,000 for the first six months in payments of $10,000 per month. After the first six months, these payments will cease. MedOx will determine the customer price. MedOx has the right to set pricing directly with his customer and the customer will purchase directly from Ingen. MedOx and Ingen will negotiate pricing set for MedOx, and MedOx will receive 4% of MedOx pricing and 100% of the difference between the MedOx price and the customer price for each individual customer. The customer pricing may vary from customer to customer. At no time, shall the MedOx price exceed or be greater than the customer price. Ingen is responsible to initially discuss all customer pricing with MedOx, and Ingen agrees not to discuss pricing with the customer until MedOx has discussed pricing the customer. The term "customer" means that MedOx has established a direct relationship/contact with a customer, and does not mean that all customers are property of MedOx. Each customer that is a contact of MedOx will be verified in writing between Ingen and MedOx. MedOx will be paid 7 days after receipt of all money received from the customer and for each transaction, accordingly.

(6) Ingen engaged Agroworx to provide consulting services to assist in the design of the Pure Produce(TM) program. In consideration, Ingen will issue to
Agroworx: i) 300,000 shares of restricted common stock at the time Ingen receives initial funding for the Pure Produce(TM) program, and ii) 500,000 shares of restricted common stock 12 months after the funding of the Pure Produce(TM) program. The definition of "Commencing" means that the first Pure Produce(TM) facility has been built and has started operations. Upon the initial funding of the Pure Produce(TM) program, Ingen will pay Agroworx a monthly consulting fee of $ 3,000 to assist in the design and operations of the Pure Produce(TM) facility(s). Ingen will pay Agrowor 2% of the net profits, before tax, of the revenues generated from any/all of the Pure Produce(TM) facilities. This payment will be paid annually and/or at the end of each fiscal year. Ingen may assign other projects to Agroworx. Ingen will pay Agroworx a defined amount pursuant to each project. Each project will include a description of the work to be performed and the amount that Agroworx will receive. Agroworx has the right of first refusal with each of these additional projects.

(7) Ingen engaged LifeTime Controls to build the OxyAlert(TM) engineering model for a total cost of $69,420 commencing on August 1, 2005. The OxyAlert(TM) model was built and is now waiting to go into production pursuant to additional funding requirements.

(8) Ingen engaged RC Product and Engineering to design and build OxyView(TM). The product has been designed and is in production. In consideration, Ingen paid $30,000 and issued 1,000,000 restricted shares of its common stock.

EMPLOYEES

Our wholly owned subsidiary currently has five full-time employees. Our company is a holding company formed in Georgia that owns or has rights to certain proprietary products and operates our business through our subsidiary, Ingen Technologies, Inc., a Nevada company. Mr. Scott R. Sand, our CEO, Founder and Chairman is employed under an employment agreement with the Company. This agreement was effective as of September 21, 2006. Under its terms Mr. Sand is entitled to $200,000 per year for a period of five years and 300,000 shares of common stock per year. As of May 31, 2007, Mr. Sand is due $113,356 in accrued and unpaid salary under his employment agreement


           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

THE DISCUSSION IN THIS SECTION CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR OUR FUTURE PERFORMANCE. WORDS SUCH AS "ANTICIPATES," "BELIEVES," "EXPECTS," "INTENDS," "FUTURE," "MAY" AND SIMILAR EXPRESSIONS OR VARIATIONS OF SUCH WORDS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, BUT ARE NOT THE ONLY MEANS OF IDENTIFYING FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS IDENTIFIED IN THIS REPORT, INCLUDING THE MATTERS SET FORTH UNDER THE CAPTION "BUSINESS RISKS," WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

OVERVIEW

We are a medical device manufacturer and service provider for medical and consumer markets both domestic and abroad. All of our manufacturing is currently subcontracted. We have four products, two of which are currently generating revenues (Secure Balance(TM) and Oxyview(TM)). The other oxygen and gas monitoring safety devices in our BAFI product line that are still being developed are OxyAlert(TM) and GasAlert(TM).

GasAlert(TM) development is currently "on hold" and we do not intend to focus on it until we have Oxyview(tm) and OxyAlert(TM) in a production and sales mode. We also have an agri-business concept known as Pure Produce, which involves establishing soil-less indoor farming facilities near population centers to grow food and neutriceuticals. Our development plans for Pure Produce are currently suspended, pending the full launch of our BAFI product line and additional funding.

Our Oxyview(TM) product went into production after FDA registration in October of 2006. Our first sale of this product was on November 11, 2006. We have launched a marketing campaign and have entered into agreements with several distributors to sell Oxyview(TM) units. All manufacturing of Oxyview(TM) units has been subcontracted with Accent Plastics. The Company is the registered manufacturer of Oxyview(TM) and owns the tooling and molds on location at the manufacturing plant of Accent Plastics, Inc. The Company placed its first order with Accent on October 20, 2006. The Company's arrangement with Accent is solely based on purchase orders from the Company and invoices from Accent at an agreed price per unit.
We have filed for approval with the FDA to commence marketing of our OxyAlert(TM) units. Upon approval of the FDA, we will begin marketing and sales of OxyAlert(TM).

Our development plans for Pure Produce are currently suspended, pending the full launch of our BAFI product line and additional funding. We have an agreement with AgroWorx, Inc., a company affiliated with one our directors, Christopher A. Worth. This agreement relates to "Pure Produce," an AgroWorx line of plant products. We will work in concert with AgroWorx to develop production facilities and market the products grown therein. We anticipate that we will need to raise at least $2 million to construct and operate a production facility.

The Pure Produce product is a continuing research & development program currently under design. This program uses hydroponics and aeroponics technology to grow various plants and herbs without the use of soil, fertilizer and other chemicals. The company anticipates entering the nutriceutical and pharmaceutical markets over the next two years.

We will need additional investment (equity and/or debt) and/or Pure Produce net earnings to construct and operate more than one Pure Produce facility.

Our business plan for the remainder of the fiscal year ending May 31,2008 is to continue our efforts to increase the market share for Secure Balance(TM) and to continue with the world-wide sales of one of our BAFI(TM) product lines, Oxyview(TM). We will also continue to develop OxyAlert(TM) if funds allow. The marketing costs incurred to increase the sales of Oxyview(TM) could be quite substantial.

We have had sales revenues in each of our last two fiscal years of $846,783 in the year ended May 31, 2006 and $720,678 in the fiscal year ended May 31, 2007. We anticipate reversing the slight downward trend in our sales figures by continuing to build our Secure Balance(TM) brand recognition in the market and intensify our efforts for market penetration. Further, with the launching of our Oxyview (TM) product in November of 2006, we hope to increase sales of this product.

We have had significant losses since inception. Our net loss for the past two fiscal years ended May 31, 2007 and May 31, 2006 have been $5,061,482 and $1,602,827, respectively. We anticipate that we will continue to incur substantial additional operating losses in our fiscal year ending May 31, 2008 as we continue to develop our BAFI(TM) product line, begin manufacturing and marketing of OxyAlert and continue to seek an increase in Secure Balance(TM) sales.

As of May 31, 2007, we had an accumulated deficit of $13,561,471 (up from $8,168,218 as of May 31, 2006).


RESULTS OF OPERATIONS FOR THE YEAR ENDED MAY 31, 2007 COMPARED TO THE YEAR ENDED MAY 31, 2006

We reported gross sales of $720,678 in the fiscal year ended May 31, 2007. Our total sales fell 15% from sales of $846,783 in our fiscal year ended May 31, 2006. Our sales decrease was attributable to less sales of our Secure Balance
(TM) product. Our Secure Balance (TM) sales were $704,490 in the current fiscal year, compared to $846,783 in the prior year. Management attributes the drop in Secure Balance(TM) sales in comparison to a year ago to a change in billing practices of Medicare. The government "changed" the rules, telling physicians that they could not utilize the balance therapy equipment in their offices without having a licensed physical therapist on hand while the equipment was in use. Therefore, for a period of time, only physicians willing to bring physical therapists into their offices were willing to purchase or lease Secure Balance(TM). However, after an outcry from physicians, management has learned that Medicare's decision has been reversed. It is management's understanding that now Secure Balance(TM) can be utilized by physicians, in their offices without the need to have a physical therapist present, as long as the use is "incident" to their practices. As a result, Management expects Secure Balance(TM) sales to increase. Further, our sales of Oxyview (TM) are anticipated to increase from current levels of $5,695 as we expand sales channels. We also reported $10,492 in freight charges that we collected and recorded as income in the fiscal year ended May 31, 2007.

Our cost of sales was $452,100 in the fiscal year ended May 31, 2007 and our gross profit was $268,578 (a gross margin of 37.3%). We reported cost of sales of $301,118 in the fiscal year ended May 31, 2006 with a gross profit of $545,665 (a gross margin of 64.4%). The large difference in the gross margin from the current fiscal year compared to the prior year is primarily related to a change in accounting treatment of commissions and other direct cost of sales (including costs by the Company to install Secure Balance (TM) units and to train the customers to use the machine). All of these costs allocated to cost of sales are contractual obligations of the Company directly related to the sale of the Secure Balance (TM) units. The Company would have reported total cost of sales of $540,231 in the fiscal year ended May 31, 2006 had the Company utilized this same accounting treatment for its commissions and other related expenses now classified as costs of sales. This would have resulted in a gross profit of $306,552 and a gross margin of 36.2%, nearly the same as the gross margin in the fiscal year ended May 31, 2007.

Our selling, general and administrative expenses were $1,882,221 in the fiscal year ended May 31, 2007. This was a decrease of approximately 12.2% from the selling, general and administrative expenses of $2,143,840 reported in the fiscal year ended May 31, 2006. With the adjustment for the change in cost of sales discussed above, the selling, general and administrative expenses would have been $1,904,727 in the fiscal year ended May 31, 2006.

Due to entering into $1,915,000 in convertible note agreements, our interest expense has increased dramatically. We reported interest expense of $3,852 in our fiscal year ended May 31, 2006. Our interest expense in the current fiscal year was $5,028,485. The bulk of this current interest expense relates to the accounting treatment of the convertible feature of the notes payable. The interest expense accrued on the notes payable was equal to $44,109 for the year ended May 31, 2007. The other interest charges related to the amortization of debt issue costs, amortization of note discount and other financing costs were $4,984,376.

We reported income due to the change in our derivative liability in the amount of $1,583,636 in the fiscal year ended May 31, 2007. This was the first year we reported such income. This income was generated as a result of the Company's treatment of certain convertible notes payable and warrants. The Company is required to value the convertible feature of each convertible note and also value the warrants when they are issued. The valuation was done again as of May 31, 2007. The changes in these values, which are based on a Black Scholes valuation, have been recorded as income. The net difference of the Black Scholes valuation at the time of the issuance of the debt and warrants compared to the valuation as of May 31, 2007 resulted in the Company reporting income of $1,583,636 (the derivative liability decreased between the time of issuance of the warrants and debt and May 31, 2007).

We have not generated net profit to date and therefore have not paid any federal income taxes since inception. We paid $1,215 and $800 in franchise taxes to the state of California in the fiscal years ended May 31, 2007 and 2006, respectively. We also made a tax payment to the state of Georgia of $1,775 in the current fiscal year. We estimate that our federal tax net operating loss carryforward will be approximately $4.6 million as of May 31, 2007. This carryforward was equal to $3,009,598 as of May 31, 2006. The loss carryforward will begin to expire in 2019, if not utilized. Our ability to utilize our net operating loss and tax credit carryforwards may be limited in the event of a change in ownership.

LIQUIDITY AND CAPITAL RESOURCES FOR THE YEAR ENDED MAY 31, 2007 COMPARED TO THE YEAR ENDED MAY 31, 2006

At May 31, 2007, our current assets totaled $119,465 (including cash of $238, inventory of $85,594 and prepaid expenses of $33,633). Total current liabilities were $380,018, consisting of $84,517 in accounts payable, $196,620 in accrued expense, $84,342 in an officer's loan and $14,539 representing the current portion of long-term debt. We had $720,678 of sales in the fiscal year ended May 31, 2007 and sales of convertible debentures on which we netted $1,566,800. Our finances were assisted by deferments from our CEO and Chairman Scott R. Sand. Mr. Sand accrued $96,667 in salary in the fiscal year, although he converted $95,311 of this accrued salary into preferred stock. As of May 31, 2007, we owed Mr. Sand $113,356 in accrued salary and an additional $84,342 for expenses that he has paid on behalf of the Company.

Our future cash requirements will depend on many factors, including finishing the development of our BAFI(TM) product line (largely completed, as our Oxyview product is now being sold), the costs involved in filing, prosecuting and enforcing patents, competing technological and market developments and the cost of product commercialization for OxyAlert in particular, as well as our ongoing Secure Balance(TM) and Oxyview sales efforts. We intend to seek additional funding through public or private financing transactions. Successful future operations are subject to a number of technical and business risks, including our continued ability to obtain future funding, satisfactory product development and market acceptance for our products.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED AUGUST 31, 2007
COMPARED TO THE THREE MONTHS ENDED AUGUST 31, 2006

We reported gross sales of $117,471 in the quarter ended August 31, 2007. Our total sales fell 38% from sales of $189,158 in the quarter ended August 31, 2006. Our sales decrease was attributable to less sales of our Secure Balance
(TM) product. Our Secure Balance (TM) sales were $75,695 in the current quarter, compared to $189,158 in the quarter ended August 31, 2006. Secure Balance (TM) sales accounted for 64% of our current quarter's sales and 100% of the sales in the quarter ended August 31, 2006. Management attributes the drop in Secure Balance(TM) sales in comparison to a year ago to a change in billing practices of Medicare. The government "changed" the rules, telling physicians that they could not utilize the balance therapy equipment in their offices without having a licensed physical therapist on hand while the equipment was in use. Therefore, for a period of time, only physicians willing to bring physical therapists into their offices were willing to purchase or lease Secure Balance(TM).

However, after an outcry from physicians, management has learned that Medicare's decision has been reversed. It is management's understanding that now Secure Balance(TM) can be utilized by physicians, in their offices without the need to have a physical therapist present, as long as the use is "incident" to their practices. As a result, management expects Secure Balance(TM) sales to increase. Further, our sales of Oxyview (TM) are anticipated to continue to increase from the current quarter's sales as we expand sales channels. After shipping our first sale of Oxyview (TM) in November of 2006, our sales of Oxyview (TM) were $40,544 in the quarter ended August 31, 2007. We also reported $132 in sales of supplies and $1,100 in freight charges that we collected and recorded as income in the quarter ended August 31, 2007.

Our total cost of sales was $67,413 in the quarter ended August 31, 2007 and our gross profit was $50,058 (a gross margin of 42.6%). We reported cost of sales of $115,547 in the quarter ended August 31, 2006 with a gross profit of $73,611 (a gross margin of 38.9%). We anticipate that our gross margin will continue to improve as we increase our Oxyview (TM) sales which generates a higher gross margin than our Secure Balance (TM) sales. The cost of sales for our Oxyview
(TM) sales was $10,642 which generated a gross profit of $29,902 (a gross margin of 73.8%). Secure Balance sales in the quarter ended August 31, 2007 generated a gross margin of 25% (cost of sales of $56,771 generating a gross profit of $18,924).

Our selling, general and administrative expenses were $406,694 in the quarter ended August 31, 2007. This was an increase of approximately 23.6% from the selling, general and administrative expenses of $329,104 reported in the quarter ended August 31, 2006. The increase in SG&A is primarily attributable to expenses associated with the marketing and development of sales channels for the Oxyview (TM) product.

Our interest expense for the quarter ended August 31, 2007 was $446,911. This was a decrease of 87.4% from the interest expense of $3,540,915 in the quarter ended August 31, 2006. The vast majority of our interest expense related to the accounting treatment of the convertible feature of the notes payable. The interest expense relating to financing costs in the quarters ended August 31, 2007 and 2006 were $411,273 and $3,523,545, respectively. The interest expense accrued on the notes payable and other interest paid in the quarters ended August 31, 2007 and 2006 were $35,638 and $17,370, respectively.

We recorded expense due to the change in our derivative liability in the amount of $573,779 in the quarter ended August 31, 2007. This is compared to the income that we reported in the amount of $1,031,094 in the quarter ended August 31, 2006. This expense and income was a result of the Company's treatment of certain convertible notes payable and warrants. The Company is required to value the convertible feature of each convertible note and also value the warrants when they are issued. The valuation was done again as of August 31, 2007 and 2006. Any increases in these values, which are based on a Black Scholes valuation, have been recorded as expense and decreases are recorded as income.

We have not generated net profit to date and therefore have not paid any federal income taxes since inception. We paid $10 and $800 in state taxes in the quarters ended August 31, 2007 and 2006, respectively. We estimate that our federal tax net operating loss carryforward will be approximately $4.6 million as of May 31, 2007, the end of our last fiscal year. This carryforward was equal to $3,009,598 as of May 31, 2006. The loss carryforward will begin to expire in 2019, if not utilized. Our ability to utilize our net operating loss and tax credit carryforwards may be limited in the event of a change in ownership.

LIQUIDITY AND CAPITAL RESOURCES FOR THE THREE MONTHS ENDED AUGUST 31, 2007 COMPARED TO THE THREE MONTHS ENDED AUGUST 31, 2006

At August 31, 2007, our current assets totaled $178,912 (including cash of $7,762, accounts receivable of $78,090, inventory of $74,953 and prepaid expenses of $18,107). Total current liabilities were $466,114, consisting of $80,654 in accounts payable, $269,742 in accrued expense, $8,350 in taxes payable, $92,829 in an officer's loan and $14,539 representing the current portion of long-term debt. We had $117,471 of sales in the quarter ended August 31, 2007, sales of convertible debentures on which we netted $200,000 and sales of common stock on which we netted $74,800. Our finances were assisted by deferments from our CEO and Chairman Scott R. Sand. Mr. Sand accrued $50,000 in salary in the quarter. As of August 31, 2007, we owed Mr. Sand $163,356 in accrued salary and an additional $92,829 for expenses that he has paid on behalf of the Company.

MATERIAL COMMITMENTS

Convertible Notes Payable - The Company has entered into convertible debenture agreements that total $2,025,000 in the fiscal year ended May 31, 2007. As of the end of the fiscal year, $1,915,000 of these notes were issued. The remaining $110,000 was received by the Company in June 2007. As of May 31, 2007, these notes were convertible into 95,750,000 shares of the Company's common stock. Additionally, the note holders (or their affiliates) were granted options to purchase up to 29,000,000 shares of the Company's common stock. If all of the notes were converted and the warrants were exercised, the noteholders could own more than fifty percent of the Company's outstanding common stock, however under the terms of the agreements the noteholders can not convert their notes into holdings that would exceed 4.99% of the Company's outstanding common stock. The notes were entered into under the terms of three different agreements.

On July 25, 2006, the Company entered into a Security Purchase Agreement (the "Agreement") and agreed to issue and sell (i) callable secured convertible notes up to $2 million, and (ii) warrants to acquire an aggregate of 20 million shares of the Company's common stock. The notes bear interest at 6% per annum, and mature three years from the date of issuance. The notes are convertible into the Company's common stock at the applicable percentage of the average of the lowest three trading prices for the Company's shares of common stock during the twenty trading day period prior to conversion. The applicable percentage is 50%; however, the percentage shall be increased to: (i) 55% in the event that a Registration Statement is filed within thirty days from July 26, 2006, and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from July 26, 2006. Since the Company has not had a Registration Statement become effective as of the date of this Report, the applicable percentage will be 50%. At May 31, 2007, only $1.5 million of the convertible notes were funded.

The Company may prepay the notes in the event that no event of default exists, there are sufficient number of shares available for conversion, and the market price is at or below $0.10 per share. In addition, in the event that the average daily price of the common stock, as reported by the reporting service, for each day of the month ending on any determination date is below $0.10, the Company may repay a portion of the outstanding principal amount of the notes equal to 101% of the principal amount thereof divided by thirty-six plus one month's interest. The full principal amount of the notes is due upon default under the terms of the Notes. In addition, the Company has granted the investors a security interest in substantially all of its assets and intellectual property as well as registration rights.

The Company received the first traunch of $700,000 on July 27, 2006, less issuance costs of $295,200, the second traunch of $600,000, less issuance costs of $13,000 on August 30, 2006, and the third traunch of $200,000 was received on January 24, 2007.

The Company issued seven year warrants to purchase 20,000,000 shares of its common stock at an exercise price of $0.10.

The Company filed a SB-2 registration statement with the SEC on August 25, 2006 for the securities underlying the agreement; however, a registration withdrawal request was filed with the SEC on October 31, 2006. The Company intends on filing a new SB-2 to register the underlying shares of these convertible notes and 6 million additional shares once it has cured its delinquent filings with the SEC.

The issuance costs incurred in connection with the convertible notes are deferred and being amortized to interest expense over the life of each debenture traunch. On June 7, 2006, the Company entered into an agreement with an accredited investor for sale of a convertible debenture. The Company received proceeds of $75,000 from the sale of the convertible debenture on June 7, 2006. The debenture is convertible at any time within a three year period into 3,750,000 shares of common stock at $0.02 per share. The debenture carries an interest rate of 6% per annum, and payable annually. In the event that the debenture is not converted to common stock, any unpaid balance, including interest and the principal, becomes due on May 31, 2009.

On March 15, 2007, the Company entered into a Security Purchase Agreement (the "Agreement") and agreed to issue and sell (i) callable secured convertible notes up to $450,000, and (ii) warrants to acquire an aggregate of 9 million shares of the Company's common stock. The callable secured convertible notes (4 notes, $450,000 total loan principal; 3 year term; 6% annual interest, 15% annual "default interest") are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) Trading Prices for the Common Stock during the twenty (20) Trading Day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. The shares underlying the convertible notes are subject to a registration rights agreement. The Company also agreed to increase its number of authorized shares of common stock from 100 million to 500 million.

The Company may prepay the notes in the event that no event of default exists, there are sufficient number of shares available for conversion, and the market price is at or below $0.10 per share. The rate of prepayment ranges from 120% of face value of the notes or higher, depending on the timing of such prepayment. In addition, the Company has granted the investors a security interest in substantially all of its assets and intellectual property as well as registration rights.

The Company received the first traunch of $120,000 on March 15, 2007, less issuance costs of $20,000, the second traunch of $110,000, less issuance costs of $10,000 on April 16, 2007, and the third traunch of $110,000 was received on May 15, 2007, less issuance costs of $10,000. The final traunch of $110,000 was received in June 2007, after the close of the fiscal year ended May 31, 2007.

The Company issued seven year warrants to purchase 9,000,000 shares of its common stock at an exercise price of $0.06.

Employment Agreement with Chief Executive Officer, Scott R. Sand - On September 21, 2006, the Company entered into an Employment Agreement with its President and Chief Executive Officer, Scott R. Sand. The term of the agreement is five years and calls for an annual salary of $200,000. The Company is also required to issue Mr. Sand 300,000 shares of its common stock in each year of the agreement.

TRENDS THAT MAY IMPACT OUR LIQUIDITY

POSITIVE TRENDS

The United States has an increasingly elderly population. Our Secure Balance(TM) and BAFI(TM) product line (except GasAlert(TM) which targets the entire adult population) are made to meet some of the challenges and circumstances experienced by our senior citizens. As a result, we expect our sales to increase in time in reflection of this positive trend.

Management also believes that our products provide increasing protection in relation to medical malpractice issues. Use of our Secure Balance(TM) system and OxyAlert(TM) and OxyView products enhance the safety of patients, and therefore, we believe, lessen the chances of medical malpractice exposure to our physician clients.

We have been developing our BAFI(TM) product line since 1999. Now, some 8 years later, we still have not identified competition in the marketplace for our BAFI(TM) product line. The lack of competition is expected to enhance our planned marketing campaign.

We believe that Secure Balance(TM) is now among the leaders in the balance and fall prevention industry. We expect to be able to capitalize on this notoriety and increase our Secure Balance(TM) sales in fiscal year 2007 and beyond (as long as physicians are not impacted by Medicare billing changes, that may fluctuate periodically, as discussed above, and below).

NEGATIVE TRENDS

Our product sales are impacted by Medicare, and are Medicare dependent. Adverse economic conditions, federal budgetary concerns and politics can affect Medicare regulations and could negatively impact our product sales.

SEASONAL ASPECTS THAT MAY IMPACT OUR MEDICAL MARKET

Traditionally, the medical market experiences an economic decrease in purchasing during the summer months. Peak months are usually October through February, followed by a decrease from March to May. This is the common "bell curve" that has been consistent for several decades and will affect our sales during the course of a year.

CRITICAL ACCOUNTING POLICIES

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our financial statements. While all of these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as "special purpose entities" (SPEs).

NEW ACCOUNTING PRONOUNCEMENTS

The possible effect on our financial statements of new accounting pronouncements that have been issued for future implementation is discussed in the footnotes to our audited financial statements (see Note 2).

                             DESCRIPTION OF PROPERTY

We do not own real property. We lease approximately 2000 square feet of office space in Yucaipa, California at a current rental rate of approximately $1550 per month under the terms of two lease agreements (each for $775 per month). One lease expires on April 1, 2008, and the second expires on December 31, 2009. We also rent, on an oral month-to-month basis, a portion of Scott R. Sand's personal residence as a second office for Mr. Sand and for storage space. The rental on this facility is $1400 per month for about 1200 square feet of office and storage space. These facilities are adequate for our current requirements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 25, 2007, Mr. Sand was issued 8,333,333 shares of restricted Class A Preferred Shares. This stock was issued in exchange for retirement of $200,000 in debt owed by the Company to Mr. Sand. After the issuance of this stock there still remains $47,697.61 in unpaid executive compensation to Mr. Sand.

As of the end of our fiscal year May 31, 2007, our CEO and Chairman, Scott R. Sand, was owed a total of $197,698 by the Company. This amount was comprised of $113,356 due in accrued salary and $84,342 due for expenses paid on behalf of the Company. There are no written loan agreements, promissory notes or debt obligations evidencing this debt and the terms of repayment to Mr. Sand.

During the fiscal year ending May 31, 2007, Mr. Sand received 4,444,444 shares of Series A Preferred for satisfaction of accrued compensation of $95,311 and for payment of $4,689 of the loan amount owed to him.

On February 28, 2006 and March 17, 2006, we entered into two investment contracts with Jeffrey Gleckman, pursuant to which we issued an aggregate of 2,000,000 shares of our restricted common stock to Mr. Gleckman. Mr. Gleckman is the President of MedOx Corporation, the contractor distributing OxyView(TM). MedOx was originally known as Tech-Ni-Com, Inc. Our first contract with Mr. Gleckman's company was in 2000 for distribution of the BAFI(TM) product line. However, actual sales of OxyView(TM) did not commence until November of 2006. Mr. Gleckman paid $300,000 consideration in the two transactions for the above-referenced shares.

On September 15, 2005 we entered into a Contracting Agreement with Christopher Wirth, a member of our Board of Directors, and/or Agriworx, Inc. for design services for the Pure Produce product line. The agreement was for consulting services with regard to the establishment and operation of Pure Produce(TM). The agreement commenced on September 15, 2005 and is for a 2 year period. Upon the receipt of "initial funding" for a Pure Produce(TM) facility, we will issue 300,000 shares of our restricted common stock and another 500,000 such shares 12 months after the first Pure Produce(TM) facility "has been built and has started operations." Upon initial funding, we will also pay Mr. Wirth a fee of $3,000 per month to assist in the design and operations of the Pure Produce(TM) facilities. AgroWorx is also entitled to 2% of the net profits generated by Pure Produce(TM) operations.

On January 1, 2005, we entered into a contracting agreement with Bob Sand to market Secure Balance to physicians within the United States and abroad. Bob Sand is Scott R. Sand's father. In consideration for Bob Sand's efforts, we agreed to issued 100,000 restricted shares of our common stock and pay commissions of two thousand dollars ($ 2,000) for each VNG system sold, and one thousand dollars ($1,000) for each therapy system sold. VNG Testing is defined as Video NystaGmography Test: Under the guidelines set forth by the American Medical Association, Vestibular Function Testing can be performed by either a means of a diagnostic procedure provided by a VNG or ENG test platform. ENG (Electrode NystaGmography) was replaced by VNG in the past 5 years. It is the means in which eye movement can be recorded with use of digital cameras and infrared diodes. The licensed physician is trained to position the patient and create a stimulus/target in order to measure nystagmus, velocity, phase and gain in relationship to the responses from the central nervous system and peripheral system.

The company's product, Secure Balance, includes a VNG Diagnostic testing system and other technology to perform the above vestibular function test and balance therapy.

On October 15, 2004, we entered into a Financial Procurement Development Agreement with Mr. Khoo in which certain fees are to be paid if financing is secured by Mr. Khoo. The agreement with Mr. Khoo is a non-exclusive, best efforts, finder's agreement in which Mr. Khoo is to be paid a fee if he introduces financing prospects to us resulting in the procurement of financing by us. Mr. Khoo is to be paid 5% of any such financing in shares of our restricted common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

Our common stock is currently traded on the Pink Sheets under the symbol "IGTG." The following table sets forth the range of high and low bid quotations for each quarter within the last two fiscal years. These quotations as reported by the Pink Sheets reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

                                                                 CLOSING BID
  YEAR                        QUARTER                         HIGH         LOW
--------------------------------------------------------------------------------
  2004      First (period ended August 31, 2004)               .125        .06
  2004      Second (period ending November 30, 2004)          .0775       .037
  2004      Third (period ending February 28, 2005)            .046       .016
  2005      Fourth (period ending May 31, 2005)                .021      .0051
  2005      First (period ended August 31, 2005)               .041      .0026
  2005      Second (period ending November 30, 2005)           .055      .0034
  2005      Third (period ending on February 28, 2006) (1)      .40       .065
  2006      Fourth (period ending May 31, 2006) (1)             .43        .09
  2006      First (period ending August 31, 2006)               .13        .05
  2006      Second (period ending November 30, 2006)            .07        .03
  2006      Third  (period ending February 28, 2006)            .07        .04
  2007      Fourth (period ending May 31, 2007)                 .06        .03

(1) During the period ended February 28, 2006, we undertook a 1-for-40 reverse split of our common stock. The high and low closing bids reflected in the table for this period reflect the post-split high and low closing bid prices. The effective date of the reverse split was December 8, 2006. For the 7 days prior to the effective date, the high and low closing bid prices were $.0045 and $.0027 respectively. On the effective date, the high and low closing bid prices were $.12 and $.06 respectively.

HOLDERS

As of October 30, 2007 in accordance with our transfer agent records, we had 601 shareholders of record. Such shareholders of record held 43,747,110 shares of our common stock and 24,275,960 shares of our preferred stock.

DIVIDENDS

Historically, we have not paid dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

The following summary compensation table sets forth all compensation paid by us during the fiscal years ended May 31, 2007, 2006 and 2005 in all capacities for the accounts of the Chief Executive Officer (CEO) and Chief Financial Officer
(CFO).

                         SUMMARY COMPENSATION TABLE (1)

                                    ANNUAL        LONG-TERM         ALL OTHER
                                COMPENSATION     COMPENSATION     COMPENSATION
--------------------------------------------------------------------------------
                                                  RESTRICTED
NAME                   YEAR (5)    SALARY       STOCK AWARDS ($)
--------------------------------------------------------------------------------
     2007           $116,667    $17,301(6)                         -
Scott R. Sand          2006     $150,000 (2)          -            $60,000 (3)
Chairman; CEO          2005     $150,000 (2)          -            $60,000 (3)

Thomas J. Neavitt      2007       -0-                 -            -
CFO;                   2006       -0-                 -            $2,000 (4)
Secretary              2005       -0-                 -            -

(1) The columns for "Bonus", "Other Annual Compensation," "Securities under-lying options/SARs," and "LTIP Payouts" have been omitted because there is no compensation required to be reported.

(2) As of the September 21, 2006 Employment Agreement Mr. Sand is entitled to receive $200,000 in salary each year. Mr. Sand has deferred payment of such salary until we are in a position to pay such salary based on cash generated from operations. During the year ended May 31, 2006, we issued 5,454,546 shares of Series A preferred for satisfaction of his accrued compensation of $400,000. As of October 25, 2007 we owe Mr. Sand $47,697.61.

(3) Mr. Sand received a draw of $60,000 in fiscal 2006 and 2005.

(4) Mr. Neavitt does not receive a annual compensation. Rather, he is paid a fee per each document he reviews as CFO or Secretary.

(5) 2006 refers to our fiscal year ended May 31, 2006, and 2005 refers to our fiscal year ended May 31, 2005.

(6) Mr. Sand was issued 300,000 shares of restricted common stock valued at $9,000 for director's services. Mr. Sand was issued 300,000 shares of restricted common stock in September 2006 under the terms of his employment agreement. This stock was valued at $0.04 per share (a total of $12,000). The value of this issuance is being amortized over a one-year period. The Company has expensed $8,301 of this $12,000 as of May 31, 2007.

OPTION GRANTS TABLE. We issued options to purchase 1,000,000 shares of Series A Preferred Stock to Peter Wilke, our general counsel. The option price is $0.04 and the term is five years.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE. There were no stock options exercised during fiscal year ending May 31, 2007, by the executive officer named in the Summary Compensation Table.

LONG-TERM INCENTIVE PLAN ("LTIP") AWARDS TABLE. There were no awards made to a named executive officer in the last completed fiscal year under any LTIP

COMPENSATION OF DIRECTORS

Our Directors are paid $500 for each Directors meeting that is actually held (as opposed to actions taken by our Board of Directors by Resolution and Waiver of Notice and Consent to Action Taken at a special Board of Directors' meeting).

EMPLOYMENT AGREEMENTS

Employment Agreement with Chief Executive Officer, Scott R. Sand - On September 21, 2006, the Company entered into an Employment Agreement with its President and Chief Executive Officer, Scott R. Sand. The term of the agreement is five years and calls for an annual salary of $200,000. The Company is also required to issue Mr. Sand 300,000 shares of its common stock in each year of the agreement.

                              FINANCIAL STATEMENTS

The Financial Statements begin on page F-1 of this prospectus.

                    CHANGES AND DISAGREEMENTS WITH ACCOUNTANT
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

As previously reported on Form 8-K dated February 19, 2007, as amended, the Company had a change in its certifying accountant. In a letter dated February 19, 2007, our Chief Executive Officer was notified by Spector & Wong, LLP, the auditors for the last three years, to take steps to find another qualified member of the PCAOB to review our interim filings, commencing with November 30, 2006. On February 20, 2007, we entered into an agreement with Child, Van Wagoner & Bradshaw, PLLC, ("CVWB"), a qualified member of the PCAOB, to review our interim filings, commencing with November 30, 2006 and to audit our financial statements for the year ending May 31, 2007. Our Board of Directors approved the change in auditors during a board meeting on February 24, 2007.

A letter from Spector & Wong, LLP, dated February 26, 2007, addressing the revised disclosures in the filing was filed as an Exhibit to the Form 8-K, as amended on February 28, 2007. Spector & Wong, LLP's report on the company's financial statements for the fiscal years ended May 31, 2006 and 2005 respectively, and the company's interim financial statements for the quarter ended August 31, 2006 included a disclosure of uncertainty regarding the company's ability to continue as a going concern and did not include any adverse opinion or qualification as to audit scope or accounting principles. The content of the going concern qualification reads as follows:

The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the near term, the Company expects operating costs to continue to exceed funds generated from operations. As a result, the Company expects to continue to incur operating losses and may not have sufficient funds to grow its business in the future. The Company can give no assurance that it will achieve profitability or be capable of sustaining profitable operations. As a result, operations in the near future are expected to continue to use working capital.

To successfully grow the individual segments of the business, the Company must decrease its cash burn rate, improve its cash position and the revenue base of each segment, and succeed in its ability to raise additional capital through a combination of primarily public or private equity offering or strategic alliances. The Company also depends on certain contractors, and its sole employee, the CEO, and the loss of any of those contractors or the employee, may harm the Company's business.

There were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused the former accountants to make reference to the subject matter of the disagreement in connection with its report. The departing accountants advised our board of directors and audit committee that they may want to devote additional attention to the company's accounting functions, controls, and procedures. In assisting with the transfer of responsibilities to CVWB, Spector & Wong, LLP advised CVWB that Spector & Wong, LLP was overloaded and could not meet the company's deadlines for review of the company's interim financial statements.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

                                   PROSPECTUS

                            INGEN TECHNOLOGIES, INC.

          14,142,068 SHARES OF OUR COMMON STOCK ISSUABLE IN CONNECTION
                     WITH THE CONVERSION OF PROMISSORY NOTES



YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

UNTIL _____________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES WHETHER OR NOT PARTICIPATING IN THIS OFFERING MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Georgia law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Our Articles of Incorporation provide that, none of our directors shall be liable to us or our stockholders for damages for breach of fiduciary duty, unless such breach involves a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or involve unlawful payment of dividends or unlawful stock purchases or redemptions, or involves a transaction from which the director derived an improper personal benefit.

In addition, our by-laws provide that we shall indemnify our officers, directors and agents to the fullest extent permissible under Georgia law, and in conjunction therewith, to procure, at our expense, policies of insurance. In addition, our by-laws provide that our directors shall have no liability for monetary damages to the fullest extent permitted under Georgia law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission
registration fee                               $      18.23
Transfer Agent Fees (1)                             1,000.00
Accounting fees and expenses (1)                   10,000.00
Legal fees and expenses (1)                        50,000.00
                                               -------------
Total(1)                                       $   61,018.23

(1)   Estimated

All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On October 12, 2004, we issued 240,000 shares of our restricted common stock to 2 investors. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The purchasers were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the purchasers had the necessary investment intent as required by
Section 4(2) as they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On October 31, 2004, we issued 500,000 shares of our restricted common stock to one investor. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The purchaser was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the purchaser had the necessary investment intent as required by
Section 4(2) as he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On November 1, 2004, we issued 500,000 shares of our restricted common stock to one investor. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The purchaser was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the purchaser had the necessary investment intent as required by
Section 4(2) as he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

We sold $1,090,925 of restricted shares from December of 2004 to November 30, 2005 in private transactions to accredited investors under Section 4(2) and/or
Section 4(6) of the Securities Act of 1933.

On February 13, 2006, we sold 1,666,666 of our restricted common shares to two accredited shareholders (each shareholder purchased 833,333 shares at $0.12 per share). These sales were pursuant to Rule 506 of Regulation D of the SEC. The total purchase of these shares is $200,000.

We sold 1,000,000 of our restricted common shares to an accredited investor for $150,000 on February 28, 2006 and another 1,000,000 of our restricted common shares to the same individual for $120,000 on March 17, 2006. These sales was pursuant to California Corporations Code section 25102(f).

On July 26, 2006, we completed a financing agreement by signing a securities purchase agreement for a maximum of $2,000,000. The initial closing was for financing of the principal amount of $700,000 for which we issued callable secured convertible notes. The initial funding was undertaken as follows: AJW Capital Partners, LLC - $67,900; AJW Offshore, Ltd. - $413,000; AJW Qualified Partners, LLC - $210,000; and New Millennium Capital Partners II, LLC - $9,100. Under the securities purchase agreement, we will receive the principal amount of $600,000 when this SB-2 registration statement is filed with the SEC; and the final principal amount of $700,000 when this registration statement is declared effective. At both times, we will issue callable secured convertible notes for such amounts. The note is convertible into our common shares at the lowest 3 intra-day trading prices during the 20 trading days immediately prior to the conversion date discounted by 40%. The investors in the financing shall not be entitled to convert the promissory note if such conversion would result in any investor solely owning more than 4.99% of our outstanding shares of common stock.

Based on our recent financing, we have also issued 20,000,000 warrants convertible into shares of our common stock. Each Warrant entitles the holder to one share of our common stock. The warrants were issued as follows: AJW Capital Partners, LLC - 1,940,000 warrants; AJW Offshore, Ltd. - 11,800,000 warrants; AJW Qualified Partners, LLC - 6,000,000 warrants; and New Millennium Capital Partners II, LLC - 260,000 warrants. The exercise price is $.10 and is exercisable for seven years from the date of issuance. The warrants have a cashless exercise feature. For the 20,000,000 warrants issued on July 26, 2006, the expiration date is July 26, 2013.

The convertible notes and the warrants (the "Securities") were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such Securities. The above issuance of Securities qualified for exemption under
Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The holders set forth above were each accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a "public offering" as defined in
Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of Securities offered. We did not undertake an offering in which we sold a high number of Securities to a high number of investors. In addition, the holders set forth above had the necessary investment intent as required by Section 4(2) since they agreed to receive a share certificate bearing a legend stating that such shares underlying the Securities are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On July 26, 2006 we issued warrants representing the right to purchase up to 2,000,000 shares of our common stock at an exercise price of $.10 per share. The exercise price is $.10 and is exercisable for seven years from the date of issuance. The warrants have a cashless exercise feature. The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such warrants. The above issuance of warrants to purchase shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such warrants did not involve a public offering. The warrant-holder represented that it was an accredited investor and had access to information normally provided in a prospectus regarding us. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the warrant-holder had the necessary investment intent as required by Section 4(2) and agreed to receive a share certificate upon exercise of the warrant bearing a legend that such shares underlying the warrant are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On March 15, 2007, we entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (the "Investors") and agreed to issue and sell (i) callable secured convertible notes up to $450,000, and (ii) warrants to acquire an aggregate of 9 million shares of our common stock. The callable secured convertible notes (4 notes, $450,000 total loan principal; 3 year term; 6% annual interest, 15% annual "default interest") are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three trading prices for the common stock during the twenty trading day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the required filing and (ii) 60% in the event that the Registration Statement becomes effective within ninety days from the required filing.

We received the first tranche of $120,000 on March 15, 2007, less issuance costs of $20,000, the second tranche of $110,000, less issuance costs of $10,000 on April 16, 2007, and the third tranche of $110,000 was received on May 15, 2007, less issuance costs of $10,000. The final tranche of $110,000 was received in June 2007, after the close of the fiscal year ended May 31, 2007.

 We may prepay the notes in the event that no event of default exists, there are a sufficient number of shares available for conversion, and the market price is at or below $0.10 per share. Prepayment of the convertible notes is to be made in cash equal to either (i) 120% of the outstanding principal and accrued interest for prepayments occurring with 30 days following the issuance of the notes, (ii) 130% of the outstanding principal and accrued interest for prepayment occurring between 31 and 60 days following the issue dates of the notes; and (iii) 140% of the outstanding principal and accrued interest for prepayment occurring after the 60th day following the issue date of the notes. In addition, in the event that the average daily price of the common stock for each day of the month ending on any determination date is below $0.10, we may repay a portion of the outstanding principal amount of the notes equal to 101% of the principal amount divided by thirty-six plus one month's interest and this will stay all conversions for the month.

On June 7, 2006, we entered into an agreement with an accredited investor for sale of a convertible debenture. We received proceeds of $75,000 from the sale of the convertible debenture on June 7, 2006. The debenture is convertible at any time within a three year period into 3,750,000 shares of common stock at $0.02 per share. The debenture carries an interest rate of 6% per annum, which is payable annually. In the event that the debenture is not converted to common stock, any unpaid balance, including interest and the principal, becomes due on May 31, 2009.

 As set forth above, we have entered into convertible debenture agreements that total $2,025,000. As of September 26, 2007, these notes were convertible into 76,783,708 shares of our common stock. This calculation is based on $1,950,000 of the notes convertible at a conversion price of $.0267 (50% of the market price of the average of the lowest three (3) trading prices for the common stock during the twenty (20) trading day period prior to conversion) equaling 73,033,708 shares of common stock and 3,750,000 shares of common stock underlying the $75,000 debenture. Additionally, the Investors were granted options to purchase up to 29,000,000 shares of our common stock. Failure to obtain stockholder approval to increase the number of authorized shares could result in the noteholders commencing legal action against the company and foreclosing on our assets to recover damages. Any such action would require the company to curtail or cease operations. Further, we are also required to reserve 24,275,960 shares of common stock for conversion of the Series A Convertible Preferred Stock and option. We also have authorized 20,000,000 shares of common stock to be reserved under our January 2007 Non-Qualified Stock Plan. The increase in authorized shares has been determined by the Board of Directors to allow for these obligations and to provide for a sufficient amount of common stock to support our expansion and future financing activities, if any. Other than set forth in the above agreements, there are no present plans for significant future issuances. When the Board of Directors deems it to be in the best interest of the company and stockholders to issue additional shares of common stock in the future from authorized shares, the Board of Directors generally will not seek further authorization by vote of the stockholders, unless such authorization is otherwise required by law or regulation.

All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Each of these shareholders was a sophisticated investor and had access to information regarding us. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transactions.

All stock numbers and prices per share have been adjusted to reflect the 1-for-40 reverse split of our common stock split effective December 8, 2005.

ITEM 27. EXHIBITS

  EXHIBIT NO.   DESCRIPTION
--------------------------------------------------------------------------------

       2.1 Plan And Agreement of Merger Relating to the Merger of Ingen Technologies, Inc. into Creative Recycling, Inc., dated March 15, 2004. (incorporated by reference to registrant's Form 10-KSB/A filed March 24, 2006)

       3.1 Amended and Restated Articles of Incorporation of Ingen Technologies, Inc., as filed with the Georgia Secretary of State on or about March 15, 2005. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

       3.2 Resolution 2005.6 of the Ingen Board of Directors (signed by the preferred shareholders as well) modifying the Amended and Restated Articles of Incorporation with respect to the classifications and rights of our preferred shares. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

       3.3 Bylaws of Ingen Technologies, Inc. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

       3.4 Minutes of Special Shareholder meeting of March 15, 2005 amending our Bylaws by changing the date of the annual shareholders meeting from May 15 to March 15. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

       3.5 Amended and Restated Articles of Incorporation of Ingen Technologies, Inc., as filed with the Georgia Secretary of State on or about December 28, 2005 (incorporated by reference to registrant's Form 8-K filed January 10, 2006)

       4.1 Specimen of Ingen Technologies, Inc. common stock certificate. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

       4.2 Resolution 2006.1 of the Ingen Technologies, Inc. Board of Directors, dated January 5, 2006 (incorporated by reference to registrant's Form 8-K filed January 10, 2006)

       4.3 Securities Purchase Agreement dated July 25, 2006 by and among Ingen Technologies, Inc. and the New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC. (incorporated by reference to registrant's Form 8-K filed August 8, 2006)

       4.4 Form of Callable Convertible Secured Note by and among the Ingen Technologies, Inc. and the New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC. (incorporated by reference to registrant's Form 8-K filed August 8, 2006)

       4.5 Form of Stock Purchase Warrant by and among Ingen Technologies, Inc. and the New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC. (incorporated by reference to registrant's Form 8-K filed August 8, 2006)

       4.6 Registration Rights Agreement by and among Ingen Technologies, Inc. and the New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC. (incorporated by reference to registrant's Form 8-K filed August 8, 2006)

       4.7 Security Agreement by and among Ingen Technologies, Inc. and the New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC. (incorporated by reference to registrant's Form 8-K filed August 8, 2006)

       4.8 Intellectual Property Security Agreement by and among Ingen Technologies, Inc. and the New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC. (incorporated by reference to registrant's Form 8-K filed August 8, 2006)

       4.9 Amendment to Securities Purchase Agreement dated November 21, 2006 by and among Ingen Technologies, Inc. and the New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC

       4.10 Amendment to Registration Rights Agreement dated November 21, 2006 by and among Ingen Technologies, Inc. and the New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC

       5.1 Opinion of legality and consent of Anslow & Jaclin, LLP, dated October 30, 2007. *

      10.1 Commercial Lease Agreement between Ingen Technologies, Inc, Scott Sand and Abolfazl Ghias dated March 11, 2005. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

      10.2 Contracting Agreement between Chris Wirth and/or Agroworx, Inc. and Ingen Technologies, Inc. dated September 15, 2005 for design services for Pure Produce program.

      10.3 Contracting Agreement between Bob Sand and Ingen Technologies, Inc. dated January 1, 2005 for Mr. Sand to market Secure Balance to physicians within the United States and abroad. Bob Sand is Scott R. Sand's father. (incorporated by reference to registrant's Form 10- KSB filed November 7, 2005)

      10.4 Contracting Agreement between David Winter and Ingen Technologies, Inc. dated October 1, 2005 for Mr. Winter to market Secure Balance to physicians in the United States and abroad. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

      10.5 Contracting Agreement between Donna Eskwitt and Ingen Technologies, Inc. dated November 4, 2004 for Ms. Eskwitt to advise the company on Secure Balance. (incorporated by reference to registrant's Form 10- KSB filed November 7, 2005)

      10.6      Intentionally Omitted.

      10.7 Contracting Agreement between Gary Hydrabadi, d/b/a Cardio-Med Systems, Inc. and Ingen Technologies, Inc. dated March 22, 2005 to market Secure Balance to physicians within the United States and abroad. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

      10.8 Contracting Agreement between Joe Lawn and Ingen Technologies, Inc. dated October 1, 2004 in for Mr. Lawn to market Secure Balance to physicians within the United States and abroad. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

      10.9 Consulting Agreement between Medicore and Ingen Technologies, Inc. dated September 1, 2004 in which Medicore will market Secure Balance to physicians in the United States and abroad. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

     10.10 Consulting Agreement between Preferred Provider Care, Inc. and Ingen Technologies, Inc. dated August 1, 2004 in which PPC is to provide physician training. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

     10.11 Contracting Agreement between Randolph McKenzie and Ingen Technologies, Inc. dated February 10, 2005 for Mr. McKenzie to provide professional interpretations to physicians within the United States who purchased or leased Secure Balance. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

     10.12 Contracting Agreement between Rick Griffin and Ingen Technologies, Inc. dated May 1, 2005 for Mr. Griffin to provide installation and services of Secure Balance. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

     10.13 Contracting Agreement between Steve O'Hara, M.D. and Ingen Technologies, Inc. dated May 1, 2005 to engage Dr. O'Hara to become a member of the company's Medical Advisory Board. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

     10.14 Contracting Agreement between Bryant Goldman and Ingen Technologies, Inc. dated December 9, 2004 for Mr. Goldman to provide medical billing and other professional services in relation to Secure Balance. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

     10.15 Consulting Agreement between Vertex Diagnostics, Inc. and Ingen Technologies, Inc. dated September 1, 2004 in which Vertex will market Secure Balance to physicians within the United States. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

     10.16 Consulting and Marketing Agreement between Xcel Associates, Inc. and Ingen Technologies, Inc. dated February 2, 2005 in which Xcel agrees to assist Ingen in creating market awareness in the financial community and assist in product marketing. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

     10.17 Stock Purchase Agreement between Yong Sin Khoo (a Director of the company) and Ingen Technologies, Inc. dated October 15, 2004 for the purchase of 5,000,000 common shares. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

     10.18 Financial Procurement Development Agreement between Yong Sin Khoo and Ingen Technologies, Inc. dated October 15, 2004 in which certain fees are to be paid if financing is secured.

     10.19 Agreement between Mr. Francis McDermott and Ingen Technologies, Inc. dated July 11, 2005 for the purchase and sale of all rights to United States Patents No. 6,137,417 and 6,326,896 B1. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005); Assignment of Patents from Francis McDermott; Licensing Agreement between Francis & Bettie McDermott and Ingen Technologies, Inc. dated June 24, 1999

     10.20 Template for Regulation D Rule 504/MAIE common stock sales during the first quarter of our fiscal year 2006. We are also claiming exemptions under Sections 4(2) and 4(6) of the Securities Act of 1933 (incorporated by reference to registrant's Form 10-QSB filed January 17, 2006)

     10.21 Agreement between Ingen Technologies Inc. and Siegel Performance Systems, Inc. dated November 15, 2005 for distribution of Secure Balance

     10.22 Agreement between Ingen Technologies, Inc. and Siegal Performance Systems, Inc. dated November 15, 2005 for distribution of Secure Balance(TM). (incorporated by reference to registrant's Form 10-QSB filed January 17, 2006)

     10.23 Prospective Director's Agreement between Ingen Technologies, Inc. and Stephen O'Hara, MD, dated September 21, 2005. (incorporated by reference to registrant's Form 8-K filed November 10, 2005)

     10.24 Template for investment contract for our restricted common stock in offers and sales to Edward Meyer, Jr. and Salvatore Amato, dated February 13, 2006.*

     10.25 Investment contract dated February 28, 2006 in which Jeffrey Gleckman purchased 1,000,000 restricted common shares.*

     10.26 Investment contract dated March 17, 2006 in which Jeffrey Gleckman purchased 1,000,000 restricted common shares.*

     10.27 Distribution Agreement (for Secure Balance(TM)) dated February 16, 2006 between Ingen Technologies, Inc. and Secure Health, Inc.*

     10.28 Agreement for Consulting Services between Ingen Technologies, Inc. and Anita H. Beck, d/b/a Global Regulatory Services Associates, dated February 27, 2006.*

     10.29 Advertising Service Agreement between Ingen Technologies, Inc. and Media Mix Advertising, Inc. dated March 1, 2006.*

     10.30 Distribution agreement (for Secure Balance(TM)) between Ingen Technologies, Inc. and Michael Koch, DC, dated March 10, 2006.*

     10.31 Consulting Agreement between National Financial Communications Corp. and Ingen Technologies, Inc. dated July 24, 2006 pursuant to which NFC will render public relations, communications, advisory and consulting services.*

      23.1      Consent of Child, Van Wagoner & Bradshaw, PLLC.

      99.1 United States Patent Number 6,137,417, issued October 24, 2000. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

      99.2 United States Patent Number 6,326,896, issued December 4, 2001. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

      99.3      Ingen Technologies Non-Disclosure and Confidentiality Agreement
                - template. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

* Filed herewith

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(A)     RULE 415 OFFERING:
        UNDERTAKING PURSUANT TO ITEM 512(A) OF REGULATION S-B

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        (a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

        (b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

        (c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

        (d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(B) REQUEST FOR ACCELERATION OF EFFECTIVE DATE: UNDERTAKING PURSUANT TO ITEM 512(E) OF REGULATION S-B

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(C)     FOR PURPOSES OF DETERMINING LIABILITY UNDER THE SECURITIES ACT:
        UNDERTAKING PURSUANT TO ITEM 512(G) OF REGULATION S-B

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

        Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yucaipa, California on this the 31st day of October, 2007.

                                        INGEN TECHNOLOGIES, INC.

                                        By: /s/ Scott R. Sand
                                           ----------------------
                                        Scott R. Sand
                                        Chief Executive Officer and Chairman

                                        By: /s/ Thomas J. Neavitt
                                           ----------------------
                                        Thomas J. Neavitt
                                        Secretary, Chief Financial Officer
                                        and Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

The undersigned directors and officers of Ingen Technologies, Inc. hereby constitute and appoint Scott R. Sand and Thomas J. Neavitt, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                       TITLE                          DATE
--------------------------      ----------------------------   ----------------

                                Chairman;
                                Chief Executive Officer; and
/s/ Scott R. Sand               Director                       October 31, 2007
-------------------------
Scott R. Sand

                                Secretary;
/s/ Thomas J. Neavitt           Chief Financial Officer        October 31, 2007
-------------------------       and Controller
Thomas J. Neavitt

/s/ Christopher A. Wirth        Director                       October 31, 2007
-------------------------
Christopher A. Wirth

/s/ Yong Sin Khoo               Director                       October 31, 2007
-------------------------
Yong Sin Khoo

/s/ Curt A. Miedema             Director                       October 31, 2007
-------------------------
Curt A. Miedema

/s/ Stephen O'Hara              Director                       October 31, 2007
-------------------------
Stephen O'Hara

/s/ John Finazzo                Director                       October 31, 2007
-------------------------
John Finazzo

                            INGEN TECHNOLOGIES, INC.

                                  AUDIT REPORT

                              FOR THE YEARS ENDED
                             MAY 31, 2007 AND 2006


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and stockholders of Ingen Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Ingen Technologies, Inc. and subsidiary, as of May 31, 2007, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements for the year ended May 31, 2006 were audited by other auditors whose report dated July 24, 2006 expressed an unqualified opinion on those financial statements and included an explanatory paragraph expressing concern about the Company's ability to continue as a going concern.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ingen Technologies, Inc. and subsidiary as of May 31, 2007, and the results of its operations, stockholders' deficit and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company's operating losses and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
August 23, 2007


Ingen Technologies, Inc.
Consolidated Balance Sheet
May 31, 2007
                                                                  As of May 31,
                                                                       2007
                                                                 ---------------
ASSETS
Current assets
   Cash                                                          $          238
   Inventory                                                             85,594
   Prepaid expenses                                                      33,633
                                                                 ---------------
     Total current assets                                               119,465

Property and equipment, net of accumulated
   depreciation of $119,775                                             287,841

Other assets
   Debt issue costs, net of accumulated
    amortization of $86,663                                             261,537
   Patents                                                               67,345
   Deposits                                                               1,550
                                                                 ---------------
     Total other assets                                                 330,432

TOTAL ASSETS                                                     $      737,738
                                                                 ===============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Accounts payable                                               $       84,517
  Accrued expenses                                                      196,620
  Officer's loan                                                         84,342
  Current portion of long-term debt                                      14,539
                                                                 ---------------
    Total current liabilities                                           380,018
                                                                 ---------------
Long-term Liabilities
  Loan payable                                                          100,452
  Convertible notes payable, net of unamortized
    discount of $1,483,176                                              431,824
  Derivative liability                                                4,797,253
                                                                 ---------------
    Total long-term liabilities                                       5,329,529
                                                                 ---------------

Stockholders' deficit
  Preferred stock Series A, no par value, 40,000,000
   authorized; and 16,578,991 issued and oustanding
   as of May 31, 2007                                                   688,313
  Common stock, no par value, authorized 100,000,000
   shares; issued and outstanding 35,247,110                          8,121,349
  Series A preferred stock subscription                                (220,000)
  Accumulated deficit                                               (13,561,471)
                                                                 ---------------
    Total stockholders deficit                                       (4,971,809)
                                                                 ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                      $      737,738
                                                                 ===============


                                      F-2





INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS


FOR THE YEARS ENDED MAY 31,                          2006              2007
                                                 -------------    -------------
Sales                                            $     846,783    $     720,678

Cost of sales                                          301,118          452,100
                                                 -------------    -------------

  GROSS PROFIT                                         545,665          268,578

Selling, general and administrative
   expenses                                          2,143,840        1,882,221
                                                 -------------    -------------

  OPERATING LOSS                                    (1,598,175)      (1,613,643)
                                                 -------------    -------------

Other (expenses):
  Interest Expenses                                     (3,852)      (5,028,485)
  Change in Derivative Liabilities                          --        1,583,636
                                                 -------------    -------------

   NET LOSS BEFORE TAXES                            (1,602,027)      (5,058,492)

Provision for income taxes                                 800            2,990
                                                 -------------    -------------

NET LOSS                                         $  (1,602,827)   $  (5,061,482)
                                                 =============    =============

Basic and diluted net loss per share             $       (0.17)   $       (0.17)
                                                 =============    =============

Weighted average number of common shares             9,372,448       30,426,618


                                      F-3





                                                      PREFERRED                                               PREFERRED STOCK
                                                        STOCK                       SERIES A                   COMMON STOCK
                                                SHARES         AMOUNT        SHARES         AMOUNT        SHARES          AMOUNT
                                             ------------   ------------  ------------   ------------  ------------   ------------

Balance at May 31, 2005                        12,300,000   $    369,000     1,000,000        $30,000     3,182,190   $  5,551,213

Conversion of Preferred stock into
  Series A Preferred stock                    -12,300,000       -369,000    12,300,000        369,000
Conversion of Series A Preferred stock
  into common stock                                                         -7,619,999       -284,020     7,619,999        284,020
Issuance of Series A Preferred stock
  For accrued compensation                                                   5,454,546        400,000
Subscription of Series A Preferred stock                                     3,000,000        220,000
Issuance of common stock for services                                                                       725,000        106,900
Issuance of common stock for cash                                                                        18,082,421      1,555,050
 Net loss for year ended May 31, 2006                   -   $          -             -              -             -              -
                                             ------------   ------------  ------------   ------------  ------------   ------------

Balance at May 31, 2006                                 -   $          -    14,134,547   $    734,980    29,609,610   $  7,497,183

Conversion of Series A Preferred stock
  into common stock                                                         -2,000,000       -146,667     2,000,000        146,667
Issuance of Series A Preferred stock
  For accrued compensation                                                   4,444,444        100,000
Issuance of common stock for services                                                                     2,600,000         56,400
Issuance of common stock for patent                                                                       1,000,000         60,000
Adjustment to common stock subscription
  purchase price entered into in year
  ended May 31, 2006                                                                                                       -52,000
Value of options issued for legal fees                                                                                      57,453
Value of options issued prior to
  May 31, 2007                                                                                                             355,646
Adjustment to May 31, 2006                                                                                   37,500              -
 Loss for year ended May 31, 2007                       -   $          -             -              -             -              -
                                             ------------   ------------  ------------   ------------  ------------   ------------

Balance at May 31, 2007                                 -              -    16,578,991   $    688,313    35,247,110   $  8,121,349
                                             ============   ============  ============   ============  ============   ============

(CONTINUED)

                                               PREFERRED STOCK
                                                SERIES A STOCK
                                                 SUBSCRIPTION      ACCUMULATED
                                                  RECEIVABLE         DEFICIT          TOTAL
                                               ----------------   -------------   -------------

Balance at May 31, 2005                                      -      ($6,565,391)      ($615,178)

Conversion of Preferred stock into
  Series A Preferred stock                                                                    -
Conversion of Series A Preferred stock
  into common stock                                                                           -
Issuance of Series A Preferred stock
  For accrued compensation                                                              400,000
Subscription of Series A Preferred stock              -220,000                                -
Issuance of common stock for services                                                   106,900
Issuance of common stock for cash                                                     1,555,050
 Net loss for year ended May 31, 2006                        -       -1,602,827      -1,602,827
                                               ----------------   -------------   -------------

Balance at May 31, 2006                               -220,000    $  (8,168,218)  $    (156,055)

Conversion of Series A Preferred stock
  into common stock                                                                           -
Issuance of Series A Preferred stock
  For accrued compensation                                                              100,000
Issuance of common stock for services                                                    56,400
Issuance of common stock for patent                                                      60,000
Adjustment to common stock subscription
  purchase price entered into in year
  ended May 31, 2006                                                                    -52,000
Value of options issued for legal fees                                                   57,453
Value of options issued prior to
  May 31, 2007                                                         -355,646               -
Adjustment to May 31, 2006                                               23,875          23,875
 Loss for year ended May 31, 2007                            -       -5,061,482      -5,061,482
                                               ----------------   -------------   -------------

Balance at May 31, 2007                              ($220,000)   $ (13,561,471)  $  (4,971,809)
                                               ================   =============   =============


                                                                F-4





INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          Fiscal year              Fiscal year
                                                                             ended                    ended
                                                                          May 31, 2007             May 31, 2006
                                                                     ----------------------   ----------------------

Cash flows from Operating Activities:
  Net income (net loss)                                                         (5,061,482)              (1,602,827)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
    PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization                                                       21,368                   17,997
Amortization of debt issue costs                                                    86,663
Expenses paid with stock                                                           216,400                        0
Value of options issued for services                                                57,453
Change in derivative liabilities                                                (1,583,636)
Noncash interest expense and financing costs                                     4,921,588
Chages in operating assets and liabilities:
(Increase) decrease in prepaid expenses                                            (33,633)                       0
(Increase) decrease in deposits                                                     (1,550)                       0
(Decrease) increase in accounts payable                                             36,330                   48,186
(Decrease) increase in accrued expenses                                             16,827                  193,263
Litigation reserve                                                                       0                 (143,500)
                                                                     ----------------------   ----------------------

  NET CASH USED IN OPERATING ACTIVITIES                                         (1,323,672)              (1,486,881)
                                                                     ----------------------   ----------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets                                                      (67,345)
Additions to inventory                                                             (85,594)                       -
Acquisition of property and equipment                                             (277,570)                 (24,708)
                                                                     ----------------------   ----------------------

  NET CASH PROVIDED BY INVESTING ACTIVITIES                                       (430,509)                 (24,708)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock                                                                     -                1,661,950
Refund of common stock purchase                                                    (52,000)
Proceeds from loan                                                                 116,096
Payments on loan                                                                    (1,105)
Proceeds from notes payable                                                      1,566,800                        -
Payment of notes payable                                                                 -                  (25,000)
Proceeds from shareholder and officer loans                                         26,416                        -
Repayments of shareholder and officer loans                                        (12,900)                 (31,976)
                                                                     ----------------------   ----------------------

  NET CASH PROVIDED BY FINANCING ACTIVITIES                                      1,643,307                1,604,974
                                                                     ----------------------   ----------------------

Net increase (decrease) in cash                                                   (110,874)                  93,385

Cash, at beginning of period                                                       111,112                   17,727
                                                                     ----------------------   ----------------------

Cash, at end of period                                                                 238                  111,112
                                                                     ======================   ======================

Supplemental Disclosures of Cash Flow Information:
   Interest paid                                                                     2,957                        0
   Taxes paid                                                                          800                      800
Noncash Financing Activities:
  Value of issuance of warrants in connection
       with convertible debt                                                     2,430,570
  Recorded a beneficial conversion feature                                       3,950,318
  Stock subscription receivable                                                    220,000                  220,000


                                                        F-5

NOTE 1 - NATURE OF BUSINESS

Ingen Technologies, Inc., a Georgia corporation (formerly known as Creative Recycling Technologies Inc., the "Company" or "Ingen Technologies"), is a public company trading under NASDAQ OTC: IGTG. Ingen Technologies is a growth-oriented technology company that offers diverse and progressive services and products.

Ingen Technologies, Inc. owns 100% of the capital stock of Ingen Technologies, Inc. a Nevada corporation which has been in business since 1999.

The Company's flagship product is its BAFI (TM) line of products. These are the world's first wireless digital low gas warning system for pressurized gas cylinders. These products include Oxyview(TM), OxyAlert(TM)and GasAlert(TM). On October 24, 2000, the Company received a U.S. Patent for the BAFI (TM) with Patent No. 6,137,417. BAFI (TM), now in its second generation, is an accurate and cost-effective, real-time pressurized gas warning system that will alert users when gas levels are approaching empty.

The BAFI (TM) line has multiple applications, inclusive but not limited to, the Medical Industry, Home Consumer, Residential Development Industry, Safety & Protection (fire and police), Aircraft Industry, and the Recreational Vehicle Industry. BAFI (TM) meets or exceeds regulatory compliance of this type of product and is completed and in production.

The Company's Secure Balance (TM) product is a private-label product that includes a vestibular function testing system and balance therapy system available to physicians throughout the United States.

On November 16, 2006, the Company purchased the intellectual property rights for Oxyview(TM). The Company had co-invented the Oxyview (TM) product with a third party. The agreement gave the Company sole ownership of the product and intangible pending patents associated with Oxyview (TM), which is part of the Company's BAFI(TM) line of products. Patents for Oxyview (TM) are pending in the United States, Japan, People's Republic of China and the European Communities. Oxyview(TM) relates to flow meters which provide a visual signal for gas flow through a conduit. More particularly it relates to a flow meter which provides a visual cue viewable with the human eye, as to the flow of gas through a cannula which conventionally employs very low pressure and gas volume to a patient using the Oxyview(TM). The Company began recording sales of Oxyview(TM) in November of 2006.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Principle of Consolidation and Presentation: The accompanying consolidated financial statements include the accounts of Ingen Technologies, Inc. and its subsidiary after elimination of all intercompany accounts and transactions. Certain prior period balances have been reclassified to conform to the current period presentation.

Use of estimates: The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Revenue Recognition: The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. In instances where final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. No provisions were established for estimated product returns and allowances based on the Company's historical experience. All orders are customized with substantial down payments. Products are released upon receipt of the remaining funds.

Cash Equivalents: For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments: The Company's financial instruments consist principally of cash, accounts receivable, inventories, accounts payable and borrowings. The Company believes the financial instruments' recorded values approximate current values because of their nature and respective durations. The fair value of embedded conversion options and stock warrants are based on a Black-Scholes fair value calculation. The fair value of convertible notes payable has been discounted to the extent that the fair value of the embedded conversion option feature exceeds the face value of the note. This discount is being amortized over the term of the convertible note.

Property and Equipment: Property and Equipment are valued at cost. Maintenance and repair costs are charged to expenses as incurred. Depreciation is computed on the straight-line method based on the following estimated useful lives of the assets: 3 to 5 years for computer, software and office equipment, and 5 to 7 years for furniture and fixtures.

CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITIES: The Company accounts for convertible notes payable and warrants in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." This standard requires the conversion feature of convertible debt be separated from the host contract and presented as a derivative instrument if certain conditions are met. Emerging Issue Task Force
(EITF) 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND

POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19" were also analyzed to determine whether the debt instrument is to be considered a conventional convertible debt instrument and classified in stockholders' equity. The convertible notes payable issued on June 6, 2006, July 27, 2006, August 30, 2006, January 24, 2007, March 15, 2007, April 15, 2007 and May 15, 2007 were evaluated and determined not conventional convertible and, therefore, because of certain terms and provisions including liquidating damages under the associated registration rights agreement the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The stock warrants issued in conjunction with the convertible notes payable were also evaluated and determined to be a derivative instrument and, therefore, classified as a liability on the balance sheet. The accounting guidance also requires that the conversion feature and warrants be recorded at fair value for each reporting period with changes in fair value recorded in the consolidated statements of operations.

A Black-Scholes valuation calculation was applied to both the conversion features and warrants at issuance dates and May 31, 2007. The issuance date valuation was used for the effective debt discount that these instruments represent. The debt discount is amortized over the three-year life of the debts using the effective interest method. The May 31, 2007 valuation was used to record the fair value of these instruments at the end of the reporting period with any difference from prior period calculations reflected in the consolidated statement of operations.

Income Taxes: Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Net Loss Per Share: Basic net loss per share includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock are anti-dilutive for all periods presented. Potential shares consist of Series A preferred stock and outstanding warrants.

In February, 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 155, ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS. SFAS No. 155 eliminates the temporary exemption of bifurcation requirements to securitized financial assets, contained in SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. As a result, similar financial instruments are accounted for similarly regardless of the form of the instruments. In addition, in instances where a derivative would otherwise have to be bifurcated, SFAS No. 155 allows a preparer on an instrument-by-instrument basis to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to remeasurement. SFAS No. 155 is effective for our fiscal year beginning June 1, 2007.

In March, 2006, the FASB issued SFAS No. 156, ACCOUNTING FOR SERVICING OF FINANCIAL ASSETS, an amendment of FASB Statement No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. The pronouncement establishes standards whereby servicing assets and servicing liabilities are initially measured at fair value, where applicable. In addition, SFAS No. 156 allows subsequent measurement of servicing assets and liabilities at fair value, and where applicable, derivative instruments used to mitigate risks inherent with servicing assets and liabilities are likewise measured at fair value. SFAS No. 156 is effective for our fiscal year beginning June 1, 2007.

In September, 2006, the FASB issued SFAS No. 157, FAIR VALUE MEASUREMENTS. The statement defines fair value, determines appropriate measurement methods, and expands disclosure requirements about those measurements. SFAS No. 157 is effective for our fiscal year beginning June 1, 2008.

In February 2007, the FASB issued SFAS No. 159, THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES, including an amendment of FASB Statement No. 115. This pronouncement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective as of the beginning of our fiscal year which begins June 1, 2008.

NOTE 3 - GOING CONCERN

The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the near term, the Company expects operating costs to continue to exceed funds generated from operations. As a result, the Company expects to continue to incur operating losses and may not have sufficient funds to grow its business in the future. The Company can give no assurance that it will achieve profitability or be capable of sustaining profitable operations. As a result, operations in the near future are expected to continue to use working capital.

To successfully grow the individual segments of the business, the Company must decrease its cash burn rate, improve its cash position and the revenue base of each segment, and succeed in its ability to raise additional capital through a combination of primarily public or private equity offering or strategic alliances. The Company also depends on certain contractors, and its sole employee, the CEO, and the loss of any of those contractors or the employee, may harm the Company's business.

The Company incurred a loss of $5,061,482 and $1,602,827 for the years ended May 31, 2007 and 2006, and as of those dates, had an accumulated deficit of $13,561,471 and $8,168,218, respectively.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment is summarized as follow:

                                                     As of May 31,
                                               ------------------------
                                                  2007          2006
                                               ----------    ----------
Vehicles                                       $  145,596    $    9,500
Furniture & Fixture                                31,705        27,222
Machinery & Equipment                             188,709        61,277
Leasehold Improvements                             41,606        32,047
                                               ----------    ----------
                                                  407,616       130,046
Less accumulated depreciation                    (119,775)      (98,408)
                                               ----------    ----------

  Property and Equipment, net                  $  287,841    $   31,638
                                               ==========    ==========

NOTE 5 - ACCRUED EXPENSES

Accrued expenses at May 31, 2007 and 2006 consist of:

                                                  2007          2006
                                               ----------    ----------
      Accrued officer's compensation           $  113,356    $  112,000
      Accrued interest expense                     73,922        32,782
      Accrued professional fees                        --        10,000
      Accrued payroll taxes                            --        24,211
      Accrued taxes                                 9,149           800
      Accrued royalties payable                       193            --
                                               ----------    ----------
               Total                           $  196,620    $  179,793
                                               ==========    ==========

NOTE 6 - INCOME TAXES

Provision for income tax for the years ended May 31, 2007 and 2006 consisted of $2,990 and $800, respectively.

As of May 31, 2007 and 2006, the Company has net operating loss carryforwards, approximately, of $4,600,000 and $3,009,598, respectively, to reduce future federal and state taxable income. To the extent not utilized, the carryforwards will begin to expire through 2027. The Company's ability to utilize its net operating loss carryforwards is uncertain and thus the Company has not booked a deferred tax asset, since future profits are indeterminable.

NOTE 7 - NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

                                                 FOR YEARS ENDED MAY, 31
                                              -----------------------------
                                                   2007            2006
                                              -------------   -------------
Numerator:Net loss                            $  (5,061,482)  $  (1,602,827)
                                              -------------   -------------
Denominator:
  Weighted Average Number of Shares              30,426,618       9,372,448
                                              -------------   -------------


Net loss per share-Basic and Diluted          $       (0.17)  $       (0.17)

As the Company incurred net losses for the years ended May 31, 2007 and 2006, it has excluded from the calculation of diluted net loss per share approximately 141,328,991 and 14,134,547 shares, respectively. These shares represent the Series A preferred stock, outstanding warrants and assume that all convertible notes could be converted at the market price as of May 31, 2007 and 2006, respectively.

NOTE 8 - SEGMENT INFORMATION

SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" requires that a publicly traded company must disclose information about its operating segments when it presents a complete set of financial statements. The Company has only one segment; therefore, the detail information is not presented.

NOTE 9 - RELATED PARTY TRANSACTIONS

The Company had notes payable to its CEO, Scott Sand, in the amounts of $84,342 and $70,826 as of May 31, 2007 and 2006, respectively. Interest on the loan was accrued at 6% for the year ended May 31, 2006. The bulk of the balance due as of May 31, 2007 was a result of business expenses paid by Mr. Sand on his personal credit cards. The Company will record interest in the amount of finance charges on the credit cards. The related accrued interest is $0 and $32,782 as of May 31, 2007 and 2006, respectively.

During the fiscal year ending May 31, 2007, Mr. Sand received 4,444,444 shares of series A preferred for satisfaction of accrued compensation of $95,311 and for payment of $4,689 of the loan amount owed to him.

NOTE 10 - LEASE OBLIGATION

The Company leases its administrative office under a two unsecured leases agreement which expire on April 1, 2008 and December 31, 2009. The Company also maintains a corporate office under a month-to-month lease agreement. As of May 31, 2007, the remaining lease obligation is as follows:

                     Year Ending                Lease
                        May 31,               Obligation
                   ---------------------------------------
                         2008                $     17,050
                         2009                       9,300
                         2010                       5,425
                                             ------------
                                             $     31,775
                                             ============

The total rent expense for the year ended May 31, 2007 was $24,800.

NOTE 11 - INTANGIBLE ASSETS

The Company has recorded patents at a cost of $67,345. This represents legal costs of filing for patents and the purchase of the exclusive rights for a patent with common stock valued at $60,000.

NOTE 12 - GUARANTEES

The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnifications to purchasers of the Company's businesses or assets; and (ii) certain agreements with the Company's officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising our of their employment relationship.

The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its balance sheet as of May 31, 2007.

NOTE 13 - CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITIES

6% $1.5 MILLION CONVERTIBLE DEBT

On July 25, 2006, the Company entered into a Security Purchase Agreement (the "Agreement") and agreed to issue and sell (i) callable secured convertible notes up to $2 million (only $1.5 million of this amount was funded), and (ii) warrants to acquire an aggregate of 20 million shares of the Company's common stock. The notes bear interest at 6% per annum, and mature three years from the date of issuance. The notes are convertible into the Company's common stock at the applicable percentage of the average of the lowest three trading prices for the Company's shares of common stock during the twenty trading day period prior to conversion. The applicable percentage is 50%; however, the percentage shall be increased to: (i) 55% in the event that a Registration Statement is filed within thirty days from July 26, 2006, and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from July 26, 2006. Since the Company has not had a Registration Statement become effective as of the date of this Report, the applicable percentage will be 50%.

The Company may prepay the notes in the event that no event of default exists, there are sufficient number of shares available for conversion, and the market price is at or below $0.10 per share. In addition, in the event that the average daily price of the common stock, as reported by the reporting service, for each day of the month ending on any determination date is below $0.10, the Company may repay a portion of the outstanding principal amount of the notes equal to 101% of the principal amount thereof divided by thirty-six plus one month's interest. The full principal amount of the notes is due upon default under the terms of the Notes. In addition, the Company has granted the investors a security interest in substantially all of its assets and intellectual property as well as registration rights.

The Company received the first traunch of $700,000 on July 27, 2006, less issuance costs of $295,200, the second traunch of $600,000, less issuance costs of $13,000 on August 30, 2006, and the third traunch of $200,000 was received on January 24, 2007.

The Company issued seven year warrants to purchase 20,000,000 shares of its common stock at an exercise price of $0.10.

The Company filed an SB-2 registration statement with the SEC on August 25, 2006, regarding the agreement; however, a registration withdrawal request was filed with the SEC on October 31, 2006. The Company intends on filing a new SB-2 to register the underlying shares of these convertible notes and 6 million additional shares once it has cured its delinquent filings with the SEC.

The issuance costs incurred in connection with the convertible notes are deferred and being amortized to interest expense over the life of each debenture traunch.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received from each traunch, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture traunch using the interest method.

The following tables describe the valuation of the conversion feature of each traunch of the convertible debenture, using the Black Scholes pricing model on the date of each note:

                                7/27/2006       8/30/2006       1/24/2007
                                 Traunch         Traunch         Traunch
                              -------------   -------------   -------------
Approximate risk free rate        5.25%           4.80%           4.65%
Average expected life            3 years         3 years         2.5 years
Dividend yield                      0%              0%              0%
Volatility                        202.01%         201.26%        138.21%
Estimated fair value
  of conversion feature
  on date of notes             $ 1,328,118     $ 1,137,929      $ 371,193
Estimated fair value
  of conversion feature
  as of May 31, 2007           $ 1,316,913     $ 1,128,783      $ 376,261

The Company recorded the fair value of the conversion feature, aggregate of $2,837,240, as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received from each traunch, with the excess of $1,337,240 charged to expense. Amortization expense related to the conversion feature discount for the year ended May 31, 2007 was $392,479. Remaining unamortized discount as of that date was $1,107,521.

        The Company also granted warrants to purchase 20,000,000 shares of common stock in connection with the financing. The warrants are exercisable at $0.10 per share for a period of seven years, and were fully vested. The warrants were originally valued at $1,987,478 using the Black-Scholes Option Pricing Model with the following weighted-average assumptions used.

                                                       7/26/2006
                                                     -------------
Approximate risk free rate                               5.23%
Average expected life                                   7 years
Dividend yield                                             0%
Volatility                                             201.26%
Number of warrants granted                            20,000,000
Estimated fair value of total warrants granted        $ 1,987,478

        The warrants were revalued as of the date of this report at a value of $795,464 using the Black-Scholes Option Pricing Model. For the year ended May 31, 2007, the Company has reported $1,191,638 in other income related to changes in its derivative liability associated with these warrants.

6% $75,000 DEBT

On June 7, 2006, the Company entered into an agreement with an accredited investor for sale of a convertible debenture. The Company received proceeds of $75,000 from the sale of the convertible debenture on June 7, 2006. The debenture is convertible at any time within a three year period into 3,750,000 shares of common stock at $0.02 per share. The debenture carries an interest rate of 6% per annum, and payable annually. In the event that the debenture is not converted to common stock, any unpaid balance, including interest and the principal, becomes due on May 31, 2009.

                                                    6/7/2006
                                                 --------------
Approximate risk free rate                            4.99%
Average expected life                                3 years
Dividend yield                                          0%
Volatility                                           202.01%
Estimated fair value of conversion feature
  on date of note issuance                          $437,565
Estimated fair value of conversion feature
  as of May 31, 2007                                $141,810

The Company recorded the fair value of the conversion feature of $437,565, as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received with the excess of $362,565 charged to expense. Amortization expense related to the conversion feature discount for the year ended May 31, 2007 was $24,678. Remaining unamortized discount as of that date was $50,322.

6% $450,000 MILLION CONVERTIBLE DEBT

On March 15, 2007, the Company entered into a Security Purchase Agreement (the "Agreement") and agreed to issue and sell (i) callable secured convertible notes up to $450,000, and (ii) warrants to acquire an aggregate of 9 million shares of the Company's common stock. The callable secured convertible notes (4 notes, $450,000 total loan principal; 3 year term; 6% annual interest, 15% annual "default interest") are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) Trading Prices for the Common Stock during the twenty (20) Trading Day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. The shares underlying the convertible notes are subject to a registration rights agreement. The Company also agreed to increase its number of authorized shares of common stock from 100 million to 500 million.

The Company may prepay the notes in the event that no event of default exists, there are sufficient number of shares available for conversion, and the market price is at or below $0.10 per share. The rate of prepayment ranges from 120% of face value of the notes or higher, depending on the timing of such prepayment. In addition, the Company has granted the investors a security interest in substantially all of its assets and intellectual property as well as registration rights.

The Company received the first traunch of $120,000 on March 15, 2007, less issuance costs of $20,000, the second traunch of $110,000, less issuance costs of $10,000 on April 16, 2007, and the third traunch of $110,000 was received on May 15, 2007, less issuance costs of $10,000.

The Company issued seven year warrants to purchase 9,000,000 shares of its common stock at an exercise price of $0.06.

The issuance costs incurred in connection with the convertible notes are deferred and being amortized to interest expense over the life of each debenture traunch.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received from each traunch, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture traunch using the interest method.

The following tables describe the valuation of the conversion feature of each traunch of the convertible debenture, using the Black Scholes pricing model on the date of each note:

                                3/15/2007       4/16/2007       5/15/2007
                                 Traunch         Traunch         Traunch
                              -------------   -------------   -------------
Approximate risk free rate         4.47%           4.80%           4.87%
Average expected life             3 years         3 years         3 years
Dividend yield                       0%              0%              0%
Volatility                        182.97%         193.30%         193.30%
Estimated fair value
  of conversion feature
  on date of notes              $ 237,789        $ 218,638       $ 218,638
Estimated fair value
  of conversion feature
  as of May 31, 2007            $ 239,627        $ 219,679       $ 219,698

The Company recorded the fair value of the conversion feature, aggregate of $675,065, as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received from each traunch, with the excess of $225,065 charged to expense. Amortization expense related to the conversion feature discount for the year ended May 31, 2007 was $14,667. Remaining unamortized discount as of that date was $325,333.

        The Company also granted warrants to purchase 9,000,000 shares of common stock in connection with the financing. The warrants are exercisable at $0.06 per share for a period of seven years, and were fully vested. The warrants were originally valued at $443,468 using the Black-Scholes Option Pricing Model with the following weighted-average assumptions used.

                                                       3/15/2007
                                                     -------------
Approximate risk free rate                               4.47%
Average expected life                                   7 years
Dividend yield                                             0%
Volatility                                             182.97%
Number of warrants granted                            9,000,000
Estimated fair value of total warrants granted        $ 443,468

        The warrants were revalued as of the date of this report at a value of $359,018 using the Black-Scholes Option Pricing Model. For the year ended May 31, 2007, the Company has reported $84,450 in other income related to changes in its derivative liability associated with these warrants.

DERIVATIVE LIABILITIES

In accordance with EITF 00-19, the conversion feature of each convertible debenture and the stock warrants issued in conjunction with convertible debentures have been included as long-term liabilities and were originally valued at fair value at the date of issuance. As a liability, the convertible features and the stock warrants are revalued each period until and unless the debt is converted. As of May 31, 2007, the fair values of the conversion feature and the stock warrants aggregated to $4,797,253. The Company recorded a gain of $1,583,636 related to the change in fair value from the date of issuance of the convertible debt to May 31, 2007. This amount is recorded as "Change in Derivative Liabilities" a component of other income in the accompanying consolidated statement of operations. If the debt is converted prior to maturity, the carrying value will be transferred to equity.

NONEMPLOYEE OPTIONS

The Company has accounted for options granted to nonemployees in accordance with FAS 123. Under FAS 123, the option award is based on the fair market value of the underlying security based on the Black-Scholes Pricing Model, less the option price. On January 18, 2007, the Company granted 100,000 options to one nonemployee. The value of the options was calculated to be $4,953. This amount has been expensed in the current period. On December 29, 2006, the Company issued 1,000,000 options to purchase shares of the Company's Series A Preferred stock to its general counsel. The option term is five years and the option price is $0.04.

NOTE 14 - PREFERRED STOCKS

On December 7, 2005, the Company had a reverse stock split of 3 to 1 for all issued and outstanding preferred shares and converted all classes of preferred shares into Series A preferred stock. The Company is authorized to issue 40,000,000 shares of no par value Series A preferred stock. As of May 31, 2007 and 2006, the Company had 16,578,991 and 14,134,547 shares of preferred stocks Series A issued and outstanding, respectively. No dividends shall accrue or be payable on the Series A preferred stocks. The Company has the right to redeem each share of Series A preferred stock for $1; however, there is no obligation for this redemption. Each share of Series A preferred stock is entitled to vote on all matters with holders of the common stock; however, each Series A preferred stock is entitled to 1 vote. Each share of Series A preferred stock is convertible, at the option of the holder and subject to a 65 day written notice to the Company, at any time after the date of the issuance into 1 share of fully paid and non-assessable share of common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A preferred stock shall be entitle to be paid $1 per share before any payments or distribution of assets of the Company to the holders of the common stock or any other equity securities of the Company.

During the fiscal year ending May 31, 2007, the Company authorized and converted 2,000,000 shares of Series A preferred stock to common stock.

On May 21, 2006, the Company and a subscriber entered into an Investment Contract (the "Contract") providing that the Company intends to raise at least $5 million utilizing Replacement S-B of the SEC which the subscriber agreed to purchase 3 million shares of the Company's restricted series A preferred shares at a price of $0.0733 per share or $220,000. These shares will be registered by the Company in the S-B offering. As of May 31, 2006, all of 3 million shares of restricted series A preferred shares were issued and a subscription receivable of $220,000 was recorded against the Company's equity.

NOTE 15 - COMMON STOCK

On October 31, 2005, the Board approved on reverse split to reduce the authorized common shares to 100 million and also approved the reverse split of 40 to 1 outstanding and issued common shares; the effective was on December 7, 2006. The accompanying consolidated financial statements have been retroactively adjusted to reflect the reverse stock split.

INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

                         PART I. - FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS FOR QUARTER ENDED AUGUST 31, 2007



CONSOLIDATED BALANCE SHEET (UNAUDITED)
--------------------------------------------------------------------------------------------

                                                                           AS OF AUGUST 31,
                                                                                 2007
                                                                             ------------
                                     ASSETS
Current Assets
  Cash                                                                       $      7,762
  Accounts receivable                                                              78,090
  Inventory                                                                        74,953
  Prepaid expenses                                                                 18,107
                                                                             ------------
      Total current assets                                                        178,912
                                                                             ------------

Property and equipment, net of accumulated depreciation
   of $134,246                                                                    273,371

Debt issue cost, net of accumulated amortization of $112,593                      255,607
Other assets                                                                       68,895
                                                                             ------------

    TOTAL ASSETS                                                             $    776,785
                                                                             ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Accounts payable                                                           $     80,654
  Accrued expenses                                                                269,742
  Taxes payable                                                                     8,350
  Current portion of long-term debt                                                14,539
  Officer's loans                                                                  92,829
                                                                             ------------
    Total current liabilities                                                     466,114
                                                                             ------------

Long-term Liabilities
  Note payable                                                                     96,817
  Convertible notes payable, net of unamortized discount of $1,526,176            608,824
  Derivative liabilities                                                        5,799,375
                                                                             ------------
    Total long-term liabilities                                                 6,505,016
                                                                             ------------

Stockholders' deficit
  Preferred stock Series A, no par value, 40,000,000
     authorized; and 16,078,991 issued and outstanding
     as of August 31, 2007                                                        673,313
  Common stock, no par value, 100,000,000 shares authorized;
     43,537,110 issued and outstanding as of
     August 31, 2007                                                            8,336,149
  Series A preferred stock subscription receivable                               (220,000)
  Common stock subscription receivable                                            (45,000)
  Accumulated deficit                                                         (14,938,807)
                                                                             ------------
    Total stockholders' deficit                                                (6,194,345)
                                                                             ------------

    TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                              $    776,785
                                                                             ============


See notes to interim unaudited consolidated financial statements

INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
- ------------------------------------------------------------------------------

                                                     For the three months ended
                                                            August 31,
                                                 ------------------------------
                                                      2007               2006
--------------------------------------------------------------------------------
Revenue                                          $    117,471      $    189,158

Cost of Sales                                          67,413           115,547
                                                 ------------      ------------
Gross Profit                                           50,058            73,611

Selling, General and Administrative Expenses          406,694           329,104
                                                 ------------      ------------

Operating Loss                                       (356,636)         (255,493)
                                                 ------------      ------------

Other (Expenses):
  Interest Expenses                                  (446,911)       (3,540,915)
  Change in Derivative Liabilities                   (573,779)        1,031,094
                                                 ------------      ------------

Net Loss before Taxes                              (1,377,326)       (2,765,314)

Provision for Income Taxes                                 10               800
                                                 ------------      ------------

Net Loss                                         $ (1,377,336)     $ (2,766,114)
                                                 ============      ============

Basic and diluted net loss per share             $      (0.04)     $      (0.12)
                                                 ============      ============
Weighted average number of common shares           37,766,443        22,207,208


See notes to interim unaudited consolidated financial statements


INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
-----------------------------------------------------------------------------------------------------

FOR THE THREE MONTHS ENDED AUGUST 31,                                          2007             2006
                                                                           -----------      -----------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Loss                                                                  (1,377,336)     $(2,766,114)
  Adjustments to Reconcile Net Loss to Net Cash Used in Operations:
     Depreciation and amortization                                              14,470            4,576
     Amortization of debt issue cost                                            25,930           16,400
  (Increase) Decrease in:
     Change in derivative liabilities                                          385,343       (1,031,094)
     Noncash interest expense and financing costs                              573,779        3,523,454
 Changes in operating assets and liabilities:
     Increase in accounts receivable                                           (78,090)              --
     Decrease in inventory                                                      10,642
     Decrease in accounts payable                                               (3,863)              --
     Increase (decrease) in accrued expenses                                    81,472           (2,138)
     Decrease in prepaid expenses                                               15,526               --
  Expenses paid with stock                                                      80,000               --
                                                                           -----------      -----------
  NET CASH USED IN OPERATING ACTIVITIES                                       (272,127)        (254,916)
                                                                           -----------      -----------

CASH FLOW FROM INVESTING ACTIVITIES
  Addition to fixed assets                                                          --          (34,480)
                                                                           -----------      -----------
  NET CASH USED IN INVESTING ACTIVITIES                                             --          (34,480)
                                                                           -----------      -----------

CASH FLOW FROM FINANCING ACTIVITIES:
  Repayments of loan owed to officer                                            (3,000)         (63,941)
  Proceeds from loan from officer                                               11,486               --
  Repayments of notes payable                                                   (3,635)              --
  Proceeds from issuance of common stock                                        74,800               --
  Net proceeds from convertible debt                                           200,000        1,066,800
                                                                           -----------      -----------
  NET CASH FLOW PROVIDED BY FINANCING ACTIVITIES                               279,651        1,002,859
                                                                           -----------      -----------

    NET INCREASE IN CASH                                                         7,524          713,463

Cash Balance at Beginning of Period                                                238          111,112
                                                                           -----------      -----------

CASH BALANCE AT END OF PERIOD                                              $     7,762      $   824,575
                                                                           ===========      ===========

Supplemental Disclosures of Cash Flow Information:
     Interest paid                                                         $     4,988      $        --
     Taxes paid                                                            $       800      $        --
Noncash Financing Activities:
     Value of issuance of warrants in connection with convertible debt     $        --      $ 1,987,103
     Recorded a beneficial conversion feature                              $   428,343      $ 2,903,777
     Stock subscription receivable for preferred stock                     $      --        $   220,000
     Stock subscription receivable for common stock                        $    45,000      $        --

See notes to interim unaudited consolidated financial statements

                                      F-16

INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Ingen Technologies, Inc., a Georgia corporation (formerly known as Creative Recycling Technologies Inc., the "Company" or "Ingen Technologies"), is a public company trading under NASDAQ OTC: IGTG. Ingen Technologies is a growth-oriented technology company that offers diverse and progressive services and products.

Ingen Technologies, Inc. owns 100% of the capital stock of Ingen Technologies, Inc. a Nevada corporation that has been in business since 1999.

The Company's flagship product is its BAFI (TM) line of products. These are the world's first wireless digital low gas warning system for pressurized gas cylinders. These products include Oxyview(TM), OxyAlert(TM)and GasAlert(TM). On October 24, 2000, the Company received a U.S. Patent for the BAFI (TM) with Patent No. 6,137,417. BAFI (TM), now in its second generation, is an accurate and cost-effective, real-time pressurized gas warning system that will alert users when gas levels are approaching empty.

The BAFI (TM) line has multiple applications, inclusive but not limited to, the Medical Industry, Home Consumer, Residential Development Industry, Safety & Protection (fire and police), Aircraft Industry, and the Recreational Vehicle Industry. BAFI (TM) meets or exceeds regulatory compliance of this type of product and is completed and in production.

The Company's Secure Balance (TM) product is a private-label product that includes a vestibular function testing system and balance therapy system available to physicians throughout the United States.

On November 16, 2006, the Company purchased the intellectual property rights for Oxyview(TM). The Company had co-invented the Oxyview (TM) product with a third party. The agreement gave the Company sole ownership of the product and intangible pending patents associated with Oxyview (TM), which is part of the Company's BAFI(TM) line of products. Patents for Oxyview (TM) are pending in the United States, Japan, People's Republic of China and the European Communities. Oxyview(TM) relates to flow meters which provide a visual signal for gas flow through a conduit. More particularly it relates to a flow meter which provides a visual cue viewable with the human eye, as to the flow of gas through a cannula which conventionally employs very low pressure and gas volume to a patient using the Oxyview(TM). The Company began recording sales of Oxyview(TM) in November of 2006.

Presentation of Interim Information: The accompanying consolidated financial statements for the three months ended August 31, 2007 and 2006, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended May 31, 2007.

In the opinion of Management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the three months ended August 31, 2007 and 2006, have been made. The results of operations for the three months ended August 31, 2007 are not necessarily indicative of the operating results for the full year.

Principle of Consolidation and Presentation: The accompanying consolidated financial statements include the accounts of Ingen Technologies, Inc. and its subsidiary after elimination of all intercompany accounts and transactions. Certain prior period balances have been reclassified to conform to the current period presentation.

INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
             (CONTINUED)

Fair Value of Financial Instruments: The Company's financial instruments consist principally of cash, accounts receivable, inventories, accounts payable and borrowings. The Company believes the financial instruments' recorded values approximate current values because of their nature and respective durations. The fair value of embedded conversion options and stock warrants are based on a Black-Scholes fair value calculation. The fair value of convertible notes payable has been discounted to the extent that the fair value of the embedded conversion option feature exceeds the face value of the note. This discount is being amortized over the term of the convertible note.

Cash Equivalents: For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition: The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. In instances where final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. No provisions were established for estimated product returns and allowances based on the Company's historical experience. All orders are customized with substantial down payments. Products are released upon receipt of the remaining funds.

Use of estimates: The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Property and Equipment: Property and Equipment are valued at cost. Maintenance and repair costs are charged to expenses as incurred. Depreciation is computed on the straight-line method based on the following estimated useful lives of the assets: 3 to 5 years for computer, software and office equipment, and 5 to 7 years for furniture and fixtures.

Convertible Notes Payable and Derivative Liabilities: The Company accounts for convertible notes payable and warrants in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." This standard requires the conversion feature of convertible debt be separated from the host contract and presented as a derivative instrument if certain conditions are met. Emerging Issue Task Force
(EITF) 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19" were also analyzed to determine whether the debt instrument is to be considered a conventional convertible debt instrument and classified in stockholders' equity. The convertible notes payable issued on June 6, 2006, July 27, 2006, August 30, 2006, January 24, 2007, March 15, 2007, April 15, 2007, May 15, 2007, June 15,
2007 and July 31, 2007 were evaluated and determined not conventional convertible and, therefore, because of certain terms and provisions including liquidating damages under the associated registration rights agreement the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The stock warrants issued in conjunction with the convertible notes payable were also evaluated and determined to be a derivative instrument and, therefore, classified as a liability on the balance sheet. The accounting guidance also requires that the conversion feature and warrants be recorded at fair value for each reporting period with changes in fair value recorded in the consolidated statements of operations.

A Black-Scholes valuation calculation was applied to both the conversion features and warrants at issuance dates and August 31, 2007. The issuance date valuation was used for the effective debt discount that these instruments represent. The debt discount is amortized over the three-year life of the debts using the effective interest method. The August 31, 2007 valuation was used to record the fair value of these instruments at the end of the reporting period with any difference from prior period calculations reflected in the consolidated statement of operations.

Income Taxes: Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Net Loss Per Share: Basic net loss per share includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock are anti-dilutive for all periods presented. Potential shares consist of Series A preferred stock and outstanding warrants.

INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
             (CONTINUED)

In February, 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 155, ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS. SFAS No. 155 eliminates the temporary exemption of bifurcation requirements to securitized financial assets, contained in SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. As a result, similar financial instruments are accounted for similarly regardless of the form of the instruments. In addition, in instances where a derivative would otherwise have to be bifurcated, SFAS No. 155 allows a preparer on an instrument-by-instrument basis to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to remeasurement. SFAS No. 155 is effective for our fiscal year beginning June 1, 2007.

In March, 2006, the FASB issued SFAS No. 156, ACCOUNTING FOR SERVICING OF FINANCIAL ASSETS, an amendment of FASB Statement No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. The pronouncement establishes standards whereby servicing assets and servicing liabilities are initially measured at fair value, where applicable. In addition, SFAS No. 156 allows subsequent measurement of servicing assets and liabilities at fair value, and where applicable, derivative instruments used to mitigate risks inherent with servicing assets and liabilities are likewise measured at fair value. SFAS No. 156 is effective for our fiscal year beginning June 1, 2007.

In September, 2006, the FASB issued SFAS No. 157, FAIR VALUE MEASUREMENTS. The statement defines fair value, determines appropriate measurement methods, and expands disclosure requirements about those measurements. SFAS No. 157 is effective for our fiscal year beginning June 1, 2008.

In February 2007, the FASB issued SFAS No. 159, THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES, including an amendment of FASB Statement No. 115. This pronouncement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective as of the beginning of our fiscal year which begins June 1, 2008.

NOTE 2 - GOING CONCERN

The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the near term, the Company expects operating costs to continue to exceed funds generated from operations. As a result, the Company expects to continue to incur operating losses and may not have sufficient funds to grow its business in the future. The Company can give no assurance that it will achieve profitability or be capable of sustaining profitable operations. As a result, operations in the near future are expected to continue to use working capital.

To successfully grow the individual segments of the business, the Company must decrease its cash burn rate, improve its cash position and the revenue base of each segment, and succeed in its ability to raise additional capital through a combination of primarily public or private equity offering or strategic alliances. The Company also depends on certain contractors, and its sole employee, the CEO, and the loss of any of those contractors or the employee, may harm the Company's business.

In the quarter ended August 31, 2007, the Company received net proceeds from the sale of callable secured convertible notes of $200,000 (the principal balance of the notes was $220,000). The Company also made equity sales which netted $74,800 in the quarter (an additional $45,000 was booked as a stock subscription receivable and was subsequently received in September of 2007). Management of the Company is actively increasing marketing efforts to increase revenues. The ability of the Company to continue as a going concern is dependent on its ability to meet its financing arrangement and the success of its future operations. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company incurred a loss of $1,377,336 for the three months ended August 31, 2007, and as of that date, had an accumulated deficit of $14,938,807.

INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment as of August 31, 2007 and 2006 is summarized as follow:

                                                   2007             2006
                                                ---------        ---------
     Automobile                                 $   9,500        $   9,500
     Mobile Demonstration Unit                    136,096               --
     Furniture & Fixture                           31,706           27,222
     Machinery & Equipment                        120,252           65,900
     Leasehold Improvements                        41,606           32,047
     Molds                                         68,457           29,857
                                                ---------        ---------
                                                  407,617          164,526
     Less accumulated depreciation               (134,246)        (102,984)
                                                ---------        ---------

       Property and Equipment, net              $ 273,371        $  61,542
                                                =========        =========


NOTE 4 - ACCRUED EXPENSES

Accrued expenses at August 31, 2007 and 2006 consist of:

                                                    2007           2006
                                                  --------       --------
     Accrued officer's compensation               $163,356       $112,000
     Accrued Professional Fees                          --          6,000
     Accrued Interest Expense                      104,572         33,844
     Accrued taxes                                      --         25,811
     Royalty payable                                 1,814             --
                                                  --------       --------
              Total                               $269,742       $177,655
                                                  ========       ========


NOTE 5 - CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITIES

6% $75,000 DEBT

On June 7, 2006, the Company entered into an agreement with an accredited investor for sale of a convertible debenture. The Company received proceeds of $75,000 from the sale of the convertible debenture on June 7, 2006. The debenture is convertible at any time within a three year period into 3,750,000 shares of common stock at $0.02 per share. The debenture carries an interest rate of 6% per annum, and payable annually. In the event that the debenture is not converted to common stock, any unpaid balance, including interest and the principal, becomes due on May 31, 2009.

                                                    6/7/2006
                                                 --------------
Approximate risk free rate                            4.99%
Average expected life                                3 years
Dividend yield                                          0%
Volatility                                           202.01%
Estimated fair value of conversion feature
  on date of note issuance                          $437,565
Estimated fair value of conversion feature
  as of August 31, 2007                             $209,251

The Company recorded the fair value of the conversion feature of $437,565, as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received with the excess of $362,565 charged to expense. Amortization expense related to the conversion feature discount for the quarter ended August 31, 2007 was $6,342. Remaining unamortized discount as of that date was $43,980.

CALLABLE SECURED CONVERTIBLE NOTES AND WARRANTS

July 25, 2006 Securities Purchase Agreement ($1.5 Million Convertible Debt)

On July 25, 2006, we entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (the "Investors") and agreed to issue and sell (i) callable secured convertible notes up to $2 million, and (ii) warrants to acquire an aggregate of 20 million shares of our common stock. The notes bear interest at 6% per annum (15% "default interest" per annum), and mature three years from the date of issuance. The notes are convertible into our common stock at the applicable percentage of the average of the lowest three trading prices for our shares of common stock during the twenty trading day period prior to conversion. The applicable percentage is 50%; however, the percentage shall be increased to: (i) 55% in the event that a Registration Statement is filed within thirty days from July 25, 2006, and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from July 26, 2006. Since we did not have a Registration Statement become effective within one hundred and twenty days of July 25, 2006, the applicable percentage is 50%. Under the Agreement, the conversion price of the secured convertible notes will be adjusted in the event we issue securities below the fixed conversion price and may be adjusted in certain circumstances such as merger, consolidation or if we pay a stock dividend. At May 31, 2007, only $1.5 million of the convertible notes were funded.

INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


We received the first tranche of $700,000 on July 27, 2006, less issuance costs of $295,200, the second tranche of $600,000, less issuance costs of $13,000 on August 30, 2006, and the third tranche of $200,000 was received on January 24, 2007.

We may prepay the notes in the event that no event of default exists, there are a sufficient number of shares available for conversion, and the market price is at or below $0.10 per share. Prepayment of the convertible notes is to be made in cash equal to 140% of the outstanding principal and accrued interest (for prepayment occurring after the 60th day following the issue date of the notes). In addition, in the event that the reported average daily price of the common stock for each day of the month ending on any determination date is below $0.10, we may repay a portion of the outstanding principal amount of the notes equal to 101% of the principal amount divided by thirty-six plus one month's interest and this will stay all conversions for the month.

Events of default under the notes generally include failure to repay the principal or interest when due, failure to issue shares of common stock upon conversion by the holder, failure to timely file a registration statement or have such registration statement declared effective, breach of certain covenants or representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, a money judgment, writ or similar process entered or filed against us in excess of $50,000 which continues for 20 days unless consented to by the holder, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us without stay or the delisting of our common stock. Upon the occurrence of an event of default, the note holders may by written notice demand repayment in an amount equal to the greater of (i) the then outstanding principal amount of the convertible notes, together with unpaid interest and any outstanding penalties times 140% or
(ii) the "parity value" of the default sum, where parity value means (a) the highest number of shares of common stock issuable upon conversion of the default sum, treating the trading day immediately preceding the prepayment date as the "conversion date" for the purpose of determining the lowest applicable conversion price (unless the event of default is a result of a breach in reference to a specific conversion date), multiplied by (b) the highest closing price for the common stock during the period beginning on the date of first occurrence of the event of default and ending one day prior to the prepayment date. In addition, we granted the Investors a security interest in substantially all of our assets and intellectual property pursuant to a Security Agreement and an Intellectual Property Security Agreement.

The warrants have an exercise price of $0.10 per share and expire after seven years. The Investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of the warrants, certain issuances under our employee stock plans, or shares issued upon exercise of the warrants.

The Investors have contractually agreed to restrict their ability to convert the notes and exercise the warrants and receive shares of our common stock so that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Without the prior written consent of a majority-in-interest of the Investors, subject to certain exceptions as set forth in the agreement, we may not negotiate or contract with any party to obtain additional equity financing (including debt financing with an equity component) that involves (A) the issuance of common stock at a discount to the market price of the common stock on the date of issuance (taking into account the value of any warrants or options to acquire common stock issued in connection therewith) or (B) the issuance of convertible securities that are convertible into an indeterminate number of shares of common stock or (C) the issuance of warrants during the lock-up period beginning on July 25, 2006 and ending on the later of (i) two hundred seventy (270) days from July 25, 2006 and (ii) one hundred eighty (180) days from the date the registration statement is declared effective. In addition, subject to certain exceptions as set forth in the agreement, we agreed that we would not conduct any eq uity financing (including debt with an equity component) during the period beginning on July 25, 2006 and ending two (2) years after the end of the above lock-up period unless we have first provided to each Investor an option to purchase its prorata share (based on the ratio of each Investor's purchase under the Securities Purchase Agreement) of the securities being offered in any proposed equity financing. We must provide each Investor written notice describing any proposed equity financing at least 20 business days prior to the closing and the option must be extended to each Investor for 15 days following delivery of the notice.

We agreed to file a registration statement for the shares underlying the notes and the warrants within thirty days of closing, to be declared effective within 120 days of closing. We filed an SB-2 registration statement with the Securities and Exchange Commission ("SEC") on August 25, 2006 for the securities underlying the agreement; however, we requested withdrawal of this statement on October 31, 2006. We intend to file a new SB-2 to register the underlying shares of these convertible notes and 6 million additional shares once we have cured our delinquent filings with the SEC. Because the required registration statement was not effective by the due date, we may be declared to be in default under the agreement. Further, per the agreement, we are subject to liquidated damages in the amount of 0.02% of the outstanding principal amount of the notes per month, payable in cash or common stock, until the registration is effective.

INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

We also agreed to increase our number of authorized shares of common stock from 100 million to 500 million within thirty days of the agreement. From this reserved amount, we are required to have a number of common shares reserved for issuance equal to no less than two times the number issuable upon conversion of the notes and the warrants (based on the conversion price of the notes and the exercise price of the warrants in effect from time to time). If the amount reserved is below the amount to be reserved for the Investors under the agreement, we are required to take all corporate action necessary to authorize and reserve a sufficient number of shares. Under the agreement, if we fail to obtain the shareholder approval necessary to increase the number of authorized shares within thirty days following the date which the number of required reserve shares exceeds the authorized and reserved shares, we may be noticed of an event of default and required to pay the Investors liquidated damages of three (3) perce nt of the outstanding amount of the notes per month plus accrued and unpaid interest on the notes, prorated for partial months, in cash or shares at the Investor's option. We currently do not have enough shares reserved under the agreement.

The issuance costs incurred in connection with the convertible notes are deferred and being amortized to interest expense over the life of each debenture tranche.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received from each tranche, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture tranche using the interest method.

The following tables describe the valuation of the conversion feature of each tranche of the convertible debenture, using the Black Scholes pricing model on the date of each note:

                                7/27/2006       8/30/2006       1/24/2007
                                 Tranche         Tranche         Tranche
                              -------------   -------------   -------------
Approximate risk free rate        5.25%           4.80%           4.65%
Average expected life            3 years         3 years         2.5 years
Dividend yield                      0%              0%              0%
Volatility                        202.01%         201.26%        138.21%
Estimated fair value
  of conversion feature
  on date of notes             $ 1,328,118     $ 1,137,064      $ 371,193
Estimated fair value
  of conversion feature
  as of August 31, 2007        $ 1,291,543     $ 1,114,208      $ 379,472

The Company recorded the fair value of the conversion feature, aggregate of $2,836,375, as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received from each tranche, with the excess of $1,336,375 charged to expense. Amortization expense related to the conversion feature discount for the quarter ended August 31, 2007 was $131,041. Remaining unamortized discount as of that date was $976,479.

        The Company also granted warrants to purchase 20,000,000 shares of common stock in connection with the financing. The warrants are exercisable at $0.10 per share for a period of seven years, and were fully vested. The warrants were originally valued at $1,987,103 using the Black-Scholes Option Pricing Model with the following weighted-average assumptions used.

                                                       7/26/2006
                                                     -------------
Approximate risk free rate                               5.23%
Average expected life                                   7 years
Dividend yield                                             0%
Volatility                                             201.26%
Number of warrants granted                            20,000,000
Estimated fair value of total warrants granted       $ 1,987,103

        The warrants were revalued as of the date of this report at a value of $1,192,270 using the Black-Scholes Option Pricing Model. For the quarter ended August 31, 2007, the Company has reported $396,806 in other expense related to changes in its derivative liability associated with these warrants.

INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


March 15, 2007 Securities Purchase Agreement ($450,000 Convertible Debt)

On March 15, 2007, we entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (the "Investors") and agreed to issue and sell (i) callable secured convertible notes up to $450,000, and (ii) warrants to acquire an aggregate of 9 million shares of our common stock. The callable secured convertible notes (4 notes, $450,000 total loan principal; 3 year term; 6% annual interest, 15% annual "default interest") are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three trading prices for the common stock during the twenty trading day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the required filing and (ii) 60% in the event that the Registration Stat ement becomes effective within ninety days from the required filing. Under the Agreement, the conversion price of the secured convertible notes will be adjusted in the event we issue securities below the fixed conversion price and may be adjusted in certain circumstances such as merger, consolidation or if we pay a stock dividend.

We received the first tranche of $120,000 on March 15, 2007, less issuance costs of $20,000, the second tranche of $110,000, less issuance costs of $10,000 on April 16, 2007, and the third tranche of $110,000 was received on May 15, 2007, less issuance costs of $10,000 and the final tranche of $110,000 was received on June 12, 2007.

We may prepay the notes in the event that no event of default exists, there are a sufficient number of shares available for conversion, and the market price is at or below $0.10 per share. Prepayment of the convertible notes is to be made in cash equal to either (i) 120% of the outstanding principal and accrued interest for prepayments occurring within 30 days following the issuance of the notes, (ii) 130% of the outstanding principal and accrued interest for prepayment occurring between 31 and 60 days following the issue dates of the notes; and (iii) 140% of the outstanding principal and accrued interest for prepayment occurring after the 60th day following the issue date of the notes. In addition, in the event that the average daily price of the common stock for each day of the month ending on any determination date is below $0.10, we may repay a portion of the outstanding principal amount of the notes equal to 101% of the principal amount divided by thirty-six plus one month's interest and this will stay all conversions for the month.

Events of default under the notes generally include failure to repay the principal or interest when due, failure to issue shares of common stock upon conversion by the holder, failure to timely file a registration statement or have such registration statement declared effective, breach of certain covenants or representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, a money judgment, writ or similar process entered or filed against us in excess of $50,000 which continues for 20 days unless consented to by the holder, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us without stay or the delisting of our common stock. Upon the occurrence of an event of default, the note holders may demand repayment in an amount equal to the greater of (i) the then outstanding principal amount of the convertible notes, together with unpaid inter est and any outstanding penalties times 140% or (ii) the "parity value" of the default sum, where parity value means (a) the highest number of shares of common stock issuable upon conversion of the default sum, treating the trading day immediately preceding the prepayment date as the "conversion date" for the purpose of determining the lowest applicable conversion price (unless the event of default is a result of a breach in reference to a specific conversion date), multiplied by (b) the highest closing price for the common stock during the period beginning on the date of first occurrence of the event of default and ending one day prior to the prepayment date. In addition, we granted the Investors a security interest in substantially all of our assets and intellectual property pursuant to a Security Agreement and an Intellectual Property Security Agreement.

We issued seven year warrants to purchase 9,000,000 shares of our common stock at an exercise price of $0.06 per share. The Investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of the warrants, certain issuances under our employee stock plans, or shares issued upon exercise of the warrants. Under the terms of the callable secured convertible notes and the related warrants, the callable secured convertible notes and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unco nverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common. Per the agreement, we must file a registration statement covering two times the number of shares underlying the notes and the shares underlying the warrants, within 30 days of written demand. A penalty of .02% of the outstanding principal amount per month for each month will accrue if the registration is not effective in ninety days from filing.

INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Without the prior written consent of a majority-in-interest of the Investors, subject to certain exceptions as set forth in the agreement, we may not negotiate or contract with any party to obtain additional equity financing (including debt financing with an equity component) that involves (i) the issuance of common stock at a discount to the market price of the common stock on the date of issuance (taking into account the value of any warrants or options to acquire common stock issued in connection therewith) or (B) the issuance of convertible securities that are convertible into an indeterminate number of shares of common stock or (C) the issuance of warrants during the lock-up period beginning on March 15, 2007 and ending one hundred eighty (180) days from March 15, 2007. In addition, subject to certain exceptions as set forth in the agreement, we agreed that we will not conduct any equity financing (including debt with an equity component) during the period beginning on March 15, 2007 and ending two (2) years after the end of the above lock-up period unless we have first provided to each Investor an option to purchase its prorata share (based on the ratio of each Investor's purchase under the Securities Purchase Agreement) of the securities being offered in any proposed equity financing and the option must be extended to each Investor during the 15-day period following delivery of notice.

Subject to shareholder approval, we are required to have a number of common shares reserved for issuance equal to no less than two times the number issuable upon conversion of the notes and the warrants (based on the conversion price of the notes and the exercise price of the warrants in effect from time to time). If the amount reserved is below the amount to be reserved for the Investors under the agreement, we are required to take all corporate action necessary to authorize and reserve a sufficient number of shares. Under the agreement, if we fail to obtain the shareholder approval necessary to increase the number of authorized shares within thirty days following the date which the number of required reserve shares exceeds the authorized and reserved shares, we may be noticed of default and required to pay the Investors liquidated damages of three
(3) percent of the outstanding amount of the notes per month plus accrued and unpaid interest on the notes, prorated for partial months in cash or shares at t he Investor's option.


The issuance costs incurred in connection with the convertible notes are deferred and being amortized to interest expense over the life of each debenture tranche.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received from each tranche, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture tranche using the interest method.

The following tables describe the valuation of the conversion feature of each tranche of the convertible debenture, using the Black Scholes pricing model on the date of each note:

                                3/15/2007       4/16/2007       5/15/2007      6/12/2007
                                 Tranche         Tranche         Tranche        Tranche
                              -------------   -------------   -------------  ------------
Approximate risk free rate         4.47%           4.80%           4.87%         5.13%
Average expected life             3 years         3 years         3 years       3 years
Dividend yield                       0%              0%              0%            0%
Volatility                        182.97%         193.30%         193.30%       235.23%
Estimated fair value
  of conversion feature
  on date of notes              $ 237,789        $ 218,638       $ 218,638     $ 214,099
Estimated fair value
  of conversion feature
  as of August 31, 2007         $ 228,297        $ 210,565       $ 211,167     $ 211,764

The Company recorded the fair value of the conversion feature, aggregate of $889,164, as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received from each tranche, with the excess of $439,164 charged to expense. Amortization expense related to the conversion feature discount for the quarter ended August 31, 2007 was $36,402. Remaining unamortized discount as of that date was $398,931.

        The Company also granted warrants to purchase 9,000,000 shares of common stock in connection with the financing. The warrants are exercisable at $0.06 per share for a period of seven years, and were fully vested. The warrants were originally valued at $443,468 using the Black-Scholes Option Pricing Model with the following weighted-average assumptions used.

                                                       3/15/2007
                                                     -------------
Approximate risk free rate                               4.47%
Average expected life                                   7 years
Dividend yield                                             0%
Volatility                                             182.97%
Number of warrants granted                            9,000,000
Estimated fair value of total warrants granted        $ 443,468

INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

        The warrants were revalued as of the date of this report at a value of $538,320 using the Black-Scholes Option Pricing Model. For the quarter ended August 31, 2007, the Company has reported $179,302 in other expense related to changes in its derivative liability associated with these warrants.

July 30, 2007 Callable Secured Convertible Note ($110,000 Convertible Debt)

On July 30, 2007, the Company issued a callable secured convertible note in the amount of $110,000. This note was issued under the same terms as the 6% $450,000 Convertible Debt above (the March 15, 2007 Securities Purchase Agreement).

The issuance cost of $10,000 incurred in connection with the convertible note is deferred and being amortized to interest expense over the life of the note.

The Company is accounting for the conversion option in the debenture as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received from the note, with any excess charged to interest and financing expense. The discount is being amortized over the life of the note using the interest method.

The following tables describe the valuation of the conversion feature of the convertible debenture, using the Black Scholes pricing model on the date of the note:

                                7/30/2007
                              -------------
Approximate risk free rate         4.57%
Average expected life             3 years
Dividend yield                       0%
Volatility                        236.86%
Estimated fair value
  of conversion feature
  on date of notes              $ 214,244
Estimated fair value
  of conversion feature
  as of August 31, 2007         $ 212,517

The Company recorded the fair value of the conversion feature at $214,244, as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received, with the excess of $104,244 charged to expense. Amortization expense related to the conversion feature discount for the quarter ended August 31, 2007 was $3,215. Remaining unamortized discount as of that date was $106,785.

EVENTS OF DEFAULT UNDER NOTE AGREEMENTS

The Company has committed various acts which constitute events of default under its Securities Agreements dated July 25, 2006, and March 15, 2007 (and the notes thereunder with a total principal balances of $2,060,000). The Company has received assurance from counsel for the investors that the investors have not placed the Company in default under the notes and therefore the Company does not consider itself in default. There can be no assurance that the investors will not declare a default in the future. Should such notice of default be received by the Company, its liabilities would increase dramatically due to the penalties, reset provisions, and other damages specified in the transaction documents. The increase in liabilities attributed to a notice of default under the transaction documents could exceed the Company's current market capitalization and affect negatively on its financial condition by $7-13 million dollars. The debentures are collateralized by the Company's assets and, in the event if the Company is unable to repay or restructure these debentures when required, there is no assurance that the holders of the debentures will not institute legal proceedings to recover the amounts owed including foreclosure on the Company's assets.


DERIVATIVE LIABILITIES

In accordance with EITF 00-19, the conversion feature of each convertible debenture and the stock warrants issued in conjunction with convertible debentures have been included as long-term liabilities and were originally valued at fair value at the date of issuance. As a liability, the convertible features and the stock warrants are revalued each period until and unless the debt is converted. As of August 31, 2007, the fair values of the conversion feature and the stock warrants aggregated to $5,799,375. The Company recorded expense of $573,779 related to the change in fair value from the last date of valuation of the convertible debt to August 31, 2007. This amount is recorded as "Change in Derivative Liabilities" a component of other income in the accompanying consolidated statement of operations. If the debt is converted prior to maturity, the carrying value will be transferred to equity.

INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NONEMPLOYEE OPTIONS

The Company has accounted for options granted to nonemployees in accordance with FAS 123. Under FAS 123, the option award is based on the fair market value of the underlying security based on the Black-Scholes Pricing Model, less the option price.


NOTE 6 - PREFERRED STOCKS

On December 7, 2005, the Company had a reverse stock split of 3 to 1 for all issued and outstanding preferred shares and converted all classes of preferred shares into Series A preferred stock. The Company is authorized to issue 40,000,000 shares of no par value Series A preferred stock. As of August 31, 2007, the Company had 16,078,991 shares of preferred stock Series A issued and outstanding. No dividends shall accrue or be payable on the Series A preferred stocks. The Company has the right to redeem each share of Series A preferred stock for $1; however, there is no obligation for this redemption. Each share of Series A preferred stock is entitled to vote on all matters with holders of the common stock; however, each Series A preferred stock is entitled to 1 vote. Each share of Series A preferred stock is convertible, at the option of the holder and subject to a 65 day written notice to the Company, at any time after the date of the issuance into 1 share of fully paid and non-assessable share of common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A preferred stock shall be entitled to be paid $1 per share before any payments or distribution of assets of the Company to the holders of the common stock or any other equity securities of the Company.

During the quarter ending August 31, 2007, holders of the Company's Series A preferred stock converted 500,000 shares of their Series A preferred stock into 500,000 shares of the Company's common stock.

On May 21, 2006, the Company and a subscriber entered into an Investment Contract (the "Contract") in which the subscriber agreed to purchase 3 million shares of the Company's restricted series A preferred shares at a price of $0.0733 per share or $220,000. Under the Contract, these shares are to be registered by the Company on Form SB-2. Such registration has not occurred. As of August 31, 2007, all 3 million shares of restricted series A preferred shares were issued and a subscription receivable of $220,000 was recorded against the Company's equity.

NOTE 7 - COMMON STOCK

On October 31, 2005, the Board approved a reverse split to reduce the authorized common shares to 100 million and also approved the reverse split of 40 to 1 outstanding and issued common shares; the effective date was on December 7, 2005. The accompanying consolidated financial statements reflect the reverse stock split.

On June 15, 2007, the Company entered into an Investment Contract with an existing shareholder to purchase 2,500,000 shares of its restricted common stock for a price of $50,000 ($0.02 per share). The purchase price was payable in full on or before September 15, 2007. The Investor paid $5,000 as of August 31, 2007. The remaining $45,000 has been booked as a stock subscription receivable. The remaining $45,000 was paid in September of 2007.


NOTE 8 - NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

                                                    For the three months ended
                                                           August 31,
                                                ---------------------------------
                                                     2007              2006
     Numerator:
       Net Loss                                  $(1,377,336)      $(2,766,114)
     Denominator:
       Weighted Average Number of Shares          37,766,443        22,207,208
                                             ---------------    ---------------
     Net loss per share-Basic and Diluted    $         (0.04)       $    (0.12)

INGEN TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8 - NET LOSS PER SHARE (CONTINUED)

As the Company incurred a net loss for the three months ended August 31, 2007 and 2006, it has excluded from the calculation of diluted net loss per share approximately 121,162,326 and 26,083,333 shares, respectively. These shares represent the Series A preferred stock, outstanding warrants and assume that all convertible notes could be converted at the market price as of August 31, 2007 and 2006, respectively.


NOTE 9 - SEGMENT INFORMATION

SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" requires that a publicly traded company must disclose information about its operating segments when it presents a complete set of financial statements. Since the Company has only one segment detailed information of the reportable segment is not presented.


NOTE 10 - RELATED PARTY TRANSACTIONS

The Company had notes payable to its CEO, Scott Sand, in the amounts of $92,829 and $6,886 as of August 31, 2007 and 2006, respectively. Interest on the loan was accrued at 6% for the quarter ended August 31, 2006. The bulk of the balance due as of August 31, 2007 was a result of business expenses paid by Mr. Sand on his personal credit cards. The Company will record interest in the amount of finance charges on the credit cards. The related accrued interest of $4,988 is included in the note balance as of August 31, 2007. In addition to the note amounts, the Company also has accrued salary expense payable to Mr. Sand in the amounts of $163,356 and $112,000 as of August 31, 2007 and 2006, respectively.

NOTE 11 - LEASE OBLIGATION

The Company leases its administrative office under a two unsecured leases agreement which expire on April 1, 2008 and December 31, 2009. The Company also maintains a corporate office under a month-to-month lease agreement. As of August 31, 2007, the remaining lease obligation is as follows:

                     Year Ending                Lease
                               May 31, Obligation
                   ---------------------------------------
                         2008                $      9,200
                         2009                       9,300
                         2010                       5,425
                                             ------------
                                             $     23,925
                                             ============

The total rent expense for the quarter ended August 31, 2007 was $7,850.

NOTE 12 - INTANGIBLE ASSETS

The Company has recorded patents at a cost of $67,345. This represents legal costs of filing for patents and the purchase of the exclusive rights for a patent with common stock valued at $60,000.


NOTE 13 - GUARANTEES

The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnifications to purchasers of the Company's businesses or assets; and (ii) certain agreements with the Company's officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship.

The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its balance sheet as of August 31, 2007.